$58,000,000

CREDIT AGREEMENT

DATED AS OF SEPTEMBER 8, 2000

AMONG

SUNRISE MEDICAL, INC.,
as Borrower,

THE LENDERS LISTED HEREIN,
as Lenders,

and

BANKERS TRUST COMPANY,
as Agent

TABLE OF CONTENTS

Section 1.	DEFINITITONS
1.1	Certain Defined Term
1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement
1.3	Other Definitional Provisions

Section 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS
2.1	Commitments; Making of Loans; the Register; Notes
2.2	Interest on the Loans
2.3	Fees
2.4	Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty
2.5	Use of Proceeds
2.6	Special Provisions Governing Eurodollar Rate Loans
2.7	Increased Costs; Taxes; Capital Adequacy
2.8	Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate
2.9	Replacement of a Lender
2.10	Collection, Deposit and Transfer of Payments in Respect of Accounts

Section 3.	LETTERS OF CREDIT
3.1	Issuance of Letters of Credit and Lenders' Purchase of Participations Therein
3.2	Letter of Credit Fees
3.3	Drawings and Reimbursement of Amounts Drawn Under Letters of Credit
3.4	Obligations Absolute
3.5	Indemnification; Nature of Issuing Lenders' Duties

Section 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT
4.1	Conditions to Initial Revolving Loans
4.2	Conditions to All Loans
4.3	Conditions to Letters of Credit

Section 5.	COMPANY'S REPRESENTATIONS AND WARRANTIES
5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries
5.2	Authorization of Borrowing, etc.
5.3	Financial Condition
5.4	No Material Adverse Change; No Restricted Junior Payments
5.5	Title to Properties; Liens; Real Property
5.6	Litigation; Adverse Facts
5.7	Payment of Taxes
5.8	Performance of Agreements; Materially Adverse Agreements; Material Contracts
5.9	Governmental Regulation
5.10	Securities Activities
5.11	Employee Benefit Plans
5.12	Certain Fees
5.13	Environmental Protection
5.14	Employee Matters
5.15	Solvency
5.16	Matters Relating to Collateral
5.17	Disclosure

Section 6.	COMPANY'S AFFIRMATIVE COVENANTS
6.1	Financial Statements and Other Reports
6.2	Existence, etc.
6.3	Payment of Taxes and Claims; Tax
6.4	Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds
6.5	Inspection; Lender Meeting
6.6	Compliance with Laws, etc.
6.7	Company's Remedial Action Regarding Hazardous Materials
6.8	Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date

Section 7.	COMPANY'S NEGATIVE COVENANTS
7.1	Indebtedness
7.2	Liens and Related Matters
7.3	Investments; Acquisitions
7.4	Contingent Obligations
7.5	Restricted Junior Payments
7.6	Minimum Consolidated Adjusted EBITDA
7.7	Restriction on Fundamental Changes; Asset Sales
7.8	Maximum Consolidated Adjusted Capital Expenditures
7.9	Deposit Accounts
7.10	Sales and Lease-Backs
7.11	Sale or Discount of Receivables
7.12	Transactions with Shareholders and Affiliates
7.13	Disposal of Subsidiary Stock
7.14	Conduct of Business
7.15	Amendments of Documents Relating to Certain Indebtedness
7.16	Fiscal Year

Section 8.	EVENTS OF DEFAULT
8.1	Failure to Make Payments When Due
8.2	Default in Other Agreements
8.3	Breach of Certain Covenants
8.4	Breach of Warranty
8.5	Other Defaults Under Loan Documents
8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.
8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.
8.8	Judgments and Attachments
8.9	Dissolution
8.10	Employee Benefit Plans
8.11	Change in Control
8.12	Invalidity of Subsidiary Guaranty
8.13	Failure of Security

Section 9.	AGENT
9.1	Appointment
9.2	Powers and Duties; General Immunity
9.3	Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness
9.4	Right to Indemnity
9.5	Successor Agent
9.6	Collateral Documents and Guaranties
9.7	Agent May File Proofs of Claim

Section 10.	MISCELLANEOUS
10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit
10.2	Expenses
10.3	Indemnity
10.4	Set-Off; Security Interest in Deposit Accounts
10.5	Ratable Sharing
10.6	Amendments and Waivers
10.7	Independence of Covenants
10.8	Notices
10.9	Survival of Representations, Warranties and Agreements
10.10	Failure or Indulgence Not Waiver; Remedies Cumulative
10.11	Marshalling; Payments Set Aside
10.12	Severability
10.13	Obligations Several; Independent Nature of Lenders' Rights
10.14	Headings
10.15	Applicable Law
10.16	Construction of Agreement
10.17	Consent to Jurisdiction and Service of Process
10.18	Waiver of Jury Trial
10.19	Confidentiality
10.20	Counterparts; Effectiveness

EXHIBITS

I	FORM OF NOTICE OF BORROWING
II	FORM OF NOTICE OF CONVERSION/CONTINUATION
III	FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT
IV	FORM OF REVOLVING NOTE
V	FORM OF SUBSIDIARY GUARANTY
VI	FORM OF COMPLIANCE CERTIFICATE
VII	FORM OF SUBORDINATION PROVISIONS
VIII	FORM OF BORROWING BASE CERTIFICATE
IX	FORM OF OPINION OF LATHAM & WATKINS
X	FORM OF OPINION OF O'MELVENY & MYERS
XI	FORM OF ASSIGNMENT AGREEMENT
XII FORM OF BLOCKED ACCOUNT AGREEMENT
XIII FORM OF COLLATERAL ACCESS AGREEMENT
XIV FORM OF LOCK BOX AGREEMENT
XV FORM OF SECURITY AGREEMENT

SCHEDULES

1.1	RESTRUCTURING CHARGES AND RESTRUCTURING CAPITAL EXPENDITURES
2.1	LENDERS' COMMITMENTS AND PRO RATA SHARES
4.1C	CORPORATE, CAPITAL AND OWNERSHIP STRUCTURE
5.1	SUBSIDIARIES OF COMPANY
5.5	REAL PROPERTY ASSETS
5.6	LITIGATION
5.11	CERTAIN EMPLOYEE BENEFIT PLANS
5.13	ENVIRONMENTAL MATTERS
7.1	CERTAIN EXISTING INDEBTEDNESS
7.2	CERTAIN EXISTING LIENS
7.3	CERTAIN EXISTING INVESTMENTS
7.4	CERTAIN CONTINGENT OBLIGATIONS

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of September 8, 2000 and entered into by and among SUNRISE MEDICAL, INC., a Delaware corporation ("Company"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "Lender" and collectively as "Lenders"), and BANKERS TRUST COMPANY ("BTCo"), as agent for Lenders (in such capacity, "Agent").

R E C I T A L S

WHEREAS, Company desires that Lenders extend certain credit facilities to Company to provide financing for (i) refinancing certain of Company's and its Subsidiaries' existing indebtedness in the approximate aggregate principal amount of $41,000,000, and (ii) possible refinancing of certain other indebtedness and working capital and other general corporate purposes of Company and its Subsidiaries;

WHEREAS, Company has agreed to secure its Obligations hereunder and under the other Loan Documents by granting to Agent for the benefit of Lenders a first priority Lien on substantially all of its Domestic Accounts and Domestic Inventory; and

WHEREAS, the Domestic Subsidiaries of Company have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Agent for the benefit of Lenders a first priority Lien on substantially all of their Accounts and Inventory.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders and Agent agree as follows:

Section 1. DEFINITIONS

1.1 Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

"Account" means, with respect to any Person, all present and future rights of such Person to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether now existing or hereafter arising and wherever arising, and whether or not they have been earned by performance.

"Acquisition Subordinated Debt" has the meaning assigned that term in the definition of "Subordinated Indebtedness."

"Adjusted Eurodollar Rate" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the offered quotation (rounded upward to the nearest 1/16 of one percent) to first class banks in the interbank Eurodollar market by BTCo for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of BTCo for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 12:00 Noon (New York City time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

"Adjusted Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (i) the Revolving Loan Exposure of that Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders other than Daily Funding Lender.

"Affected Lender" has the meaning assigned to that term in subsection 2.6C.

"Affected Loans" has the meaning assigned to that term in subsection 2.6C.

"Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

"Affiliated Fund" means, with respect to any Lender, a fund that invests in commercial loans and is managed by the same investment advisor as such Lender, an Affiliate of such Lender or by an Affiliate of the same investment advisor as such Lender.

"Agent" has the meaning assigned to that term in the introduction to this Agreement, and, with respect to the issuance of any Letter of Credit and so long as BTCo serves as Agent hereunder, includes any Affiliates of BTCo (including, without limitation, Deutsche Bank AG) acting as an Issuing Lender, and also means and includes any successor Agent appointed pursuant to subsection 9.5.

"Agreement" means this Credit Agreement dated as of September 8, 2000, as it may be amended, supplemented or otherwise modified from time to time.

"Asset Sale" means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiaries of (i) any of the stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business and (b) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $100,000 or less).

"Assignment Agreement" means an Assignment Agreement in substantially the form of Exhibit XI annexed hereto.

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

"Base Rate" means, at any time, the higher of (x) the Prime Rate or (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

"Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

"Base Rate Margin" means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

"Blocked Account Agreement" means the Blocked Account Agreement executed and delivered by a Concentration Bank, Agent and the applicable Loan Party, substantially in the form of Exhibit XII annexed hereto, as such Blocked Account Agreement may be amended, supplemented or otherwise modified from time to time, and "Blocked Account Agreements" means all such Blocked Account Agreements, collectively.

"Borrowing Base" means, as at any date of determination, an aggregate amount equal to:

(i) seventy-five percent (75%) of Eligible Accounts Receivable plus

(ii) fifty percent (50%) of Eligible Inventory up to a maximum amount for all such Eligible Inventory equal to thirty percent (30%) of the Total Utilization of Revolving Loan Commitments plus

(iii) one hundred percent (100%) of the face amount of any certificate of deposit constituting a Cash Equivalent investment which certificate of deposit is pledged to Agent for the benefit of Lenders under the Security Agreement minus

(iv) the aggregate amount of reserves, if any, established by Agent in the exercise of its Permitted Discretion against Eligible Accounts Receivable and Eligible Inventory;

provided that Agent, in the exercise of its Permitted Discretion, may (a) increase or decrease reserves against Eligible Accounts Receivable and Eligible Inventory and (b) reduce the advance rates provided in this definition, or restore such advance rates to any level equal to or below the advance rates in effect as of the Closing Date.

"Borrowing Base Certificate" means a certificate substantially in the form of Exhibit VIII annexed hereto delivered to Lenders by Company pursuant to subsection 4.1 or subsection 6.1(xviii).

"BTCo" has the meaning assigned to that term in the introduction to this Agreement.

"BTCo Account" means an account maintained by Agent at BTCo into which the applicable Concentration Banks are instructed to transfer funds on deposit in the applicable Concentration Accounts pursuant to the terms of the applicable Blocked Account Agreement, if any.

"BT Concentration Account" means an account under the exclusive dominion and control of Agent that is maintained by any Loan Party with BTCo into which the applicable Lock Box Banks are instructed to transfer funds on deposit in the Lock Box Accounts pursuant to the terms of the Lock Box Agreements.

"Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or California or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close; provided that, with respect to any Letter of Credit, "Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the state where the Issuing Lender is domiciled or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

"Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

"Cash" means money, currency or a credit balance in a Deposit Account.

"Cash Equivalents" means, as at any date of determination, (a) marketable securities (1) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (2) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Services ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (d) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (1) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (e) shares of any money market mutual fund that (1) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (2) has net assets of not less than $500,000,000, and (3) has the highest rating obtainable from either S&P or Moody's; (f) investment grade securities maturing within one year after such date; and (g) overnight repurchase agreements maturing within one year after such date.

"Cash Management Triggering Event" means that either (x) an Event of Default has occurred or (y) Excess Availability as reflected on Company's latest Borrowing Base Certificate delivered pursuant to subsection 6.1(xviii) exceeds the Total Utilization of Revolving Loan Commitments by less than $3,000,000.

"Closing Date" means the date on or before September 15, 2000 on which the initial Loans are made.

"Collateral" means, collectively, all of the personal property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

"Collateral Access Agreement" means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgement agreement of any landlord or mortgagee in respect of any Real Property Asset where any Inventory is located or any warehouseman or processor in possession of Inventory, substantially in the form of Exhibit XIII annexed hereto, with such changes thereto as may be agreed to by Agent.

"Collateral Account" has the meaning assigned to that term in the Security Agreement.

"Collateral Documents" means the Security Agreement, the Blocked Account Agreements, the Collateral Access Agreements, the Lock Box Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Agent, on behalf of Lenders, a Lien on any personal property of that Loan Party as security for the Obligations.

"Commercial Letter of Credit" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

"Commitments" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

"Company" has the meaning assigned to that term in the introduction to this Agreement.

"Compliance Certificate" means a certificate substantially in the form of Exhibit VI annexed hereto delivered to Agent and Lenders by Company pursuant to subsection 6.1(iv).

"Concentration Accounts" means, collectively, the BT Concentration Accounts and the Other Bank Concentration Accounts.

"Concentration Bank" means BTCo or any commercial bank satisfactory to Agent at which any Loan Party maintains a Concentration Account.

"Consolidated Adjusted Capital Expenditures" means, for any period, Consolidated Capital Expenditures minus Restructuring Capital Expenditures; provided, however that the Restructuring Capital Expenditures deducted from Consolidated Capital Expenditures in any Fiscal Year shall not exceed (i) for the Fiscal Year ending on or about June 30, 2001, $5,400,000, (ii) for the Fiscal Year ending on or about June 30, 2002, (a) $16,600,000 minus (b) the amount of Restructuring Capital Expenditures deducted from Consolidated Capital Expenditures for the Fiscal Year ending on or about June 30, 2001; (iii) for the Fiscal Year ending on or about June 30, 2003, (a) $17,400,000 minus (b) the amount of Restructuring Capital Expenditures deducted from Consolidated Capital Expenditures for the Fiscal Years ending on or about June 30, 2001 and June 30, 2002; and (iv) for the Fiscal Year ending on or about June 30, 2004, (a) $17,400,000 minus (b) the amount of Restructuring Capital Expenditures deducted from Consolidated Capital Expenditures for the Fiscal Years ending on or about June 30, 2001, June 30, 2002 and June 30, 2003.

"Consolidated Adjusted EBITDA" means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated EBITDA, (ii) income attributable to interest earned on Cash and Cash Equivalents held by Company and its Subsidiaries, (iii) to the extent deducted in determining Consolidated Net Income for such period, rental expense attributable to the sale and leaseback after the Closing Date of any Facility of Company or any of its Subsidiaries, which sale and leaseback is permitted under subsection 7.10, (iv) to the extent deducted in determining Consolidated Net Income for such period but not in excess of an aggregate $1,500,000 for all periods, expenses attributable to any unconsummated sale, merger, or transfer of Project Alpha and Project Beta, as those terms are defined in a letter to Agent dated as of the date hereof, (v) to the extent deducted in determining Consolidated Net Income for such period, any fees, expenses and charges related to acquisitions and mergers of Company and its Subsidiaries incurred not later than one year after the Closing Date, whether consummated or unconsummated, and (vi) to the extent deducted in determining Consolidated Net Income for such period, any Restructuring Charges; provided however that the Restructuring Charges of Company and its Subsidiaries included in Consolidated Adjusted EBITDA in any Fiscal Year pursuant to this clause (vi) shall not exceed (i) for the Fiscal Year ending on or about June 30, 2001, $27,000,000, (ii) for the Fiscal Year ending on or about June 30, 2002, (a) $44,000,000 minus (b) the amount of Restructuring Charges included in Consolidated Adjusted EBITDA for the Fiscal Year ending on or about June 30, 2001; (iii) for the Fiscal Year ending on or about June 30, 2003, (a) $57,700,000 minus (b) the amount of Restructuring Charges included in Consolidated Adjusted EBITDA for the Fiscal Years ending on or about June 30, 2001 and June 30, 2002; and (iv) for Fiscal Year ending on or about June 30, 2004, (a) $57,700,000 minus (b) the amount of Restructuring Charges included in Consolidated Adjusted EBITDA for all prior Fiscal Years ending on or about June 30, 2001 and thereafter.

"Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items, net of immaterial disposals, as reflected in the consolidated statement of cash flows of Company and its Subsidiaries.

"Consolidated EBITDA" means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, and (vi) other non-cash items deducted in the calculation of Consolidated Net Income (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less other non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

"Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in subsection 2.3 payable to Agent and Lenders on or before the Closing Date.

"Consolidated Leverage Ratio" means, as at any date, the ratio of (a) Consolidated Total Debt as at such date to (b) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on the last day of the most recently ended Fiscal Quarter.

"Consolidated Net Income" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

"Consolidated Total Debt" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

"Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

"Contractual Obligation", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

"Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

"Daily Funding Lender" means Agent, in its individual capacity as a Lender hereunder.

"Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

"Dollars" and the sign "$" mean the lawful money of the United States of America.

"Domestic Account" means an Account arising in a sale made in and to an account debtor located in the United States of America.

"Domestic Inventory" means Inventory held in the United States of America.

"Domestic Subsidiary" means a direct or indirect Subsidiary of Company that is incorporated or organized under the laws of a state of the United States of America.

"Dominant Domestic Subsidiary" means, with respect to any Person, a Domestic Subsidiary of such Person and such Person owns not less than 80% of the voting stock of such Domestic Subsidiary.

"Eligible Accounts Receivable" means, with respect to Company and Company's Domestic Subsidiaries which are Loan Parties, Domestic Accounts of such Loan Party deemed by Agent in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, the face amount of such Accounts shall be reduced by the amount of all credit memo reserves, promissory notes, chargebacks, returns, discounts (except for secondary cash discounts), deductions, sales taxes, claims, credits, charges, or other allowances. Unless otherwise approved in writing by Agent, an Account shall not be an Eligible Account Receivable if:

(a) it arises out of a sale made by such Loan Party to an Affiliate, including without limitation intra/intercompany receivables and employee/sales person receivables; or

(b) its payment terms are longer than 120 days from date of invoice; or

(c) it is unpaid (i) more than 60 days after the original payment due date on payment terms of 90 days or less from date of invoice, or (ii) more than 30 days after the original payment due date on payment terms of 120 days from date of invoice; or

(d) it is from the same account debtor or its Affiliate and fifty percent (50%) or more of all Accounts from that account debtor (and its Affiliates) are ineligible under (c) above; or

(e) the account debtor for such Account is a creditor of such Loan Party, has or has asserted a right of setoff against such Loan Party, or has disputed its liability or otherwise has made any claim with respect to such Account or any other Account which has not been resolved, in each case to the extent of the amount owed by such Loan Party to such account debtor, the amount of such actual or asserted right of setoff, or the amount of such dispute or claim, as the case may be; or

(f) the account debtor is (or its assets are) the subject of an Insolvency Event; or

(g) such Account is not payable in Dollars or the account debtor for such Account is located outside the United States unless such Account is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance and issuer) and assigned to and directly drawable by Agent; or

(h) the sale to the account debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

(i) Agent determines pursuant to its Permitted Discretion by its own credit analysis that collection of such Account is uncertain or that such Account may not be paid; or

(j) the Account consists of a right to payment of Medicare or Medicaid claims; or the account debtor is the United States of America, or any department, agency or instrumentality thereof unless the applicable Loan Party duly assigns its rights to payment of such Account to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sections 3727 et seq.); or

(k) the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor, the services giving rise to such Account have not been performed and accepted, or such Account otherwise does not represent a final sale; or

(l) such Account does not comply with all Requirements of Law, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or

(m) such Account is subject to any adverse security deposit, progress payment or other similar advance made by or for the benefit of the applicable account debtor; or

(n) it is not subject to a valid and perfected first priority Lien in favor of Agent or does not otherwise conform to the representations and warranties contained in the Loan Documents; or

(o) when aggregated with all other accounts of an account debtor, such Account exceeds 10% in face value of all Accounts of the Loan Parties, taken as a whole, then outstanding, but only to the extent of such excess, unless such excess is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance and issuer) and assigned to and directly drawable by Agent; or

provided that Agent, in the exercise of its Permitted Discretion, may impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in this definition; and provided further that unless otherwise approved by Agent, Company and its Subsidiaries will continue to extend payment terms on Accounts in accordance with their usual and customary practices as in effect on the date of this Agreement.

"Eligible Assignee" means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that is reasonably acceptable to Company and Agent; and (B) any Lender, any Affiliate of any Lender and any Affiliated Fund of any Lender; provided that neither Company nor any Affiliate of Company shall be an Eligible Assignee.

"Eligible Inventory" means, with respect to Company and Company's Domestic Subsidiaries which are Loan Parties, the aggregate amount of Domestic Inventory of such Loan Party deemed by Agent in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with such Loan Party's current and historical accounting practice and shall be net of all freight, duty and brokerage charges and all reserves related thereto, including without limitation reserves for obsolete inventory, inventory shrinkage, samples, inter-company profits, revaluations, small components, LIFO reserves, favorable PPV reserves and other miscellaneous reserves. Unless otherwise approved in writing by Agent, an item of Inventory shall not be included in Eligible Inventory if:

(a) it is not owned solely by such Loan Party or such Loan Party does not have good, valid and marketable title thereto; or

(b) it is not located in the United States (but "Eligible Inventory" shall include "in transit" inventory inside the United States); or

(c) it consists of goods on consignment; it is not located on, or in transit in the United States to, property owned or leased by such Loan Party or in a contract warehouse (but not including any such goods being held by any customs authorities), in each case subject to a Collateral Access Agreement executed by any applicable mortgagee, lessor or contract warehouseman, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; or

(d) it is not subject to a valid and perfected first priority Lien in favor of Agent except, with respect to Inventory stored at sites described in clause (c) above, for Liens for unpaid rent or normal and customary warehousing charges; or

(e) it consists of goods returned or rejected by such Loan Party's customers or goods in transit to third parties (other than goods in transit in the United States to warehouse sites covered by a Collateral Access Agreement, but not including any such goods being held by any customs authorities); or

(f) it is not first-quality goods, is obsolete or slow moving, or does not otherwise conform to the representations and warranties contained in the Loan Documents; or

(g) it consists of unreconciled items between the stock status report and the general ledger or it consists of reconciled differences between the general ledger and perpetual; or

(h) it consists of sample inventory or promotional materials and literature;

provided that Agent, in the exercise of its Permitted Discretion, may impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in this definition.

"Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

"Environmental Claim" means any investigation, written notice, written notice of violation, claim, action, suit, proceeding, written demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

"Environmental Laws" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of Government Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

"ERISA Affiliate" means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

"ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

"Eurodollar Rate Loans" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

"Eurodollar Rate Margin" means the margin over the Adjusted Eurodollar Rate used in determining the rate of interest of Eurodollar Rate Loans pursuant to subsection 2.2A.

"Event of Default" means each of the events set forth in Section 8.

"Excess Availability" means, as at any date of determination, an aggregate amount equal to:

(i) seventy-five percent (75%) of Eligible Accounts Receivable plus

(ii) fifty percent (50%) of Eligible Inventory;

provided that if Agent, in the exercise of its Permitted Discretion, changes the advance rates provided for above pursuant to the definition of "Borrowing Base", the advance rates provided for above will be correspondingly amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

"Facilities" means all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) and related facilities now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries.

"Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

"Financial Plan" has the meaning assigned to that term in subsection 6.1(xii).

"First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien has priority over any other Lien on such Collateral and (ii) such Lien is the only Lien (other than Permitted Encumbrances and Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

"Fiscal Month" means a fiscal month of any Fiscal Year.

"Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

"Fiscal Year" means the 52 or 53 week period of Company and its Subsidiaries ending on the Friday closest to June 30 of each calendar year.

"Funding and Payment Office" means (i) the office of Agent located at 130 Liberty Street, New York, New York 10006, or (ii) such other office of Agent as may from time to time hereafter be designated as such in a written notice delivered by Agent to Company and each Lender.

"Funding Date" means the date of the funding of a Loan.

"GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

"Governing Body" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

"Government Authority" means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

"Governmental Authorization" means any permit, license, registration, authorization, plan, directive, consent order or consent decree of or from, or notice to, any Government Authority.

"Guaranties" means the Subsidiary Guaranty.

"Guarantor" means, at any time, any of Company's Domestic Subsidiaries that is then a party to the Subsidiary Guaranty.

"Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

"Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

"Hedge Agreement" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

"Hedge Exposure" means the amount of the credit exposure under a Hedge Agreement with any Lender as determined by Agent in accordance with its usual and customary practices for evaluating such credit risk.

"Inactive Subsidiary" means any Subsidiary of Company that does not engage in any significant business activity or own any asset or assets (including capital stock of another Person) with an aggregate fair market value in excess of $25,000 or generate revenues in excess of $25,000 annually and does not have any Subsidiary other than an Inactive Subsidiary; provided that neither the aggregate assets owned nor the aggregate revenues generated by all Inactive Subsidiaries shall exceed $50,000.

"Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than trade or other accounts payable incurred in the ordinary course of business in accordance with customary terms and historical practices), (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA, and other than trade or other accounts payable incurred in the ordinary course of business in accordance with customary terms and historical practices), and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person but only to the extent such indebtedness is included as a liability on the balance sheet of such Person in accordance with GAAP. Obligations under Interest Rate Agreements and Currency Agreements constitute (X) in the case of Hedge Agreements, Contingent Obligations, and (Y) in all other cases, Investments, and in neither case constitute Indebtedness.

"Indemnitee" has the meaning assigned to that term in subsection 10.3.

"Insolvency Event" means, with respect to any Person, the occurrence of any of the events described in subsection 8.6 or 8.7; provided that, solely for purposes of this definition, any references to Company or any of its Subsidiaries in subsection 8.6 or 8.7 shall be deemed to be a reference to such Person.

"Insolvency Laws" means the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in the United States of America or any state thereof.

"Intellectual Property" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

"Interest Payment Date" means (i) with respect to any Base Rate Loan, the first Business Day of each calendar month, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of six months "Interest Payment Date" shall also include the date that is three months after the commencement of such Interest Period.

"Interest Period" has the meaning assigned to that term in subsection 2.2B.

"Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

"Interest Rate Determination Date" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

"Inventory" means, with respect to any Person, all goods, merchandise and other personal property which are held by such Person for sale or lease, work in process and all raw materials to be used or consumed in the production or manufacture of all such goods, merchandise and other property held for sale or lease by such Person, excluding sample items and those held for display or demonstration and literature and promotional materials.

"Investment" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary (other than a redemption, retirement, purchase or other acquisition that is made pro rata among (x) Company and its Subsidiaries and (y) the other owners of such Subsidiary), (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than a wholly-owned Subsidiary of Company that is a party to the Subsidiary Guaranty), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

"Issuing Lender" means, with respect to any Letter of Credit, the Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii); provided that any Issuing Lender may be an Affiliate of BTCo (including, without limitation, Deutsche Bank AG) so long as (i) BTCo is a Lender under this Agreement and (ii) such Affiliate shall have executed a counterpart of this Agreement on or prior to the date of any issuance of any Letter of Credit by such Affiliate.

"Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

"Lender" and "Lenders" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term "Lenders" shall include BTCo as an Issuing Lender unless the context otherwise requires; provided that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

"Letter of Credit" or "Letters of Credit" means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 3.1.

"Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company.

"Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest other than any agreement not otherwise prohibited by this Agreement not intended to create a lien but including language permitting recharacterization as such if such intention is disregarded) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

"Loan" or "Loans" means one or more of the Revolving Loans.

"Loan Documents" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Guaranties and the Collateral Documents.

"Loan Parties" means any of Company or any Subsidiary of Company executing a Loan Document.

"Lock Box" means a lockbox maintained by any Loan Party pursuant to arrangements satisfactory to Agent.

"Lock Box Account" means a Deposit Account under the exclusive dominion and control of Agent that is maintained by any Loan Party with a Lock Box Bank pursuant to a Lock Box Agreement.

"Lock Box Agreement" means a Lock Box Agreement executed and delivered by a Lock Box Bank, Agent and the applicable Loan Party, substantially in the form of Exhibit XIV annexed hereto, as such Lock Box Agreement may be amended, supplemented or otherwise modified from time to time, and "Lock Box Agreements" means all such Lock Box Agreements, collectively.

"Lock Box Bank" means any commercial bank satisfactory to Agent at which any Loan Party maintains a Lock Box Account.

"Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

"Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries, taken as a whole, (ii) the material impairment of the ability of Company or any of its Significant Subsidiaries to perform, or of Agent or Lenders to enforce, the Obligations, or (iii) a material adverse effect on the value of the Collateral or the amount which Agent or Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral.

"Material Contract" means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect.

"Multiemployer Plan" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

"Net Insurance/Condemnation Proceeds" means any Cash payments or proceeds received by Company or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof.

"Non-US Lender" has the meaning assigned to that term in subsection 2.7B(iii)(a).

"Notes" means one or more of the Revolving Notes.

"Notice of Borrowing" means a notice substantially in the form of Exhibit I annexed hereto delivered by Company to Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

"Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

"Obligations" means all obligations of every nature of each Loan Party from time to time owed to Agent, Lenders or any of them under the Loan Documents, whether for principal, interest (including interest accruing on or after the occurrence of an Insolvency Event), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

"Officer" means the president, chief executive officer, a vice president, chief financial officer, general counsel, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the organizational documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

"Officer's Certificate" means, as applied to any Person that is a corporation, partnership, trust or limited liability company, a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

"Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

"Organizational Documents" means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

"Other Bank Concentration Account" means an account under the exclusive dominion and control of Agent that is maintained by any Loan Party with a Bank (other than BTCo) that is satisfactory to Agent pursuant to a Blocked Account Agreement into which the applicable Lock Box Banks are instructed to transfer funds on deposit in the Lock Box Accounts pursuant to the terms of the Lock Box Agreements.

"Overadvance Deposit Account" has the meaning assigned to that term in the Security Agreement.

"PBGC" means the Pension Benefit Guaranty Corporation (or any successor thereto).

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

"Permitted Discretion" means Agent's good faith judgment as to the value of any item of Collateral based upon any factor which it believes in good faith: (i) will or could reasonably be expected to adversely affect the value of any Collateral, the enforceability or priority of Agent's Liens thereon or the amount which Agent and Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to Agent by any Person on behalf of any Loan Party is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving Company or any of the Subsidiary Guarantors or any of the Collateral; or (iv) creates or reasonably could be expected to create a Potential Event of Default or Event of Default. In exercising such judgment, Agent may consider such factors already included in or tested by the definition of Eligible Accounts Receivable or Eligible Inventory, as well as any of the following: (i) the financial and business climate of any Loan Party's industry and general macroeconomic conditions, (ii) changes in collection history and dilution with respect to Loan Parties' Accounts, (iii) changes in demand for, and pricing of, Loan Parties' Inventory, (iv) changes in any concentration of risk with respect to such Accounts or Inventory, and (v) any other factors that change the credit risk of lending to Company on the security of such Accounts or Inventory. The burden of establishing lack of good faith shall be on Company.

"Permitted Encumbrances" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

(i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii) statutory Liens of landlords, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, utilities, deposits made under Hedge Agreements permitted by this Agreement, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v) leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

(vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

(viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries; and

(xii) licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or such Subsidiary.

"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

"Pledged Collateral" means collectively, the "Pledged Collateral" as defined in the Security Agreement.

"Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

"Pricing Certificate" means an Officer's Certificate of Company certifying the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter and setting forth the calculation of such Consolidated Leverage Ratio in reasonable detail, which Officer's Certificate may be delivered to Agent at any time on or after the date of delivery by Company of the Compliance Certificate with respect to the period ending on the last day of such Fiscal Quarter pursuant to subsection 6.1(iv).

"Prime Rate" means the rate that BTCo announces from time to time as its prime lending rate in the United States for Dollar denominated loans, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

"Proceedings" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

"Pro Rata Share" means with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1 or required pursuant to subsection 10.5. The initial Pro Rata Share of each Lender for purposes of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

"Real Property Asset" means, at any time of determination, any interest then owned by any Loan Party in any real property.

"Register" has the meaning assigned to that term in subsection 2.1E.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Reimbursement Date" has the meaning assigned to that term in subsection 3.3B.

"Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Materials through the air, soil, surface water, groundwater or property.

"Request for Issuance of Letter of Credit" means a request in the form of Exhibit III annexed hereto delivered by Company to Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

"Requirement of Law" means (a) the certificates or articles of incorporation, by-laws and other organizational or governing documents of a Person, (b) any law, treaty, rule, regulation or determination of an arbitrator, court or other governmental authority, or (c) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval binding on a Person or any of its property.

"Requisite Lenders" means Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders.

"Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

"Restructuring Capital Expenditures" means Consolidated Capital Expenditures related to the Company's restructuring incurred in connection with transactions with respect to which the related expenses, charges and costs are Restructuring Charges, the projected estimated amounts of which are set forth on Schedule 1.1 hereto.

"Restructuring Charges" means those expenses or charges directly related to the restructuring of the operations of Company and its Subsidiaries, which expenses and charges are properly classified as "restructuring charges" or other similar items reflected in its reports on Forms 10-Q and 10-K (including management discussion and analysis) on a basis consistent with the rules and regulations promulgated by the Securities and Exchange Commission, the projected estimated amounts of which are set forth on Schedule 1.1 attached hereto.

"Revolving Lender" means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

"Revolving Loan Commitment" means the commitment of a Lender to make Revolving Loans to Company pursuant to subsection 2.1A, and "Revolving Loan Commitments" means such commitments of all Lenders in the aggregate.

"Revolving Loan Commitment Termination Date" means April 30, 2004.

"Revolving Loan Exposure" means, with respect to any Revolving Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit.

"Revolving Loans" means the Loans made by Lenders to Company pursuant to subsection 2.1A.

"Revolving Notes" means (i) the promissory notes of Company issued pursuant to subsection 2.1F on the Closing Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Revolving Lenders, in each case substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

"Secured Notes/Mortgages" shall mean the items identified as such in Schedule 7.1.

"Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Security Agreement" means the Security Agreement executed and delivered by Company and the Domestic Subsidiaries (other than any Inactive Subsidiary) on the Closing Date, substantially in the form of Exhibit XV annexed hereto, as such Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

"Senior Note Agreement" means, collectively, the Note Purchase Agreements dated as of October 1, 1997, among Company, the subsidiary guarantors signatory thereto and the various purchasers listed on Schedule A thereto, pursuant to which the Senior Notes were issued, as such Note Purchase Agreement may be amended from time to time to the extent permitted under subsection 7.15.

"Senior Notes" means the $50,000,000 in initial aggregate principal amount of 7.09% Series A Senior Notes due October 28, 2004 of Company and the $50,000,000 in initial aggregate principal amount of 7.25% Series B Senior Notes due October 28, 2007 of Company, in each case issued pursuant to the Senior Note Agreement, as such notes may be amended from time to time to the extent permitted under subsection 7.15.

"Significant Subsidiary" means any subsidiary of a Person which accounts for 5% or more of the assets of such Person and all of its Subsidiaries taken as a whole.

"Solvent" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Standby Letter of Credit" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and (v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; provided that Standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code).

"Subordinated Indebtedness" means any unsecured Indebtedness of Company (other than Indebtedness to any of its Subsidiaries) or, with respect to Acquisition Subordinated Debt, of its Subsidiaries, that is subordinated in right of payment to the Obligations pursuant to (i) with respect to Subordinated Indebtedness incurred in connection with acquisitions permitted by this Agreement ("Acquisition Subordinated Debt"), subordination provisions substantially in the form set forth in Exhibit VII annexed hereto; provided that the principal amount of Acquisition Subordinated Debt incurred in an individual transaction or related transactions shall not exceed $3,000,000 and the aggregate principal amount of all Acquisition Subordinated Debt shall not exceed $10,000,000 at any time outstanding; or (ii) documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Agent and Requisite Lenders.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

"Subsidiary Guarantors" means the Guarantors.

"Subsidiary Guaranty" means the Subsidiary Guaranty executed and delivered by Company's existing Domestic Subsidiaries (other than any Inactive Subsidiary) on the Closing Date and to be executed and delivered by Company's additional Subsidiaries from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit V annexed hereto, as such Subsidiary Guaranty may be amended, supplemented or otherwise modified from time to time.

"SunMed Finance" means SunMed Finance Inc., a Delaware corporation.

"Supplemental Collateral Agent" has the meaning assigned to that term in subsection 9.1B.

"Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) by the United States, any state or other Government Authority with respect to any state, or by any other Government Authority under the laws of which the Lender is organized or has its principal office or maintains its applicable lending office.

"Total Utilization of Revolving Loan Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans made to Company plus (ii) the Letter of Credit Usage with respect to all Letters of Credit issued for the account of Company plus (iii) the amount of any Hedge Exposure with respect to Company.

"Transaction Costs" means the fees, costs and expenses payable by any Loan Party on or before the Closing Date in connection with the transactions contemplated by the Loan Documents.

"UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (ii), (iii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3.

The parties hereto agree that, if any change in GAAP occurs from GAAP as used to prepare the financial statements referred to in subsection 5.3 which affects the calculations necessary to determine compliance with any of the financial covenants in Section 7 of this Agreement, the parties shall negotiate in good faith to adjust the affected financial covenants so as to take into account the relevant accounting changes, provided, however, until any such agreement on adjustments is reached, Company will continue to perform all calculations based on GAAP as it existed at the time the financial statements referred to in subsection 5.3 were prepared.

1.3 Other Definitional Provisions.

A. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

B. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1 Commitments; Making of Loans; the Register; Notes.

A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans described in subsection 2.1A(i).

(i) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The original amount of each Revolving Lender's Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $58,000,000; provided that the Revolving Loan Commitments of Revolving Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B; and provided, further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4A(ii) and 6.4C. Each Revolving Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; provided that each Revolving Lender's Revolving Loan Commitment shall expire immediately and without further action on September 30, 2000 if the initial Revolving Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(i) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the following limitations in the amounts indicated:

(a) in no event shall the sum of the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect;

(b) in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Borrowing Base then in effect;

(c) in no event shall the outstanding Revolving Loans at any time exceed an amount equal to the Revolving Loan Commitments then in effect minus the sum of the Maximum Letter of Credit Usage pursuant to subsection 3.1A(ii) and the amount of any Hedge Exposure; and

(d) so long as the Senior Notes are outstanding, in no event shall the Revolving Lenders be required to make Revolving Loans if the Total Utilization of Revolving Loan Commitments would exceed the limitations on the incurrence of debt contained in Sections 11.3(c) and 11.4 of the Senior Note Agreement.

B. Borrowing Mechanics. Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount; provided that Revolving Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $2,000,000 and multiples of $250,000 in excess of that amount. Whenever Company desires that Lenders make Revolving Loans it shall deliver to Agent a Notice of Borrowing no later than 1:00 P.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. Notwithstanding anything to the contrary herein contained, during the period commencing on and including the Closing Date and ending on the earlier of (i) the date which is 90 days after the Closing Date and (ii) the date on which Agent sends notice to Company indicating that Lenders' primary syndication has been concluded, Company may only request the borrowing of Base Rate Loans or Eurodollar Rate Loans with an Interest Period of one month. In lieu of delivering a Notice of Borrowing, Company may give Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Agent on or before the applicable Funding Date.

Neither Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Daily Funding Lender and/or Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Company shall notify Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

C. Disbursement of Funds.

(i) Subject to this subsection 2.1C and subsection 2.1D, all Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this subsection 2.1C(ii) shall only be effective upon the occurrence of a Cash Management Triggering Event. Upon receipt by Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof) for Revolving Loans that consist of Base Rate Loans and upon satisfaction or waiver of the conditions precedent specified in subsection 4.1 (in the case of Loans made on the Closing Date) and, subject to the provisions set forth in the immediately succeeding paragraph, subsection 4.2 (in the case of all Loans), Daily Funding Lender shall, without prior notice to the other Lenders, make such Revolving Loans for its own account on the applicable Funding Date (subject to settlement with the other Lenders in accordance with subsection 2.1D) by making the proceeds of such Revolving Loans available to Company on such Funding Date by causing an amount of same day funds equal to the proceeds of such Revolving Loans to be credited to the account of Company at the Funding and Payment Office. Such Revolving Loans shall constitute Revolving Loans by Daily Funding Lender for all purposes under the Loan Documents, subject to settlement with the other Lenders pursuant to subsection 2.1D. All interest accrued on any such Revolving Loans from the date made by Daily Funding Lender to the Settlement Date with respect thereto shall be for Daily Funding Lender's own account. Daily Funding Lender shall make Revolving Loans for its own account pursuant to this subsection 2.1C(ii) notwithstanding the fact that the principal amount of such Revolving Loans, when added to the aggregate principal amount of Daily Funding Lender's Revolving Loans then outstanding, may exceed Daily Funding Lender's Revolving Loan Commitment then in effect; provided that such Revolving Loans shall at all times be Obligations owed to Daily Funding Lender under this Agreement; and provided further that in no event shall the aggregate principal amount of all Revolving Loans, including such Revolving Loans, outstanding at any time exceed the limitations set forth in clauses (a), (c) and (d) of subsection 2.1A(i).

Notwithstanding anything in this Agreement to the contrary, if the conditions precedent specified in subsection 4.2 cannot be fulfilled with respect to any proposed Revolving Loans that consist of Base Rate Loans, Company shall, in its Notice of Borrowing or otherwise, give immediate written notice thereof (specifying the circumstances which prevent the conditions precedent from being fulfilled) to Agent, with a copy to each Lender, and Daily Funding Lender may (and each Lender hereby authorizes Daily Funding Lender to), but is not obligated to, continue to make Revolving Loans that are Base Rate Loans for 20 Business Days from the date Agent first receives such notice, or until sooner instructed by Requisite Lenders to cease making such Revolving Loans (the "Daily Funding Lender Discretionary Period"). Once notice is given by Company that circumstances exist which prevent the conditions precedent to borrowing from being fulfilled, no additional notice with respect to the same circumstances will be effective to commence a new Daily Funding Lender Discretionary Period.

(iii) Promptly after receipt by Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof) for any Loans (other than for Revolving Loans that consist of Base Rate Loans, which Notice of Borrowing is given after the occurrence of a Cash Management Triggering Event), Agent shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its Loan available to Agent, in same day funds in Dollars, at the Funding and Payment Office, not later than 12:00 Noon (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 3.3B with respect to Revolving Loans used to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and, subject to the provisions set forth in the immediately preceding paragraph, 4.2 (in the case of all Loans), Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Agent from Lenders to be credited to the account of Company at the Funding and Payment Office.

Unless Agent shall have been notified by any Lender prior to the Funding Date for any Loans pursuant to this subsection 2.1C that such Lender does not intend to make available to Agent the amount of such Lender's Loan requested on such Funding Date, Agent may assume that such Lender has made such amount available to Agent on such Funding Date and Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the customary rate set by Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Agent's demand therefor, Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D. Settlement Procedures. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this subsection 2.1D shall only be effective upon the occurrence of a Cash Management Triggering Event.

(i) Daily Funding Lender will from time to time notify the other Lenders, not later than 12:00 Noon (New York time) (a) on at least one Business Day during each seven calendar-day period, (b) on each date on which payment of interest on any Revolving Loans is required to be made pursuant to subsection 2.2C, (c) on the Revolving Loan Commitment Termination Date, and (d) at such other times as Daily Funding Lender in its discretion may determine (each such notice by Daily Funding Lender being a "Settlement Notice" and the date of each Settlement Notice being a "Settlement Date") of the aggregate principal amount of outstanding Revolving Loans made by Daily Funding Lender and each other Lender as of the close of business on the Business Day immediately preceding the applicable Settlement Date.

(ii) If a Settlement Notice indicates that the aggregate principal amount of outstanding Revolving Loans made by Daily Funding Lender (including Revolving Loans made for its own account pursuant to subsection 2.1C(ii)) is in excess of Daily Funding Lender's Pro Rata Share of the aggregate principal amount of outstanding Revolving Loans made by all Lenders (the amount of such excess being the "Excess Funded Amount"), each other Lender will, not later than 4:00 P.M. (New York time) on the applicable Settlement Date, pay to Daily Funding Lender, by depositing same day funds in the account specified by Daily Funding Lender at the Funding and Payment Office, an amount equal to such Lender's Adjusted Pro Rata Share of the Excess Funded Amount, upon which payment Daily Funding Lender shall be deemed to have sold, and such Lender shall be deemed to have purchased, as of the applicable Settlement Date, a portion of the outstanding Revolving Loans made by Daily Funding Lender for its own account pursuant to subsection 2.1C(ii) on or after the immediately preceding Settlement Date equal to such Lender's Adjusted Pro Rata Share of the Excess Funded Amount. The obligation of each Lender to purchase a portion of any Revolving Loan made by Daily Funding Lender as provided in this subsection 2.1D(ii) is subject to the condition that at the time such Revolving Loan was made by Daily Funding Lender (a) the duly authorized officer of Daily Funding Lender responsible for the administration of Daily Funding Lender's credit relationship with Company believed in good faith that either (X) no Event of Default had occurred and was continuing or (Y) any Event of Default that had occurred and was continuing had been waived by Requisite Lenders at the time such Revolving Loan was made or (b) a Daily Funding Lender Discretionary Period was in effect.

(iii) If a Settlement Notice indicates that the aggregate principal amount of outstanding Revolving Loans made by Daily Funding Lender is less than Daily Funding Lender's Pro Rata Share of the aggregate principal amount of outstanding Revolving Loans made by all Lenders (the amount of such difference being the "Excess Paydown Amount"), Daily Funding Lender will, no later than 4:00 P.M. (New York time) on the applicable Settlement Date, unconditionally pay to each other Lender, by depositing same day funds in the account specified by such Lender to Daily Funding Lender, an amount equal to such Lender's Adjusted Pro Rata Share of the Excess Paydown Amount, upon which payment such Lender shall be deemed to have sold, and Daily Funding Lender shall be deemed to have purchased, as of the applicable Settlement Date, a portion of the outstanding Revolving Loans of such Lender equal to such Lender's Adjusted Pro Rata Share of the Excess Paydown Amount.

(iv) Except as provided in subsection 2.1D(ii), the obligations of Daily Funding Lender and each other Lender pursuant to subsections 2.1D(ii) and 2.1D(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which Agent or any Lender may have against Agent, any other Lender, any Loan Party or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default or a Potential Event of Default; (c) any adverse change in the condition (financial or otherwise) of any Loan Party; (d) any breach of this Agreement by Company, Agent or any Lender; or (e) any other circumstance, happening, or event whatsoever, whether or not similar to any of the foregoing. In the event that any Person (the "Payor") obligated to make a payment to any other Person (the "Payee") pursuant to this subsection 2.1D fails to make available to the Payee the amount of such payment required to be made by the Payor, the Payee shall be entitled to recover such amount on demand from the Payor together with interest at the customary rate set by BTCo for the correction of errors among Lenders for three Business Days and thereafter at the sum of the Base Rate plus 1.50% per annum.

(v) In the event that all or any portion of any repayment of principal of the Revolving Loans is thereafter recovered by or on behalf of Company from Daily Funding Lender (including any such recovery in a proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect) in an amount that is proportionately greater (based on the respective Pro Rata Shares of Lenders) than any such recovery from the other Lenders, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

E. The Register.

Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company and Lenders upon reasonable prior notice at reasonable times) at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the Revolving Loan Commitment, and Revolving Loans of each Lender from time to time (the "Register"). Company, Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender's records. Failure to make any recordation in the Register or in any Lender's records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

F. Notes. Company shall execute and deliver on the Closing Date to Lenders (or to Agent for Lenders) a Revolving Note substantially in the form of Exhibit IV annexed hereto to evidence each Revolving Lender's Revolving Loans, in the principal amount of that Lender's Revolving Loan Commitment and with other appropriate insertions.

2.2 Interest on the Loans.

A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to, in the case of Loans, the Base Rate or the Adjusted Eurodollar Rate. The applicable basis for determining the rate of interest with respect to any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Revolving Loans shall bear interest through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv); or

(b) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv):

Consolidated Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin
4.50 and above	3.00%	2.00%
3.50 to 4.49	2.75%	1.75%
3.00 to 3.49	2.50%	1.50%
2.50 to 2.99	2.25%	1.25%
less than 2.50	2.00%	1.00%

provided that, until the delivery of the Pricing Certificate and Company's audited annual financial statements pursuant to subsection 6.1(iii) for the Fiscal Year ending on or about June 30, 2001, the applicable margin for Revolving Loans that are Eurodollar Rate Loans shall be 2.50% per annum and Revolving Loans that are Base Rate Loans shall be 1.50% per annum.

(ii) Upon delivery of the Pricing Certificate by Company to Agent pursuant to subsection 6.1(iv), the Base Rate Margin and the Eurodollar Rate Margin shall automatically be adjusted in accordance with such Pricing Certificate, such adjustment to become effective on the first day of the month following the month in which Agent receives such Pricing Certificate (subject to the provisions of the foregoing clause (i)); provided that, if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Pricing Certificate was required to be delivered until delivery of such Pricing Certificate, such applicable margins shall be the maximum percentage amount for the relevant Loan set forth above.

B. Interest Periods. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "Interest Period") to be applicable to such Loan, which Interest Period shall be, at Company's option, either a one, two, three or six month period; provided that:

(i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi) there shall be no more than seven (7) Interest Periods outstanding at any time; and

(vii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4A(i), interest accrued on such Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans equal to $2,000,000 and multiples of $250,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis, or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and multiples of $250,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto, unless Company pays on such conversion date all amounts owing to Lenders under subsection 2.6D and provided further during the period commencing on the Closing Date and ending on the earlier to occur of (a) the date which is 90 days after the Closing Date and (b) the date on which Agent notifies Company that the primary syndication of the Commitments and the Loans has been completed, no Loan may be continued as or converted to a Eurodollar Rate Loan with an Interest Period of longer than one month.

Company shall deliver a Notice of Conversion/Continuation to Agent no later than 1:00 P.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation, Company may give Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender of the Loan subject to the Notice of Conversion/Continuation.

E. Default Rate. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Insolvency Laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

F. Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

G. Limitation on Interest. It is the intention of the parties hereto to comply with all applicable usury laws, whether now existing or hereafter enacted. Accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes, the other Loan Documents or any other document evidencing, securing, guaranteeing or otherwise pertaining to the Obligations of Company to the Lenders, in no contingency or event whatsoever, whether by acceleration of the maturity of indebtedness of Company to the Lenders or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provisions of this Agreement, the Notes, the other Loan Documents or of any other document evidencing, securing, guaranteeing or otherwise pertaining to the Obligations of Company to the Lenders, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Lenders shall ever receive anything of value as interest or deemed interest by applicable law under this Agreement, the Notes, the other Loan Documents or any other document evidencing, securing, guaranteeing or otherwise pertaining to the Obligations of Company to the Lenders or otherwise an amount that would exceed the highest lawful amount (the "Maximum Rate"), such amount that would be excessive interest shall be applied to the reduction of the principal amount owing in connection with this Agreement or on account of any other indebtedness of Company to the Lenders, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal owing in connection with this Agreement and such other indebtedness, such excess shall be refunded to Company. In determining whether or not the interest paid or payable with respect to indebtedness of Company to the Lenders, under any specific contingency, exceeds the maximum nonusurious rate permitted under applicable law, the Lenders may, at their option (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law, and/or (d) allocate interest between portions of the Obligations, to the end that no such portion shall bear interest at a rate greater than that permitted by law. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until each Lender shall have received the amount of interest which such Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

2.3 Fees.

A. Commitment Fees. Company agrees to pay to Agent, for distribution to each Revolving Lender in proportion to that Revolving Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the Total Utilization of Revolving Loan Commitments multiplied by the commitment fee set forth in the table below opposite the Consolidated Leverage Ratio for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv), such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the first Business Day of each calendar month, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date:

Consolidated Leverage Ratio	Commitment Fee
3.00 and above	0.50%
less than 3.00	0.375%

provided that until the delivery of the Pricing Certificate and Company's audited annual financial statements pursuant to subsection 6.1(iii) for the Fiscal Year ending on or about June 30, 2001, the applicable commitment fee shall be 0.50% per annum.

B. Other Fees. Company agrees to pay to Agent such other fees in the amounts and at the times separately agreed upon between Company and Agent.

2.4 Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty.

A. Prepayments and Reductions in Revolving Loan Commitments.

(i) Voluntary Prepayments. Company may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Agent (which original written or telephonic notice Agent will promptly transmit by telefacsimile or telephone to each Lender for the Loans to be prepaid), at any time and from time to time prepay any Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and multiples of $250,000 in excess of that amount; provided, however, that a Eurodollar Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto unless Company pays on such date of prepayment all amounts owing to Lenders under subsection 2.6D. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

(ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Agent (which original written or telephonic notice Agent will promptly transmit by telefacsimile or telephone to each Revolving Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. Company's notice to Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share.

(iii) Deposits into Overadvance Deposit Account and Mandatory Prepayments of Revolving Loans. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth in subsection 2.4A(iv):

(a) Deposits into Overadvance Deposit Account Due to Reductions or Restrictions of Revolving Loan Commitments or Due to Insufficient Borrowing Base. Company shall from time to time make cash deposits into the Overadvance Deposit Account to the extent necessary to comply with the limitations set forth in clauses (a)-(c) of subsection 2.1A(i).

(b) Prepayments of Revolving Loans from Amounts Transferred to BTCo Account. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this subsection 2.4A(iii)(b) shall only be effective upon the occurrence of a Cash Management Triggering Event caused by the occurrence of an Event of Default. If any amounts are transferred to the BTCo Account on any Business Day pursuant to the terms of any Blocked Account Agreement, if any, then on such Business Day, if such amounts are transferred to the BTCo Account prior to 12:00 Noon (New York time) on such Business Day, or on the next succeeding Business Day, if such amounts are transferred to the BTCo Account on or after 12:00 Noon (New York time) on such Business Day, Company shall prepay Company's Revolving Loans in an amount equal to the amount transferred to the BTCo Account pursuant to the terms of the applicable Blocked Account Agreement on such Business Day (to the extent such amount relates to payments received in respect of Accounts of Company or any of its Subsidiaries) until all of Company's Revolving Loans shall have been paid in full.

(iv) Application of Prepayments.

(a) Application of Voluntary Prepayments. Any voluntary prepayments pursuant to subsection 2.4A(i) shall be applied as specified by Company in the applicable notice of prepayment.

(b) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Revolving Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

B. General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of Lenders. Funds received by Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. In order to effect timely payment of any interest, fees, commissions or other amounts due hereunder upon the occurrence of a Cash Management Triggering Event, Company hereby authorizes Agent to request Daily Funding Lender to make Revolving Loans for its own account (subject to settlement pursuant to subsection 2.1D) in a principal amount equal to such interest, fees, commissions or other amounts; provided that Agent shall not have the right to request such Revolving Loans if, after giving effect to such Revolving Loans, the aggregate outstanding principal amount of Revolving Loans would exceed the limitations set forth in clauses (a)-(d) of subsection 2.1A(i). Daily Funding Lender shall make the amount of such Revolving Loans (which shall be made as Base Rate Loans) available to Agent, in same day funds, at the Funding and Payment Office, not later than 1:00 P.M. (New York time) on the date requested by Agent, and Company and Lenders hereby authorize Agent, whether or not the conditions specified in subsection 4.2 have been satisfied or waived, to apply the proceeds of such Revolving Loans directly to the payment of such unpaid interest, fees, commissions or other amounts. Company hereby agrees that, upon the funding of any such Revolving Loans by Daily Funding Lender in accordance with the provisions of this subsection 2.4C(i), Company shall have effected Revolving Loans hereunder, which Revolving Loans shall for all purposes of this Agreement be deemed to have been made by Daily Funding Lender pursuant to and in accordance with the provisions of subsection 2.1C(ii). Agent shall deliver prompt notice to Company of the amount of Revolving Loans made pursuant to this subsection 2.4C together with copies of all invoices or other statements evidencing the fees, commissions or other amounts due hereunder (other than interest) paid with the proceeds of such Revolving Loans; provided that Agent shall give notice to Company five days in advance of the making of any such Revolving Loans for the payment of any amounts owed under subsection 10.2 together with copies of all invoices or other statements evidencing such amounts. In addition, Company hereby authorizes Agent to charge its accounts with Agent in order to cause timely payment to be made to Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares of such Loans; provided that (i) payments of principal in respect of the Revolving Loans pursuant to subsection 2.4A(iii)(b) shall be applied to reduce the outstanding Revolving Loans of Daily Funding Lender (subject to settlement pursuant to subsection 2.1D) prior to application to the outstanding Revolving Loans of any other Lender and (ii) payments of interest in respect of Revolving Loans which are Base Rate Loans shall be apportioned ratably among Lenders in proportion to the average daily amount of such Base Rate Loans of each Lender outstanding during the period in which such interest shall have accrued. Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Agent in respect of Loans and the commitment fees of such Lender when received by Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Agent shall give effect thereto in apportioning payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

C. Application of Proceeds of Collateral and Payments after Event of Default.

Upon the occurrence and during the continuation of an Event of Default, (a) all payments received on account of the Obligations, whether from Company, from any Guarantor or otherwise, shall be applied by Agent against the Obligations and (b) all proceeds received by Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Agent, be held by Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Agent against, the applicable Secured Obligations (as defined in such Collateral Document), in each case in the following order of priority:

(i) to the payment of all reasonable costs and expenses of such sale, collection or other realization, all other reasonable expenses, liabilities and advances made or incurred by Agent in connection therewith, and all amounts for which Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Agent thereunder for the account of the applicable Loan Party, and to the payment of all reasonable costs and expenses paid or incurred by Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii) thereafter, to the extent of any excess such proceeds, to the payment of all other Obligations for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4B(ii) hereof); and

(iii) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5 Use of Proceeds.

A. Revolving Loans. The proceeds of any other Revolving Loans shall be applied by Company to refinance its existing indebtedness under the Third Amended and Restated Credit Agreement referred to in subsection 4.1 N(i) and may be used to refinance the Secured Notes/Mortgages and for working capital and other general corporate purposes, which may include the making of intercompany loans to any of Company's wholly-owned Subsidiaries, in accordance with subsection 7.1(iv), for their own general corporate purposes.

B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6 Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

A. Determination of Applicable Interest Rate. As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

B. Inability to Determine Applicable Interest Rate. In the event that Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Agent notifies Company and such Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Agent of such determination (which notice Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "Affected Loans"), shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Company.

2.7 Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

(i) subjects such Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

(ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

(iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that Company shall not be obligated to pay such additional amounts to the extent such additional amounts are incurred more than nine (9) months prior to the giving of such statement.

B. Taxes.

(i) Payments to Be Free and Clear. All sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Agent or any Lender under any of the Loan Documents:

(a) Company shall notify Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

(b) Company shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Agent or such Lender, as the case may be) on behalf of and in the name of Agent or such Lender;

(c) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date on which such Lender became a Lender in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date on which such Lender became a Lender, in respect of payments to such Lender.

(iii) Evidence of Exemption from U.S. Withholding Tax.

(a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "Non-US Lender") shall deliver to Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest, fees or other amounts payable under any of the Loan Documents.

(b) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Agent and to Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Loan Documents or (2) notify Agent and Company of its inability to deliver any such forms, certificates or other evidence.

(c) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; provided that Company shall not be obligated to pay such additional amounts to the extent such additional amounts are incurred more than nine (9) months prior to the giving of such statement.

2.8 Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate.

A. Statements. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B. Mitigation. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, use reasonable effort to make, issue, fund or maintain the Commitments of such Lender or the Affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

2.9 Replacement of a Lender.

If Company receives a statement of amounts due pursuant to subsection 2.7A or 2.8A from a Lender or a Lender becomes an Affected Lender (any such Lender, a "Subject Lender"), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender's Loans and assume the Subject Lender's Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a "back-to-back" letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.8 upon 10 days prior written notice to the Subject Lender and Agent, Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement (1) Company has paid to the Lender giving such notice all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable) through such date of replacement, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Agent, and (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Agent (if required) and the receipt by Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled.

2.10 Collection, Deposit and Transfer of Payments in Respect of Accounts.

Subject to subsection 2.10G, Company shall, and shall cause each of its Domestic Subsidiaries to, maintain in effect at all times a system of accounts and procedures reasonably satisfactory to Agent for the collection and deposit of payments in respect of such Person's Accounts and the transfer of amounts so deposited to the applicable Concentration Account and BTCo Account. Without limiting the generality of the foregoing:

A. Maintenance of Lock Boxes, Lock Box Accounts and Concentration Accounts.

(i) Except as permitted under subsection 2.10A(ii), Company shall, and shall cause each of its Domestic Subsidiaries to, at all times maintain any Lock Boxes, Lock Box Accounts and Concentration Accounts established pursuant to the terms of this Agreement, the Lock Box Agreements and the Blocked Account Agreements, if any.

(ii) Without the prior written approval of Agent, Company shall not, and shall not permit any of its Domestic Subsidiaries to, close any Lock Box Account or Concentration Account or open a new Lock Box Account or Concentration Account. As soon as practicable, the Company shall, and shall cause each of its Domestic Subsidiaries to, transfer each of its Deposit Accounts to Agent and, in any event, after the six-month anniversary of the Closing Date, the Company will not, and will not permit any of its Domestic Subsidiaries to, maintain a Deposit Account at any other financial institution other than Agent without the prior written consent of Agent. Notwithstanding anything herein to the contrary, Company and its Domestic Subsidiaries may maintain certain petty cash Deposit Accounts with financial institutions other than Agent (the "Petty Cash Accounts") which Petty Cash Accounts are not required to be subject to a Lock Box Agreement or Blocked Account Agreement provided that individual Petty Cash Accounts do not contain more than $50,000 at any time and that all such Petty Cash Accounts do not contain more than $300,000 in the aggregate at any time.

B. Collection and Deposit of Payments in Respect of Accounts.

(i) Company shall, and shall cause each of its Domestic Subsidiaries to, deliver such notices to account debtors and take all such other actions as may reasonably be necessary to cause all payments in respect of such Person's Accounts to be made directly to a Lock Box.

(ii) Until such time as a Lock Box Agreement has been executed and delivered with respect to such Lock Box, Company shall, or shall cause each of its Domestic Subsidiaries to, direct its authorized representative, at least once on each Business Day, to retrieve all checks and other instruments delivered to a Lock Box and, as promptly as possible on the same Business Day so retrieved, to endorse for payment and deposit each such check or other instrument in the Lock Box Account related to such Lock Box. Notwithstanding the foregoing, if a Cash Management Triggering Event has occurred and is continuing and Agent has notified Company of its election to exercise its rights under this subsection 2.10B(ii), Company shall not, and shall not permit its Subsidiaries to, retrieve any items from any Lock Box unless accompanied by a representative of Agent, and Company hereby appoint Agent or any of its designees as Company's attorneys-in-fact with powers, upon notification by Agent as aforesaid, to (a) access all Lock Boxes and (b) endorse for payment any checks or other instruments representing payment in respect of any Accounts of such Persons that are delivered to any Lock Box. All acts of said attorneys or designees are hereby ratified and approved, and said attorneys or designees shall not be liable for any acts of omission or commission (other than acts or omissions constituting gross negligence or wilful misconduct as determined in a final order by a court of competent jurisdiction), nor for any error of judgment or mistake of fact or law. The power of attorney set forth in this subsection 2.10B(ii) is irrevocable until all Obligations shall have been paid in full and the Commitments shall have terminated.

(iii) In the event that Company or any of its Domestic Subsidiaries receives any check, cash, note or other instrument representing payment of an Account (other than any item delivered to a Lock Box), Company shall, or shall cause such Domestic Subsidiary to, hold such item in trust for Agent and shall, as soon as practicable (and in any event within one Business Day) after receipt thereof, cause such item to be deposited into a Lock Box Account with any necessary endorsements.

(iv) Company hereby agrees, if a Cash Management Triggering Event has occurred and is continuing and Agent has notified Company in writing that the provisions of this subsection 2.10B(iv) are to become effective until such later time, if any, as Agent shall have notified Company in writing that such provisions are no longer to be effective, not to deposit any monies into the Lock Box Accounts or to Concentration Accounts or to otherwise permit any monies to be deposited into any of such accounts, except payments received in respect of Company's Accounts.

C. Transfer of Amounts Deposited in the Lock Box Accounts to the Concentration Accounts. Company shall cause all amounts deposited in each Lock Box Account to be transferred on each Business Day to the applicable Concentration Account in accordance with the terms of the applicable Lock Box Agreement.

D. Transfer of Amounts Deposited in the Concentration Accounts to the BTCo Account. Company shall cause all amounts deposited in each Concentration Account to be transferred on each Business Day to the BTCo Account. Any amounts so transferred to the BTCo Account first shall be applied as provided in subsection 2.4A(iii)(b) to the extent therein provided and thereafter, so long as no Event of Default shall have occurred and be continuing, shall be available for disbursement to the applicable Loan Parties for working capital and other general corporate purposes.

E. Treatment of Accounts. Company shall not, without Agent's prior written consent, grant any extension of the time of payment of any Account, compromise or settle any Account for less than the full amount thereof, release, in whole or in part, any person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except, so long as no Event of Default has occurred and is continuing, in accordance with their usual and customary business practices.

F. Company to Provide Information. Company shall, at such intervals as Agent may reasonably request, furnish such statements, schedules and/or information as Agent may request relating to Company's and its Domestic Subsidiaries' Accounts and the collection, deposit and transfer of payments in respect thereof, including, without limitation, all invoices evidencing such Accounts.

G. Interim Cash Management Arrangements. Notwithstanding the foregoing provisions of this subsection 2.10, the procedures described in subsections 2.10A through 2.10F (the "Credit Agreement Cash Management Procedures") shall be implemented as soon as practical after the Closing Date but in any event on or before the six-month anniversary of the Closing Date and, prior to such implementation, Company and Domestic Subsidiaries may continue utilizing their existing cash collection and cash management systems in accordance with the provisions of this subsection 2.10G. Company has advised Agent that Company currently has a lockbox arrangement (the "BOA Lockbox") with Bank of America N.A. ("BOA") pursuant to which Company and its Domestic Subsidiaries cause to be deposited upon receipt into the accounts (the "Blocked Accounts") identified in the Third Party Agreement Relating to Lockbox Services dated as of September 8, 2000 (the "BOA Blocked Account Agreement") among Company, certain of Company's Domestic Subsidiaries, Agent and BOA all of the cash, checks, drafts or other orders for payment of money relating to or constituting payments made in respect of all present and future accounts receivable and proceeds thereof of Company and such Domestic Subsidiaries. Prior to the implementation of the Credit Agreement Cash Management Procedures, Company shall, and shall cause its Domestic Subsidiaries to, continue to operate their existing cash collection and cash management systems, including the BOA Lockbox, in accordance with the procedures in effect on the Closing Date, and without the prior written approval of Agent, Company shall not, and shall not permit any of its Domestic Subsidiaries to, terminate or otherwise modify the BOA Lockbox procedures from those in effect on the Closing Date. Company acknowledges and agrees that upon the occurrence of an Event of Default or a Cash Management Triggering Event, Agent may implement the procedures provided for in the BOA Blocked Account Agreement and exercise all of its rights and remedies thereunder. Company agrees to furnish from time to time upon Agent's request therefor such information with respect to the Blocked Accounts and the BOA Lockbox, including without limitation statements of account, copies of checks or other remittances or deposit advices, as may be reasonably requested by Agent.

Section 3. LETTERS OF CREDIT

3.1 Issuance of Letters of Credit and Lenders' Purchase of Participations Therein.

A. Letters of Credit. In addition to Company requesting that Lenders make Revolving Loans pursuant to subsection 2.1A(i), Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to the date that is thirty (30) days prior to the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Commercial Letters of Credit or Standby Letters of Credit for the account of Company for the purposes specified in the definition of Commercial Letters of Credit and Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that neither Company shall request that any Revolving Lender issue (and no Revolving Lender shall issue):

(i) any Letter of Credit if, after giving effect to such issuance, the sum of the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

(ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed an amount (the "Maximum Letter of Credit Usage") equal to $2,000,000 minus the amount of any Hedge Exposure;

(iii) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Borrowing Base then in effect;

(iv) so long as the Senior Notes are outstanding, any Letter of Credit, if after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the limitations on the incurrence of debt contained in Sections 11.3(c) and 11.4 of the Senior Note Agreement;

(v) any Standby Letter of Credit having an expiration date later than the earlier of (a) five Business Days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

(vi) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (X) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (Y) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or

(vii) any Letter of Credit denominated in a currency other than Dollars or Canadian Dollars.

(viii) any Letter of Credit which would require drawings other than sight drawings.

B. Mechanics of Issuance.

(i) Notice of Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Agent, in any manner provided for in subsection 10.8, a Request for Issuance of Letter of Credit in the form of Exhibit III annexed hereto no later than 12:00 Noon (New York City time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance of Letter of Credit.

Company shall notify the applicable Issuing Lender (and Agent, if Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Request for Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Issuance of Letter of Credit.

(ii) Determination of Issuing Lender. Upon receipt by Agent of a Request for Issuance of Letter of Credit pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, in the event Agent elects to issue such Letter of Credit, Agent shall promptly so notify Company, and Agent shall be the Issuing Lender with respect thereto. In the event that Agent, in its sole discretion, elects not to issue such Letter of Credit, Agent shall promptly so notify Company, whereupon Company may request any other Revolving Lender to issue such Letter of Credit by delivering to such Revolving Lender a copy of the applicable Request for Issuance of Letter of Credit. Any Revolving Lender so requested to issue such Letter of Credit shall promptly notify Company and Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Revolving Lender which so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto. In the event that all other Revolving Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of Agent not to issue such Letter of Credit, Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Agent, when aggregated with Agent's outstanding Revolving Loans, may exceed Agent's Revolving Loan Commitment then in effect.

(iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

(iv) Notification to Revolving Lenders. Upon the issuance of or amendment to any Standby Letter of Credit the Issuing Lender shall promptly notify Agent and Company, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Promptly upon receipt of such notice (or, if Agent is the Issuing Lender, together with such notice), Agent shall notify each Revolving Lender of such issuance or amendment, and if so requested by any Revolving Lender, Agent shall provide such Lender with copies of any such Standby Letter of Credit issuance or amendment. In the case of Commercial Letters of Credit, in the event that the Issuing Lender is other than Agent, such Issuing Lender will send by facsimile transmission to the Agent, promptly on the first Business Day of each week, a report of its daily aggregate maximum amount available for drawing under Commercial Letters of Credit for the previous week. Promptly upon receipt of such report, Agent shall notify each Revolving Lender, in writing, of the contents of such reports.

C. Revolving Lenders' Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

3.2 Letter of Credit Fees.

Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to the greater of (X) $150 and (Y) 0.25% per annum of the daily amount available to be drawn under such Letter of Credit and (b) a letter of credit fee, payable to Agent for the account of Revolving Lenders, equal to the applicable Eurodollar Rate Margin for Revolving Loans multiplied by the daily amount available to be drawn under such Letter of Credit, in each case payable in arrears on and to (but excluding) the first Business Day of each March, June, September and December of each year and computed on the basis of a 360-day year for the actual number of days elapsed;

(ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges, payable directly to the applicable Issuing Lender for its own account, in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be; and

(iii) For purposes of calculating any fees payable under clause (i) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by Agent of any amount described in clause (i)(b) of this subsection 3.2, Agent shall distribute to each Revolving Lender its Pro Rata Share of such amount.

3.3 Drawings and Reimbursement of Amounts Drawn Under Letters of Credit.

A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be substantially in accordance with the terms and conditions of such Letter of Credit.

B. Reimbursement by Company of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "Reimbursement Date") in an amount in Dollars and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Agent and such Issuing Lender prior to 10:00 A.M. (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Agent shall request Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such drawing and Company agrees that the Revolving Loans under this subsection 3.3B shall be treated as Revolving Loans for all purposes hereunder and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Agent to reimburse such Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B. In the event that there shall be a drawing under a Letter of Credit denominated in Canadian Dollars, the reimbursement obligation therefore shall be converted into U.S. Dollars at the spot exchange rate for conversion of Canadian Dollars into U.S. Dollars at the time of such conversion and the reimbursement obligation of Company, the amount of any Revolving Loans made pursuant to this subsection 3.3B and the payment obligations owed to the Issuing Lender shall all be obligations owing in U.S. Dollars.

C. Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i) Payment by Revolving Lenders. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Lender of the unreimbursed amount of such honored drawing and of such other Revolving Lender's respective participation therein based on such Revolving Lender's Pro Rata Share. Each Revolving Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 12:00 Noon (New York City time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. In the event that any Revolving Lender fails to make available to such Issuing Lender on such business day the amount of such Revolving Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Revolving Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Revolving Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(ii) Distribution to Lenders of Reimbursements Received From Company. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such other Revolving Lender's Pro Rata Share of all payments subsequently received by such Issuing Lender from Company in reimbursement of such payment under the Letter of Credit when such payments are received. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

D. Interest on Amounts Paid Under Letters of Credit.

(i) Payment of Interest by Company. Company agrees to pay to each Issuing Lender, with respect to payments under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to each other Revolving Lender, out of the interest received by such Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, such Issuing Lender shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such other Revolving Lender's Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such payment so reimbursed by other Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Revolving Lenders to but excluding the date on which such portion of such payment is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

3.4 Obligations Absolute.

The obligation of Company to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment to the beneficiary of such Letter of Credit by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

(vi) any breach of this Agreement or any other Loan Document by any party thereto;

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5 Indemnification; Nature of Issuing Lenders' Duties.

A. Indemnification. In addition to amounts payable as provided in subsection 2.7, Company hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of outside counsel and allocated costs of internal counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority.

B. Nature of Issuing Lenders' Duties. As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority specified in subsection 3.5A, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender's rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction or the wrongful dishonor of a demand for payment substantially in accordance with the terms and conditions of such Letter of Credit, provided such dishonor is not the result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority.

Section 4. CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make Revolving Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1 Conditions to Initial Revolving Loans.

The obligations of Lenders to make the Revolving Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

A. Loan Party Documents. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect;

(ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv) Executed originals of the Loan Documents to which such Person is a party; and

(v) Such other documents as Agent may reasonably request.

B. Fees. Company shall have paid to Agent, for distribution (as appropriate) to Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

C. Corporate and Capital Structure, and Ownership.

(i) Corporate Structure. The corporate organizational structure of Company and its Subsidiaries shall be satisfactory to Agent.

(ii) Capital Structure and Ownership. The capital structure and ownership of Company shall be satisfactory to Agent.

D. Representations and Warranties; Performance of Agreements. Company shall have delivered to Agent an Officer's Certificate, in form and substance satisfactory to Agent, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Agent.

E. Financial Statements; Pro Forma Balance Sheet. On or before the Closing Date, Lenders shall have received from Company (i) audited financial statements of Company and its Subsidiaries for Fiscal Years ended July 2, 1999 and July 3, 1998, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for each such Fiscal Year, (ii) unaudited financial statements of Company and its Subsidiaries as at March 31, 2000, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for the nine-month period ending on such date, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (iii) unaudited financial statements of Company and its Subsidiaries as at June 30, 2000, consisting of consolidated balance sheets and the related consolidated statements of income, stockholder's equity and cash flows for the twelve-month period ending on such date, which financial statements shall demonstrate that Company's Consolidated EBITDA for the twelve-month period then ending shall not be less than $49,000,000 (provided that such $49,000,000 may be reduced by up to $500,000 of non-cash, non-recurring charges which are reasonably satisfactory to Agent), all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (iv) pro forma consolidated balance sheets of Company and its Subsidiaries as at June 30, 2000 giving effect to the transactions consummated on the Closing Date, prepared in accordance with GAAP and reflecting the consummation of the financings and other transactions contemplated hereby, (v) projected quarterly consolidated statements of income, balance sheets and statements of cash flows of Company and its Subsidiaries for each remaining month in Fiscal Year 2001, and (vi) projected consolidated balance sheets and the related consolidated statements of income, operations, stockholders' equity and cash flows for the five-year period after the Closing Date, all of the foregoing in clauses (i) through (vi) to be substantially consistent with any financial statements previously delivered to Agent and, in the case of any such financial statements for subsequent periods, substantially consistent with any projected financial results for such periods previously delivered to Agent and otherwise in form and substance satisfactory to Agent and the Lenders.

F. Borrowing Base Certificate. On or before the Closing Date, Company shall have delivered to Agent and Lenders a Borrowing Base Certificate substantially in the form of Exhibit VIII annexed hereto, prepared as of a recent date prior to the Closing Date.

G. Opinions of Counsel to Loan Parties. Lenders shall have received originally executed copies of one or more favorable written opinions of Latham & Watkins, counsel for Loan Parties, in form and substance reasonably satisfactory to Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit IX annexed hereto and as to such other matters as Agent acting on behalf of Lenders may reasonably request (this Credit Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

H. Opinions of Agent's Counsel. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers LLP, counsel to Agent, dated as of the Closing Date, substantially in the form of Exhibit X annexed hereto.

I. Evidence of Insurance. Agent shall have reviewed the adequacy of the types and amounts of Loan Parties' insurance coverage, including without limitation, casualty, hazard, business interruption and product liability insurance, and such review shall be in form and substance satisfactory to Agent. Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

J. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Company and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

K. Officer's Certificate Concerning Senior Note Purchase Agreement. Company shall have delivered to Agent an Officer's Certificate, in form and substance reasonably satisfactory to Agent, to the effect that the making of the Loans on the Closing Date and the creation of the Liens under the Loan Documents complies in all respects with Sections 11.3(c), 11.4 and 11.6(j) of the Senior Note Agreement and attaching a schedule with the related calculations demonstrating such compliance.

L. Security Interests in Personal Property. Agent shall have received evidence satisfactory to it that Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii) and (iii) below) that may be necessary or, in the opinion of Agent, desirable in order to create in favor of Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal property Collateral. Such actions shall include the following:

(i) Schedules to Collateral Documents. Delivery to Agent of accurate and complete schedules to all of the applicable Collateral Documents;

(ii) Lien Searches and UCC Termination Statements. Delivery to Agent of (a) the results of a recent search, by a Person satisfactory to Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed or agreements to execute by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(iii) UCC Financing Statements. Delivery to Agent of UCC financing statements duly executed by each applicable Loan Party with respect to all personal property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents; and

(iv) Cash Management. Delivery to Agent of a Lock Box Agreement or a Blocked Account Agreement executed by each Person that is a party thereto with respect to each Deposit Account listed on Schedule I annexed to the Security Agreement (other than the BT Concentration Account).

M. [Intentionally Omitted]

N. Matters Relating to Existing Indebtedness of Company and its Subsidiaries.

(i) Termination of Existing Credit Arrangements and Related Liens; Existing Letters of Credit. On the Closing Date, Company and its Subsidiaries shall have (a) repaid in full all Indebtedness outstanding under the Third Amended and Restated Credit Agreement dated as of August 28, 1997 among the Company, certain of the Company's Subsidiaries, Bank of America National Trust and Savings Association, as Agent, and certain other financial institutions party thereto, (b) terminated any commitments to lend or make other extensions of credit thereunder, (c) delivered or agreed to deliver to Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Company and its Subsidiaries thereunder, and (d) made arrangements satisfactory to Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Company and its Subsidiaries with respect thereto.

(ii) Existing Indebtedness to Remain Outstanding. Agent shall have received an Officer's Certificate of Company stating that, after giving effect to the transactions described in this subsection 4.1N, the Indebtedness of Loan Parties (other than Indebtedness under the Loan Documents and the Senior Notes) shall consist of approximately $10,000,000 in aggregate principal amount of outstanding Indebtedness described in Schedule 7.1 annexed hereto. The terms and conditions of all such Indebtedness shall be in form and in substance reasonably satisfactory to Agent.

O. Collateral Audits and Appraisals. Agent shall have received audits of the Inventory and Accounts of Company and its Subsidiaries in form, scope and substance reasonably satisfactory to Agent and the Lenders.

P. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agent, acting on behalf of Lenders, and its counsel shall be reasonably satisfactory in form and substance to Agent and such counsel, and Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Agent may reasonably request.

4.2 Conditions to All Loans.

The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

A. Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

B. As of that Funding Date:

(i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

(ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

(iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

(iv) No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date; and

(v) Company shall have delivered such other certificates or documents that Agent shall reasonably request, in form and substance reasonably satisfactory to Agent.

4.3 Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

B. On or before the date of issuance of such Letter of Credit, Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an executed Request for Issuance of Letter of Credit in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5. COMPANY'S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Company represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A. Organization and Powers. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto. Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B. Qualification and Good Standing. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

C. Conduct of Business. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.14.

D. Subsidiaries. All of the Subsidiaries of Company are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvi). The capital stock or similar equity interests of each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) are duly authorized, validly issued, fully paid and nonassessable and none of such capital stock or similar equity interests constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

5.2 Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Organizational Documents of Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, including without limitation the Senior Note Purchase Agreement, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for (a) such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders, and (b) with respect to the foregoing clauses (i), (ii) and (iv) above, such violations, conflicts, breaches, defaults and failures to obtain approvals or consents which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

C. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization except for (i) filings and recordings required in connection with the perfection of the security interests granted pursuant to the Loan Documents; (ii) registrations, consents, approvals, notices and other actions which have been taken or obtained prior to the Closing Date; (iii) notices and other actions required to be taken after the Closing Date relating to operating licenses, which notices and other action will be given or taken as required in due course; and (iv) registrations, consents, approvals, notices and other actions the failure to obtain or take have not and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

5.3 Financial Condition.

Company has heretofore delivered to Lenders, at Lenders' request, the financial statements and information described in subsection 4.1E. All such statements other than pro forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. None of the Loan Parties have (and none of the Loan Parties will have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole.

5.4 No Material Adverse Change; No Restricted Junior Payments.

Since March 31, 2000, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Since March 31, 2000, neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

5.5 Title to Properties; Liens; Real Property.

A. Title to Properties; Liens. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B. Real Property. As of the Closing Date, Schedule 5.5 annexed hereto contains a true, accurate and complete list of (i) all Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5 annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect (except for any such agreements terminated in the ordinary course of business) and Company does not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

5.6 Litigation; Adverse Facts.

Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7 Payment of Taxes.

Except to the extent permitted by subsection 6.3, all material tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries that (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8 Performance of Agreements; Materially Adverse Agreements; Material Contracts.

A. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

B. Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

C. All Material Contracts of Company and its Subsidiaries are in full force and effect and no material defaults currently exist thereunder.

5.9 Governmental Regulation.

Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10 Securities Activities.

A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11 Employee Benefit Plans.

A. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in substantial compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

B. No ERISA Event has occurred or is reasonably expected to occur.

C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000.

E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries could reasonably be expected to incur as a result of a complete withdrawal by Company or its Subsidiaries or any ERISA Affiliate from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $1,000,000.

5.12 Certain Fees.

No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13 Environmental Protection.

Except as set forth in Schedule 5.13 annexed hereto:

(i) neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(ii) neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iii) there are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iv) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect.

5.14 Employee Matters.

There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

5.15 Solvency.

Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.16 Matters Relating to Collateral.

A. Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 4.1L and 6.8 and (ii) the delivery to Agent of any Pledged Collateral not delivered to Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Agent.

B. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Agent pursuant to any of the Collateral Documents or (ii) the exercise by Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

C. Absence of Third-Party Filings. Except such as may have been filed in favor of Agent as contemplated by subsection 5.16A and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.2, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

D. Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

E. Information Regarding Collateral. All information supplied to Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17 Disclosure.

No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 6. COMPANY'S AFFIRMATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Financial Statements and Other Reports.

Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Agent and Lenders:

(i) Events of Default, etc.: promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii) Monthly and Quarterly Financials: as soon as available and in any event within 30 days after the end of each Fiscal Month ending after the Closing Date (other than a Fiscal Month that is also the end of a Fiscal Quarter) and within 50 days after the end of each Fiscal Quarter (or, with respect to the fourth Fiscal Quarter, 95 days), for Fiscal Quarters ending after the Closing Date, (a) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such fiscal period and the related consolidated and consolidating statements of income and cash flows of Company and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such fiscal period, all in reasonable detail and certified by the chief executive officer or the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) for Fiscal Quarters, a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period;

(iii) Year-End Financials: as soon as available and in any event within 95 days after the end of each Fiscal Year, (a) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and (other than for stockholders' equity) consolidating statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief executive officer or the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of KPMG or other independent certified public accountants of recognized national standing selected by Company and satisfactory to Agent, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of Company and its Subsidiaries taken as a whole to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iv) Pricing and Compliance Certificates: together with each delivery of quarterly and annual financial statements of Company and its Subsidiaries pursuant to subdivisions (ii) and (iii) above, (a) an Officer's Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7; in addition, on or before the 50th day following the end of each Fiscal Quarter (95th day for the final Fiscal Quarter or each Fiscal Year), a Pricing Certificate demonstrating in reasonable detail the calculation of the Consolidated Leverage Ratio as of the end of the four Fiscal Quarter period then ended;

(v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3 (other than changes resulting from the application of FAS 133), the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (ii), (iii) or (xii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsections 7.6 and 7.8) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi) Accountants' Certification: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, and (b) stating whether, in connection with their audit examination, any condition or event that constitutes a breach of certain covenants herein as they relate to accounting matters has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such condition or event that would not be disclosed in the course of their audit examination;

(vii) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(viii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

(ix) Litigation or Other Proceedings: (a) concurrently with the delivery of each Compliance Certificate, a report of (X) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (Y) any material development in any Proceeding that, in any case:

(1) if adversely determined, has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect or a monetary liability in excess of $1,000,000; or

(2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters; and (b) concurrently with the delivery of each Compliance Certificate, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Company or any of its Subsidiaries equal to or greater than $1,000,000, and promptly after request by Agent such other information as may be reasonably requested by Agent to enable Agent and its counsel to evaluate any of such Proceedings;

(x) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xi) ERISA Notices: with reasonable promptness, copies of (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Agent shall reasonably request;

(xii) Financial Plans: as soon as practicable and in any event no later than 60 days after the beginning of each Fiscal Year, a consolidated and consolidating plan and financial forecast for such Fiscal Year and the next four succeeding Fiscal Years (the "Financial Plan" for such Fiscal Years), including (a) forecasted consolidated and consolidating balance sheets and forecasted consolidated and consolidating statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated and consolidating statements of income and cash flows of Company and its Subsidiaries for each Fiscal Quarter of the first such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (c) such other information and projections as any Lender may reasonably request;

(xiii) Governing Body: with reasonable promptness, written notice of any change in the Governing Body of Company;

(xiv) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year and confirming the status of Agent as additional insured and/or loss payee under all such insurance to the extent required by subsection 6.4;

(xv) Environmental Audits and Reports: as soon as practicable following receipt thereof, copies of all environmental audits and reports received by or made available to Company or its Subsidiaries, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility or which relate to an Environmental Claim in either case which could reasonably be expected to result in a Material Adverse Effect;

(xvi) New Subsidiaries: concurrently with the delivery of financial statements relating of each Fiscal Month, a written notice setting forth with respect to any Person becoming a Subsidiary of Company (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement;

(xvii) Material Contracts: promptly, and in any event within 10 Business Days after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

(xviii) Borrowing Base Certificates: as soon as available and in any event within ten Business Days after the last Business Day of each Fiscal Month ending after the Closing Date, a Borrowing Base Certificate dated as of the last Business Day of such Fiscal Month, together with any additional schedules and other information as Agent may reasonably request (it being understood that (a) Company, in addition to such monthly Borrowing Base Certificates, may from time to time deliver to Agent and Lenders on any Business Day after the Closing Date a Borrowing Base Certificate dated as of such Business Day, together with any additional schedules and other information as Agent may reasonably request), and (b) the most recent Borrowing Base Certificate described in this clause (xviii) that is delivered to Agent shall be used in calculating the Borrowing Base as of any date of determination; and

(xix) Restructuring Reports: as soon as practicable following receipt or production thereof, copies of all reports received by or produced for the Chief Executive Officer, Chief Financial Officer or members of the board of directors of the Company relating to Restructuring Charges or Restructuring Capital Expenditures; and

(xx) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

6.2 Existence, etc.

Except as permitted under subsection 7.7, Company will, and will cause each of its Significant Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however, that neither Company nor any of its Significant Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Company or such Significant Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Significant Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Significant Subsidiary or Lenders.

6.3 Payment of Taxes and Claims; Tax.

A. Company will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its material properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

B. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

6.4 Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds.

A. Maintenance of Properties. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

B. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Agent, that names Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $250,000 and provides for at least 30 days prior written notice to Agent of any modification or cancellation of such policy.

C. Deposit of Net Insurance/Condemnation Proceeds. Upon the occurrence and during the continuance of an Event of Default described in subsection 8.1 or during any time and to the extent that Company is not in compliance with subsection 2.4A(iii)(a), upon receipt by Company or by Agent of any Net Insurance/Condemnation Proceeds as loss payee, if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Company or by Agent in respect of any covered loss exceeds $5,000,000, Company or Agent, as the case may be, shall deposit the proceeds so received into the Collateral Account to be held as Collateral as provided in the Security Agreement. To the extent Agent otherwise receives Net Insurance/Condemnation Proceeds as loss payee, Agent shall promptly turn over such proceeds to Company.

6.5 Inspection; Lender Meeting.

Company shall, and shall cause each of its Domestic Subsidiaries to, permit (i) any authorized representatives designated by any Lender upon reasonable notice and at reasonable times to visit and inspect any of the properties of Company or any of its Domestic Subsidiaries up to five times per year (but without limitation on the number of visits and inspections during the pendency of an Event of Default), including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), and (ii) any authorized representatives designated by Agent to conduct at least two audits of all Inventory and Accounts of Loan Parties during each twelve-month period after the Closing Date (exclusive of the audit of Inventory and Accounts referred to in subsection 4.1O (the "Base Audit")), each such audit to be substantially similar in scope and substance to the Base Audit, all upon three Business Days' notice and during normal business hours and as often as may be reasonably requested. Without in any way limiting the foregoing, Company will, upon the request of Agent or Requisite Lenders, participate in a meeting of Agent and Lenders once during each Fiscal Year to be held at Company's corporate offices (or such other location as may be agreed to by Company and Agent) at such time as may be agreed to by Company and Agent.

6.6 Compliance with Laws, etc.

Company shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

6.7 Company's Remedial Action Regarding Hazardous Materials.

Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply in all material respects with all applicable Environmental Laws and Governmental Authorizations. In the event Company or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, Company or such Subsidiary shall conduct and complete such remedial action in substantial compliance in all material respects with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Company's or such Subsidiary's liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by Company or such Subsidiary.

6.8 Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date.

A. Execution of Subsidiary Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Domestic Subsidiary of Company (other than any Inactive Subsidiary) after the date hereof, Company will promptly notify Agent of that fact and cause such Domestic Subsidiary to execute and deliver to Agent a counterpart of the Subsidiary Guaranty and Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1L) as may be necessary or, in the opinion of Agent, desirable to create in favor of Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the Accounts and Inventory of such Domestic Subsidiary described in the applicable forms of Collateral Documents.

B. Subsidiary Organizational Documents, Legal Opinions, Etc. Company shall deliver to Agent, together with such Loan Documents, (i) certified copies of such Subsidiary's Organizational Documents, together with a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) if such Subsidiary would constitute a Significant Subsidiary, a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Agent and its counsel.

C. Post-closing Actions with respect to Certain Accounts.

(i) Within 15 days after the Closing Date (or such later date as may be agreed to by Agent in its discretion), Agent shall have received a perfected security interest in the securities account maintained by Company with Salomon Smith Barney on terms and conditions reasonably satisfactory to Agent.

(ii) Within 15 days after the Closing Date (or such later date as may be agreed to by Agent in its discretion), the Deposit Accounts maintained by Company and/or any of its Domestic Subsidiaries with PNC Bank shall be covered by a Blocked Account Agreement among PNC Bank, Agent and Company and such Domestic Subsidiaries.

(iii) Within 15 days after the Closing Date (or such later date as may be agreed to by Agent in its discretion), the Agent shall have received a perfected security interest in such of the Petty Cash Accounts in which perfection may be obtained by notification to the depositary bank.

Section 7. COMPANY'S NEGATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1 Indebtedness.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i) Company and its Subsidiaries may become and remain liable with respect to the Obligations;

(ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases;

(iv) Company may become and remain liable with respect to Indebtedness to any of its Dominant Domestic Subsidiaries, and any Dominant Domestic Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other Dominant Domestic Subsidiary of Company; provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes that are pledged to Agent pursuant to the terms of the applicable Security Agreement, (b) all such intercompany Indebtedness owed by Company to any of its Dominant Domestic Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (c) any payment by any Dominant Domestic Subsidiary of Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Dominant Domestic Subsidiary to Company or to any of its Dominant Domestic Subsidiaries for whose benefit such payment is made;

(v) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto and any refinancings thereof; provided the principal amount thereof is not increased;

(vi) the Senior Notes;

(vii) Company and its Subsidiaries may become and remain liable with respect to other unsecured senior Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(viii) Company may become and remain liable with respect to Subordinated Indebtedness and Company and its Subsidiaries may become and remain liable with respect to Acquisition Subordinated Debt; provided that (a) no Potential Event of Default or Event of Default shall then exist or shall occur as a result of the incurrence of such Subordinated Indebtedness, and (b) at the time of such incurrence, the ratio of Consolidated Total Debt to Consolidated EBITDA for the four Fiscal Quarter period most recently ended does not exceed the ratio of (x) Consolidated Total Debt minus Subordinated Indebtedness as of the last day of the Fiscal Quarter most recently ended to (y) Consolidated EBITDA for the four Fiscal Quarter period most recently ended by greater than one multiple;

(ix) Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(x) Company may maintain unsecured overdraft lines with commercial banks in the ordinary course of business and consistent with past practices; provided that the aggregate amount of Indebtedness created thereunder shall not exceed $10,000,000 any time outstanding; and

(xi) (i) Foreign Subsidiaries may become and remain liable with respect to Indebtedness to any other Foreign Subsidiary; (ii) Foreign Subsidiaries may become and remain liable with respect to Indebtedness to Company consistent with past practices; (iii) Foreign Subsidiaries may become and remain liable with respect to Indebtedness to Domestic Subsidiaries, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; and (iv) Company and its Domestic Subsidiaries may become and remain liable to any of its Foreign Subsidiaries.

7.2 Liens and Related Matters.

A. Prohibition on Liens. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i) Permitted Encumbrances;

(ii) Liens granted pursuant to the Collateral Documents;

(iii) Liens described in Schedule 7.2 annexed hereto;

(iv) Liens evidencing Capital Leases permitted by subsection 7.1;

(v) Liens related to sales of installment sale contracts and/or receivables owned or formerly owned by SunMed Finance portfolio;

(vi) Liens securing purchase money Indebtedness permitted by subsection 7.1(ix); and

(vii) Other Liens up to $5,000,000 at any time outstanding.

B. Equitable Lien in Favor of Lenders. If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

C. No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular Indebtedness or Lease or to be sold pursuant to an executed agreement with respect to an Asset Sale, none of Company or any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

D. No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Except as provided herein, Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company.

7.3 Investments; Acquisitions.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or capital stock or other ownership interest of any Person, or any division or line of business of any Person except:

(i) Company and its Subsidiaries may make and own Investments in Cash Equivalents and Foreign Subsidiaries may make and own similar Investments customary for the countries in which they conduct business;

(ii) Company and its Dominant Domestic Subsidiaries may make and own additional equity Investments in their respective Dominant Domestic Subsidiaries;

(iii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);

(iv) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

(v) Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

(vi) Company and its Subsidiaries may make finance and enter into, and receive contingent payment rights received in sales under subsection 7.11 under, installment sales contracts in the ordinary course of business and consistent with past practices;

(vii) Company and its Subsidiaries may incur and remain liable with respect to recourse obligations arising under vendor financings provided to customers;

(viii) Company and Domestic Subsidiaries may make and own Investments in Foreign Subsidiaries; provided that (i) with respect to Investments by Company, such Investments are consistent with prior practices, and (ii) with respect to Investments by Domestic Subsidiaries, such Investments after the Closing Date do not exceed in the aggregate $10,000,000 at any time; and

(ix) Company and its Subsidiaries may make other Investments having a fair market value determined at the time made not in excess of $10,000,000 in any one Fiscal Year and continue to own such assets after the acquisition thereof; provided that Company shall, and shall cause its Subsidiaries to, comply with the requirements of subsection 6.8 with respect to each such acquisition that results in a Person becoming a Subsidiary.

7.4 Contingent Obligations.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i) Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

(ii) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

(iii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under Hedge Agreements;

(iv) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(v) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries in an aggregate amount not to exceed at any time $1,000,000;

(vi) Company may become and remain liable with respect to Contingent Obligations in respect of any leases and Indebtedness and other obligations permitted under the Agreement of any of Company's Subsidiaries;

(vii) Company and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 7.4 annexed hereto;

(viii) Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of unsecured guaranties of the Senior Notes contained in the Senior Note Agreement; provided that each such Subsidiary is also a Subsidiary Guarantor with respect to the Obligations under the Loan Documents; and

(ix) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations arising under shared loss agreements relating to vendor financings provided to customers in the ordinary course of business and consistent with past practices; and

(x) Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations in an aggregate amount not to exceed at any time $10,000,000.

7.5 Restricted Junior Payments.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby, (i) Company may make regularly scheduled payments of interest and principal in respect of any Subordinated Indebtedness, and in the case of Acquisition Subordinated Debt only, prepayments of principal, in each case in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent permitted under subsection 7.15; and (ii) Company may repurchase shares of its common stock and stock options from its current and former employees pursuant to the terms of any stock option plan approved by its Board of Directors and Company may make payments to its stockholders pursuant to the terms of the Amended and Restated Rights Agreement dated May 16, 1997 and approved by its Board of Directors up to an amount for all such repurchases and payments of $2,000,000.

7.6 Minimum Consolidated Adjusted EBITDA.

Company shall not permit Consolidated Adjusted EBITDA for any four Fiscal Quarter period ending as of the last day of any Fiscal Quarter set forth below to be less than the correlative amount indicated:

Fiscal Quarter Ending on or about	Minimum Consolidated Adjusted EBITDA
September 30, 2000	$41,000,000
December 31, 2000	42,000,000
March 31, 2001	46,000,000
June 30, 2001	50,000,000

September 30, 2001	57,000,000
December 31, 2001	63,000,000
March 31, 2002	66,000,000
June 30, 2002 and each Fiscal Quarter thereafter	70,000,000

; provided however that upon the occurrence of an Asset Sale permitted under subsection 7.7(iv) the minimum Consolidated Adjusted EBITDA numbers set forth above shall be reduced by the Consolidated Adjusted EBITDA attributable to the business or operations so sold or disposed of for the four Fiscal Quarter period most recently ended, such reduction to be set forth in an Officer's Certificate delivered to Agent and to be approved by Agent.

7.7 Restriction on Fundamental Changes; Asset Sales.

Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and stock or other ownership interests of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i) any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person;

(ii) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof as reasonably determined by the Company's Chief Financial Officer or Chief Executive Officer;

(iii) Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iv) Company and its Subsidiaries may make Asset Sales of "Project Alpha" and of "Project Beta," as such Assets Sales have been identified and described by Company in a letter to Agent dated of even date with this Agreement; provided that the consideration received for such Asset Sales shall be equal to the fair market value thereof as reasonably determined by the Company's Chief Financial Officer or Chief Executive Officer;

(v) Company and its Subsidiaries may make Asset Sales of assets located in the United States having an aggregate fair market value not in excess of $5,000,000 in any Fiscal Year and of assets located outside of the United States having an aggregate fair market value not in excess of $5,000,000 in any Fiscal Year; provided that in each case the consideration received for such assets shall be in an amount at least equal to the fair market value thereof as reasonably determined by the Company's Chief Financial Officer or Chief Executive Officer;

(vi) Company or a Subsidiary may sell or dispose of shares of capital stock or other equity Securities of any of its Subsidiaries, in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

(vii) any non-Subsidiary Guarantor may be merged with or into any other non-Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to another non-Guarantor Subsidiary;

(viii) Company and its Subsidiaries may make Asset Sales in connection with sale and leaseback transactions provided that the aggregate fair market value as reasonably determined by the Company's Chief Financial Officer or Chief Executive Officer of the assets so sold and leased back after the Closing Date does not exceed $30,000,000; and

(ix) Company and its Subsidiaries may sell notes or accounts receivables permitted by subsection 7.11.

7.8 Maximum Consolidated Adjusted Capital Expenditures.

Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Adjusted Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount (the "Maximum Consolidated Adjusted Capital Expenditures Amount") set forth below opposite such Fiscal Year; provided that the Maximum Consolidated Adjusted Capital Expenditures Amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of the Maximum Consolidated Adjusted Capital Expenditures Amount permitted for the previous Fiscal Year (as set forth in the table below) over the actual amount of Consolidated Adjusted Capital Expenditures for such previous Fiscal Year:

Fiscal Year	Maximum Consolidated Adjusted Capital Expenditures
2001	$19,500,000
2002	19,700,000
2003	19,900,000
2004	20,100,000

7.9 Deposit Accounts.

On and after the implementation of the collection, deposit and transfer of payment procedures provided in subsection 2.10, Company shall not, and shall not permit any of its Domestic Subsidiaries to, maintain any Deposit Account which is not a Lock Box Account or a Concentration Account or a disbursement account under the exclusive dominion and control of Agent.

7.10 Sales and Lease-Backs.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) which Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease; provided that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease under subsection 7.7(viii).

7.11 Sale or Discount of Receivables.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable; provided that Company may sell with recourse or discount installment sale contracts and/or receivables owned or formerly owned by Sun Med Finance.

7.12 Transactions with Shareholders and Affiliates.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries and (ii) reasonable and customary fees paid to members of the Governing Bodies of Company and its Subsidiaries.

7.13 Disposal of Subsidiary Stock.

Except pursuant to the Collateral Documents and except for any sale or other disposition of 100% of the capital stock or other equity Securities of any of its Subsidiaries in compliance with the provisions of subsection 7.7, Company shall not:

(i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to qualify directors if required by applicable law; or

(ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries (including such Subsidiary), except to Company, another Subsidiary of Company, or to qualify directors if required by applicable law.

7.14 Conduct of Business.

From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

7.15 Amendments of Documents Relating to Certain Indebtedness.

A. Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Senior Notes, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Senior Notes, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the provisions of any guaranty thereof, or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Senior Notes (or a trustee or other representative on their behalf) which would be adverse to Company or Lenders.

B. Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the subordination provisions of any Subordinated Indebtedness, if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Company or Lenders.

7.16 Fiscal Year.

Company shall not change its Fiscal Year-end from the Friday closest to June 30.

Section 8. EVENTS OF DEFAULT

If any of the following conditions or events ("Events of Default") shall occur:

8.1 Failure to Make Payments When Due.

Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2 Default in Other Agreements.

(i) Failure of Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $1,000,000 or more or with an aggregate principal amount of $1,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3 Breach of Certain Covenants.

Failure of Company to perform or comply with any term or condition contained in subsection 2.5, 6.1(i)(a) or 6.2 or Section 7 of this Agreement; or

8.4 Breach of Warranty.

Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5 Other Defaults Under Loan Documents.

Company or any of its Subsidiaries shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after receipt by Company or such Subsidiary of notice from Agent or any Lender of such default; or

8.6 Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any Significant Subsidiary of Company in an involuntary case under the Bankruptcy Code or under any other Insolvency Laws which decree or order is not stayed; or any other similar relief shall be granted under any applicable Insolvency Laws; or

(ii) an involuntary case shall be commenced against Company or any Significant Subsidiary of Company under the Bankruptcy Code or under any other Insolvency Laws; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any Significant Subsidiary of Company, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any Significant Subsidiary of Company for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any Significant Subsidiary of Company, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7 Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) Company or any Significant Subsidiary of Company shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other Insolvency Laws, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any Significant Subsidiary of Company shall make any assignment for the benefit of creditors; or

(ii) Company or any Significant Subsidiary of Company shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Company or any Significant Subsidiary of Company (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8 Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $1,000,000 or (ii) in the aggregate at any time an amount in excess of $1,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9 Dissolution.

Any order, judgment or decree shall be entered against Company or any of its Subsidiaries decreeing the dissolution or split up of Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10 Employee Benefit Plans.

There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $1,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $1,000,000; or

8.11 Change in Control.

(i) A change shall occur in the Board of Directors of Company so that a majority of the Board of Directors of Company ceases to consist of the individuals who constituted the Board of Directors of Company on the Closing Date (or individuals whose election or nomination for election was approved by a vote of at least 75% of the directors then in office who either were directors of Company on the Closing Date or whose election or nomination for election previously was so approved); or

(ii) any Person or Group (within the meaning of Rule 13d-3 of the Securities and Exchange Commission), shall become or be the owner, directly or indirectly, beneficially or of record, of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Company on a fully diluted basis; or

8.12 Invalidity of Subsidiary Guaranty.

Subsidiary Guaranty for any reason, other than the satisfaction in full of all Obligations, ceases to be in full force and effect (other than in accordance with its terms) or is declared to be null and void, or any Loan Party contests the validity or enforceability of any Loan Document in writing or denies in writing that it has any further liability, including without limitation with respect to future advances by Lenders, under any Loan Document to which it is a party, or gives notice to such effect; or

8.13 Failure of Security.

Any Collateral Document shall, at any time, cease to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms thereof) or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or Agent shall not have or cease to have a valid and perfected First Priority Lien in the Collateral:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i).

Any amounts described in clause (b) above, when received by Agent, shall be held by Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

Section 9. AGENT

9.1 Appointment.

A. Appointment of Agent. BTCo is hereby appointed Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes Loan Documents. Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agent and Lenders and, except as specifically provided herein, no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Agent (other than as provided in subsection 2.1E) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "Supplemental Collateral Agent" and collectively as "Supplemental Collateral Agents").

In the event that Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Agent shall be deemed to be references to Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Agent until the appointment of a new Supplemental Collateral Agent.

9.2 Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes Agent take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B. No Responsibility for Certain Matters. Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Agent to Lenders or by or on behalf of Company to Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C. Exculpatory Provisions. Neither Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Agent under or in connection with any of the Loan Documents except to the extent caused by Agent's gross negligence or willful misconduct. Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D. Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3 Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4 Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Agent and the officers, directors, employees, agents, attorneys, professional advisors and affiliates of Agent to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agent) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent or and other such Persons in exercising the powers, rights and remedies of Agent or performing duties of Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent or any other such Person for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5 Successor Agent.

Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint (1) any Lender as the successor Agent, (2) with the consent of Company, which consent shall not be unreasonably withheld, any other Person as successor Agent; provided that if Company and Requisite Lenders shall fail to agree upon a successor Agent, upon the effectiveness of the resignation of prior Agent, this Agreement shall be administered directly between Company and Lenders without any diminution of the substantive rights and obligations of Company and Lenders. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9.6 Collateral Documents and Guaranties.

Each Lender hereby further authorizes Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under the Subsidiary Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Subsidiary Guaranty; provided that Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Subsidiary Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the capital stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by Agent for the benefit of Lenders in accordance with the terms thereof, and (Y) in the event of a foreclosure by Agent on any of the Collateral pursuant to a public or private sale, Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Agent at such sale.

9.7 Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the Subsidiaries of Company, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their agents and counsel and all other amounts due Lenders and Agent under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under subsections 2.3 and 10.2 hereof.

Nothing herein contained shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10. MISCELLANEOUS

10.1 Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to the further provisions of this subsection 10.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders. Subject to subsection 10.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that (x) except as provided in subsection 10.5, no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Agent and recorded in the Register as provided in subsection 10.1B(ii) and (y) no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; and provided further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.

B. Assignments.

(i) Amounts and Terms of Assignments. Each Commitment, Loan, Letter of Credit or participation therein, or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate or Affiliated Fund of the assigning Lender or another Lender, with the giving of notice to Company and Agent and with the consent of Agent and, so long as no Event of Default shall have occurred and be continuing, of Company (which consents shall not be unreasonably withheld or delayed) or (b) be assigned in an aggregate amount of not less than $5,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other Obligations of the assigning Lender) to any other Eligible Assignee with the giving of notice to Company and with the consent of Agent and, so long as no Event of Default shall have occurred and be continuing, of Company (which consents shall not be unreasonably withheld or delayed). To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $3,500 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of an Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). If any such assignment occurs after the issuance of the Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Agent for cancellation, and thereupon new Notes shall be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV annexed hereto, with appropriate insertions, to reflect the new Commitments and/or outstanding Revolving Loans, as the case may be, of the assignee and/or the assigning Lender.

(ii) Acceptance by Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Agent pursuant to subsection 2.7B(iii)(a), Agent shall, if Agent and Company consented to the assignment evidenced thereby (to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

C. Participations. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Company hereunder (including amounts payable to such Lender pursuant to subsections 2.6D and 2.7) shall be determined as if such Lender had not sold such participation. Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections 10.4 and 10.5, (a) any participation will give rise to a direct obligation of Company to the participant and (b) the participant shall be considered to be a "Lender".

D. Assignments to Federal Reserve Banks. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Note or Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees (i) that it is an Eligible Assignee described in clause (A) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the agreements of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

10.2 Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Company (including any opinions reasonably requested by Agent or Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all the actual and reasonable costs and expenses of creating and perfecting Liens in favor of Agent on behalf of Lenders pursuant to any Loan Document, including costs of conducting record searches, examining Collateral, opening bank accounts and lockboxes, depositing checks, receiving and transferring funds (including charges for checks for which there are insufficient funds), and fees and taxes in connection with the filing of financing statements, costs of preparing and recording Loan Documents, reasonable fees and expenses of counsel for providing such opinions as Agent or Requisite Lenders may reasonably request, and reasonable fees and expenses of legal counsel to Agent; (v) all the actual and reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any consultants, advisors and agents employed or retained by Agent or its counsel) of obtaining and reviewing any appraisals provided for under this Agreement; (vi) the actual and reasonable costs of the custody or preservation of any of the Collateral; (vii) after the occurrence and during the continuance of any Event of Default, all other actual and reasonable costs and expenses incurred by Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

10.3 Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Agent and Lenders, and the officers, directors, employees, agents and affiliates of Agent and Lenders (collectively called the "Indemnitees"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty, or any liability, cost, expense, indemnity, claim or damages incurred by Agent with respect to the BOA Blocked Account Agreement or the BOA Blocked Accounts), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4 Set-Off; Security Interest in Deposit Accounts.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default and consultation with Agent each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the obligations and liabilities of Company or any other Loan Party to that Lender or to any other Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Company hereby further grants to Agent and each Lender a security interest in all deposits and accounts maintained with Agent or such Lender as security for the Obligations.

10.5 Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or under any other Insolvency Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6 Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of (a) each Lender with Obligations directly affected (whose consent shall be required for any such amendment, modification, termination or waiver in addition to that of Requisite Lenders) (1) reduce the principal amount of any Loan, (2) increase the maximum aggregate amount of Letters of Credit, (3) postpone the scheduled final maturity date (but not the date of any scheduled installment of principal) of any Loan, (4) postpone the date on which any interest or any fees are payable, (5) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder, (6) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (7) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date, (8) increase the Commitment of such Lender, or (9) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit; (b) each Lender, (1) change in any manner the definition of "Pro Rata Share" or the definition of "Requisite Lenders" (except for any changes resulting solely from an increase in Commitments approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) increase the maximum duration of Interest Periods permitted hereunder, (4) release any Lien granted in favor of Agent with respect to all or substantially all of the Collateral or release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents, (5) change in any manner or waive the provisions contained in subsection 8.1 or this subsection 10.6; (6) change in any manner the provisions contained in the second paragraph of subsection 2.1C(ii); or (7) increase the advance rate with respect to the Revolving Loans (except for the restoration by Agent of an advance rate in whole or in part to its original level after the prior reduction thereof by Agent).

In addition, (i) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) no amendment, modification, termination or waiver of any provision of Section 3 shall be effective without the written concurrence of Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, and (iii) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Agent shall be effective without the written concurrence of Agent.

If, in connection with any proposed amendment, modification, termination or waiver of any of the provisions of this Agreement or the Notes which requires the consent of all Lenders, the consent of Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Company shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (i) or (ii) below, to either (i) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to subsection 2.9 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, termination or waiver, or (ii) terminate such non-consenting Lender's Commitments and repay in full its outstanding Loans in accordance with subsections 2.4B(i) and 2.4B(ii); provided that unless the Commitments that are terminated and the Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), the Requisite Lenders (determined before giving effect to the proposed action) shall specifically consent thereto; provided further that Company shall not have the right to terminate such non-consenting Lender's Commitment and repay in full its outstanding Loans pursuant to clause (ii) of this subsection 10.6 if, immediately after the termination of such Lender's Revolving Loan Commitment in accordance with subsection 2.4B(ii)(b), the Revolving Loan Exposure of all Lenders would exceed the Revolving Loan Commitments of all Lenders; provided still further that Company shall not have the right to replace a Lender solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to the second paragraph of this subsection 10.6.

Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8 Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Agent.

10.9 Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 3.5A, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in subsections 9.2C, 9.4 and 10.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11 Marshalling; Payments Set Aside.

Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Agent or Lenders (or to Agent for the benefit of Lenders), or Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12 Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13 Obligations Several; Independent Nature of Lenders' Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14 Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15 Applicable Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16 Construction of Agreement.

Each of the parties hereto acknowledges that it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, that it has had full and fair opportunity to review and revise the terms of this Agreement, and that this Agreement has been drafted jointly by all of the parties hereto. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, COUNTY AND CITY OF LOS ANGELES. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER CALIFORNIA OR OTHERWISE.

10.18 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19 Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Company that in any event a Lender may make (a) disclosures to Affiliates and professional advisors of such Lender, (b) disclosures reasonably required by (i) any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein, or (ii) any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors provided that such assignee, transferee, participant, contractual counterparty or professional advisor agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder, or (c) disclosures required or requested by any Government Authority or representative thereof or pursuant to legal process and that no written or oral communications from counsel to Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

10.20 Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Agent of written or telephonic notification of such execution and authorization of delivery thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Company:

SUNRISE MEDICAL, INC.

By:  ____________________
Title:  ___________________

Notice Address:

2382 Faraday Avenue
Carlsbad, CA 92008
Attention: Mr. Ted N. Tarbet
Senior Vice President & Chief Financial Officer
Facsimile: (760) 930-1580

LENDERS:

BANKERS TRUST COMPANY,
as a Lender and as Agent

By:  ____________________
Name: Eric S. Miller
Title: Vice President

Notice Address:

130 Liberty Street, 14th Floor
New York, New York 10006
Facsimile: (212) 669-0142
Attention: Ira Lubinsky

DEUTSCHE BANK, AG, New York Branch,
as an Issuing Lender

By:  ____________________
Name: Eric S. Miller
Title: Vice President

Notice Address:

130 Liberty Street, 14th Floor
New York, New York 10006
Attention: Ira Lubinsky
Facsimile: (212) 669-0142

EXHIBIT I

FORM OF NOTICE OF BORROWING

Pursuant to that certain Credit Agreement dated as of September 8, 2000 as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Sunrise Medical, Inc., a Delaware corporation ("Company"), the financial institutions listed therein as Lenders ("Lenders"), and Bankers Trust Company, as Agent ("Agent"), this represents Company's request to borrow as follows:

1. Date of borrowing: ___________________, 200_
2. Amount of borrowing: $___________________
3. Interest rate option:	[ ] a. Base Rate Loan(s)
[ ] b. Eurodollar Rate Loans with an initial Interest Period of ____________ month(s)

The proceeds of such Loans are to be deposited in Company's account at the Funding and Payment Office.

The undersigned officer, solely in his or her capacity as an officer of the Company, to the best of his or her knowledge, and Company certify that:

(i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

(ii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default;

(iii) Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof; and

(iv) After giving effect to the requested Loans, the Total Utilization of Revolving Loan Commitments will not exceed the Revolving Loan Commitments then in effect and the Borrowing Base then in effect and the requested Loan will otherwise comply with the requirements of subsection 2.1A of the Credit Agreement.

DATED: ____________________

SUNRISE MEDICAL, INC.

By:___________________________

Title:__________________________

EXHIBIT II

FORM OF NOTICE OF CONVERSION/CONTINUATION

Pursuant to that certain Credit Agreement dated as of September 8, 2000, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Sunrise Medical, Inc., a Delaware corporation ("Company"), the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent ("Agent"), this represents Company's request to convert or continue Loans as follows:

1. Date of conversion/continuation: __________________, 200__

2. Amount of Loans being converted/continued: $___________________

3. Nature of conversion/continuation:

[ ] a. Conversion of Base Rate Loans to Eurodollar Rate Loans
[ ] b. Conversion of Eurodollar Rate Loans to Base Rate Loans
[ ] c. Continuation of Eurodollar Rate Loans as such

4. If Loans are being continued as or converted to Eurodollar Rate Loans, the duration of the new Interest Period that commences on the conversion/ continuation date: _______________ month(s)

In the case of a conversion to or continuation of Eurodollar Rate Loans, the undersigned officer, solely in his or her capacity as an officer of the Company, to the best of his or her knowledge, and Company certify that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.

DATED: ____________________

SUNRISE MEDICAL, INC.

By:__________________________

Title:__________________________

EXHIBIT III

FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT

Pursuant to that certain Credit Agreement dated as of September 8, 2000, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Sunrise Medical, Inc., a Delaware corporation ("Company"), the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent ("Agent"), this represents Company's request for the issuance of a Letter of Credit as follows:

1. Issuing Lender:

[ ] a. Agent
[ ] b. _________________________________

2. Letter of Credit Type:

[ ] a. Commercial Letter of Credit
[ ] b. Standby Letter of Credit

3. Date of issuance of Letter of Credit: ________________, 200__

4. Face amount of Letter of Credit: $________________________

5. Expiration date of Letter of Credit: ________________, 200__

6. Name and address of beneficiary:

___________________________________________
___________________________________________
___________________________________________
___________________________________________

7. Attached hereto is:

[ ] a. the verbatim text of such proposed Letter of Credit

[ ] b. a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

The undersigned officer, solely in his or her capacity as an officer of the Company and to the best of his or her knowledge, and Company certify that:

(i) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;

(ii) No event has occurred and is continuing or would result from the issuance of the Letter of Credit contemplated hereby that would constitute an Event of Default or a Potential Event of Default;

(iii) Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof; and

(iv) After giving effect to the requested Letter of Credit, the Total Utilization of Revolving Loan Commitments will not exceed the Revolving Loan Commitments then in effect or the Borrowing Base then in effect, and the requested Letter of Credit will otherwise comply with the provisions of subsection 3.1A of the Credit Agreement.

DATED: ____________________

SUNRISE MEDICAL, INC.

By:__________________________

Title:__________________________

EXHIBIT IV

FORM OF REVOLVING NOTE

SUNRISE MEDICAL, INC.

$58,000,000	Los Angeles, California September 8, 2000

FOR VALUE RECEIVED, Sunrise Medical, Inc., a Delaware corporation ("Company"), promises to pay to BANKERS TRUST COMPANY ("Payee") or its registered assigns, the lesser of (x) fifty eight million dollars ($58,000,000) and (y) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of September 8_, 2000 by and among Company, the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of Company's "Revolving Notes" and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Agent and recorded in the Register as provided in the Credit Agreement, Company and Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys' fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

SUNRISE MEDICAL, INC.

By:__________________________

Title:__________________________

TRANSACTIONS
ON
REVOLVING NOTE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT V

FORM OF SUBSIDIARY GUARANTY

This SUBSIDIARY GUARANTY is entered into as of September 8, 2000 by the undersigned (each a "Guarantor", and together with any future Subsidiaries executing this Guaranty, being collectively referred to herein as the "Guarantors") in favor of and for the benefit of BANKERS TRUST COMPANY, as agent for and representative of (in such capacity herein called "Guarantied Party") the financial institutions ("Lenders") party to the Credit Agreement referred to below and any Exchangers (as hereinafter defined), and for the benefit of the other Beneficiaries (as hereinafter defined).

RECITALS.

Sunrise Medical, Inc., a Delaware corporation ("Company"), has entered into that certain Credit Agreement dated as of September 8, 2000 with Lenders and Guarantied Party, as Agent for Lenders (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement"; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

Company may from time to time enter, or may from time to time have entered, into one or more Interest Rate Agreements and/or one or more Currency Agreements (collectively, the "Hedge Agreements") with one or more Persons that are Lenders or Affiliates of Lenders at the time such Hedge Agreements are entered into (in such capacity, collectively, "Exchangers") in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company under the Hedge Agreements, including without limitation any obligation of Company to make payments thereunder in the event of early termination thereof, together with all obligations of Company under the Credit Agreement and the other Loan Documents, be guarantied hereunder.

Guarantied Party and Lenders and each Exchanger for which Guarantied Party has received the notice required by Section 18 hereof are sometimes referred to herein as "Beneficiaries".

A portion of the proceeds of the Loans may be advanced to Guarantors and thus the Guarantied Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of Guarantors (which benefits are hereby acknowledged).

It is a condition precedent to the making of the initial Loans under the Credit Agreement that Company's obligations thereunder be guarantied by Guarantors.

Guarantors are willing irrevocably and unconditionally to guaranty such obligations of Company.

NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Guarantied Party to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder and to induce Exchangers to enter into the Hedge Agreements, Guarantors hereby agree as follows:

1. Guaranty. (a) In order to induce Lenders to extend credit to Company pursuant to the Credit Agreement and the entry by Exchangers into the Hedge Agreements, Guarantors jointly and severally irrevocably and unconditionally guaranty, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guarantied Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)). The term "Guarantied Obligations" is used herein in its most comprehensive sense and includes any and all Obligations of Company and all obligations of Company under Hedge Agreements, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement, the Hedge Agreements, this Guaranty and the other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue such obligations of Company or from time to time renew them after they have been satisfied.

Each Guarantor acknowledges that a portion of the Loans may be advanced to it, that Letters of Credit may be issued for the benefit of its business and that the Guarantied Obligations are being incurred for and will inure to its benefit.

Any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceeding had not been commenced) shall be included in the Guarantied Obligations because it is the intention of each Guarantor and Guarantied Party that the Guarantied Obligations should be determined without regard to any rule of law or order that may relieve Company of any portion of such Guarantied Obligations.

In the event that all or any portion of the Guarantied Obligations is paid by Company, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from Guarantied Party or any other Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations.

Subject to the other provisions of this Section 1, upon the failure of Company to pay any of the Guarantied Obligations when and as the same shall become due, each Guarantor will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the aggregate of the unpaid Guarantied Obligations.

(b) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 1(b), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

(c) Each Guarantor under this Guaranty, and each guarantor under other guaranties, if any, relating to the Credit Agreement (the "Related Guaranties") that contain a contribution provision similar to that set forth in this Section 1(c), together desire to allocate among themselves (collectively, the "Contributing Guarantors"), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty or a guarantor under a Related Guaranty, each such Guarantor or such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Guarantied Obligations paid to Beneficiaries.

2. Guaranty Absolute; Continuing Guaranty. The obligations of each Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that: (a) this Guaranty is a guaranty of payment when due and not of collectibility; (b) Guarantied Party may enforce this Guaranty upon the occurrence of an Event of Default under the Credit Agreement or the occurrence of an early termination date or similar event under any Hedge Agreements notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such event; (c) the obligations of each Guarantor hereunder are independent of the obligations of Company under the Loan Documents or the Hedge Agreements and the obligations of any other Guarantor and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against Company or any of such other Guarantors and whether or not Company is joined in any such action or actions; and (d) a payment of a portion, but not all, of the Guarantied Obligations by one or more Guarantors shall in no way limit, affect, modify or abridge the liability of such or any other Guarantor for any portion of the Guarantied Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its successors and assigns, and each Guarantor irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

3. Actions by Beneficiaries. Any Beneficiary may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of any Guarantor's liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person with respect to the Guarantied Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of any Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Guarantied Party or the other Beneficiaries, or any of them, may have against any such security, as Guarantied Party in its discretion may determine consistent with the Credit Agreement, the Hedge Agreements and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to Guarantied Party or the other Beneficiaries, or any of them, under the Loan Documents or the Hedge Agreements.

4. No Discharge. This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of the Credit Agreement, any of the other Loan Documents, the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, (c) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though Guarantied Party or the other Beneficiaries, or any of them, might have elected to apply such payment to any part or all of the Guarantied Obligations (other than payments made by the applicable Guarantor pursuant to the Loan Documents or the Hedge Agreements, as the case may be, or from the proceeds of any security granted by the applicable Guarantor for the Guarantied Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guarantied Obligations), (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations, (f) any defenses, set-offs or counterclaims which Company may assert against Guarantied Party or any Beneficiary in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of a Guarantor as an obligor in respect of the Guarantied Obligations.

5. Waivers. Each Guarantor waives, for the benefit of Beneficiaries: (a) any right to require Guarantied Party or the other Beneficiaries, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any other guarantor of the Guarantied Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Guarantied Party's or any other Beneficiary's errors or omissions in the administration of the Guarantied Obligations, except behavior that amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement, notices of default or early termination under any Hedge Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 3 and 4 hereof and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

As used in this paragraph, any reference to "the principal" includes Company, and any reference to "the creditor" includes Guarantied Party and each other Beneficiary. In accordance with Section 2856 of the California Civil Code (a) Guarantor waives any and all rights and defenses available to Guarantor by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including without limitation any and all rights or defenses Guarantor may have by reason of protection afforded to the principal with respect to any of the Guarantied Obligations, or to any other guarantor of any of the Guarantied Obligations with respect to any of such guarantor's obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal's indebtedness or such guarantor's obligations, including without limitation Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure; and (b) Guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guarantied Obligation, has destroyed Guarantor's rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Guarantied Obligations, has destroyed Guarantor's rights of contribution against such other guarantor. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph.

6. Guarantors' Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Each Guarantor waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute (including without limitation under California Civil Code Section 2847, 2848 or 2849), under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guarantied Obligations (other than Guarantied Obligations which, after the occurrence of the foregoing events, are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Hedge Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the termination, expiration or cancellation of all Hedge Agreements) shall have been paid in full and the Commitments shall have terminated, and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor of any of the Guarantied Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Guarantied Party or the other Beneficiaries may have against Company, to all right, title and interest Guarantied Party or the other Beneficiaries may have in any such collateral or security, and to any right Guarantied Party or the other Beneficiaries may have against such other guarantor.

Any indebtedness of Company now or hereafter held by any Guarantor is subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of Company to a Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing, and any amount paid to a Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guarantied Obligations have not been paid in full, shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision of this Guaranty; provided that any payment on such indebtedness received by any Guarantor prior to the occurrence and continuance of an Event of Default or Potential Event of Default and in accordance with this Guaranty or the Credit Agreement shall be permitted and need not be held in trust for or paid over to Guarantied Party on behalf of Beneficiaries.

7. Expenses. Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save Guarantied Party and the other Beneficiaries harmless against liability for, any and all reasonable costs and expenses (including fees and disbursements of counsel and allocated costs of internal counsel) incurred or expended by Guarantied Party or any other Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty.

8. Financial Condition of Company. No Beneficiary shall have any obligation, and each Guarantor waives any duty on the part of any Beneficiary, to disclose or discuss with such Guarantor its assessment, or such Guarantor's assessment, of the financial condition of Company or any matter or fact relating to the business, operations or condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations.

9. Representations and Warranties. Each Guarantor makes, for the benefit of Beneficiaries, each of the representations and warranties made in the Credit Agreement by Company as to such Guarantor, its assets, financial condition, operations, organization, legal status, business and the Loan Documents to which it is a party.

10. Covenants. Each Guarantor agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit shall be outstanding, or any Lender shall have any Commitment or any Exchanger shall have any obligation under any Hedge Agreement, such Guarantor will, unless Requisite Lenders shall otherwise consent in writing, perform or observe, and cause its Subsidiaries to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that Company is to cause a Guarantor and such Subsidiaries to perform or observe.

11. Set Off. In addition to any other rights any Beneficiary may have under law or in equity, if any amount shall at any time be due and owing by a Guarantor to any Beneficiary under this Guaranty, such Beneficiary is authorized at any time or from time to time, without notice (any such notice being expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidence by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to a Guarantor and any other property of such Guarantor held by a Beneficiary to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to any Beneficiary under this Guaranty.

12. Discharge of Guaranty Upon Sale of Guarantor. If all of the stock of a Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of (including by merger or consolidation) in a sale not prohibited by the Credit Agreement or otherwise consented to by Requisite Lenders, the obligations of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale.

13. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, Guarantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

14. Miscellaneous. It is not necessary for Beneficiaries to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the Loan Documents or Hedge Agreements or any agreement between one or more Guarantors and one or more Beneficiaries or between Company and one or more Beneficiaries. Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTORS, GUARANTIED PARTY AND THE OTHER BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY EACH GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTY. Each Guarantor agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Guarantor at its address set forth below its signature hereto, such service being acknowledged by such Guarantor to be sufficient for personal jurisdiction in any action against such Guarantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Guarantied Party or any Beneficiary to bring proceedings against such Guarantor in the courts of any other jurisdiction.

EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each Guarantor and, by its acceptance of the benefits hereof, Guarantied Party each (i) acknowledges that this waiver is a material inducement for such Guarantor and Guarantied Party to enter into a business relationship, that such Guarantor and Guarantied Party have already relied on this waiver in entering into this Guaranty or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings, and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

15. Additional Guarantors. The initial Guarantor(s) hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, Subsidiaries of Company may become parties hereto, as additional Guarantors (each an "Additional Guarantor"), by executing a counterpart, a form of which is attached as Exhibit A, of this Guaranty. Upon delivery of any such counterpart to Guarantied Party, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of the Guarantied Party not to cause any Subsidiary of Company to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

16. Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by the Guaranteed Party of written or telephonic notification of such execution and authorization of delivery thereof.

17. Guarantied Party as Agent.

(a) Guarantied Party has been appointed to act as Guarantied Party hereunder by Lenders. Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement.

(b) Guarantied Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty; and appointment of a successor Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty. Upon the acceptance of any appointment as Agent under subsection 9.5 of the Credit Agreement by successor Agent, that successor Agent shall thereupon succeed to become vested with all the rights, powers, privileges and duties of the retiring Guarantied party under this Guaranty, and the retiring Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring Guarantied Party shall be discharged from its duties and obligations under this Guaranty. After any retiring Guarantied Party's resignation hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefits as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.

18. Notice of Hedge Agreements. Guarantied Party shall not be deemed to have any duty whatsoever with respect to any Exchanger until it shall have received written notice in form and substance satisfactory to Guarantied Party from Company, a Guarantor or the Exchanger as to the existence and terms of the applicable Hedge Agreement.

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

SUNRISE MEDICAL HHG INC. By: __________________________

Name: Title:
Address:
__________________________ __________________________ __________________________

DYNAVOX SYSTEMS INC. By: __________________________

Name: Title:
Address:
__________________________ __________________________ __________________________

SUNRISE MEDICAL CCG INC. By: __________________________

Name: Title:
Address:
__________________________ __________________________ __________________________

`	SUNRISE MARIN HOLDINGS INC. By: __________________________

Name: Title:
Address:
__________________________ __________________________ __________________________

SUNMED FINANCE INC. By: __________________________

Name: Title:
Address:
__________________________ __________________________ __________________________

ACKNOWLEDGED AND FOR PURPOSES
OR THE WAIVER OF JURY TRIAL SET
FORTH IN SECTION 14 ONLY, AGREED
AS OF THE DATE FIRST WRITTEN ABOVE

BANKERS TRUST COMPANY,

as Guarantied Party

By:_____________________________

Name:
Title:

EXHIBIT A

FORM OF COUNTERPART FOR ADDITIONAL GUARANTORS

This COUNTERPART (this "Counterpart"), dated _______, 20__, is delivered pursuant to Section 15 of the Guaranty referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Guaranty, dated as of _____________, 20___ (as it may be from time to time amended, modified or supplemented, the "Guaranty"; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among the Guarantors named therein and Bankers Trust Company, as Guarantied Party. The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance with Section 15 thereof and agrees to be bound by all of the terms thereof.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart to be duly executed and delivered by its officer thereunto duly authorized as of ______________, 20__.

[NAME OF ADDITIONAL GUARANTOR] By: __________________________

Name: Title:
Address:
__________________________ __________________________ __________________________

EXHIBIT VI

FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED, SOLELY IN HIS OR HER CAPACITY AS AN OFFICER OF THE COMPANY, HEREBY CERTIFIES THAT:

(1) I am the duly elected [Title] of Sunrise Medical, Inc., a Delaware corporation ("Company");

(2) I have reviewed the terms of that certain Credit Agreement dated as of September 8, 2000, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "Credit Agreement", the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company, the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent, and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements;

(3) The examination described in paragraph (2) demonstrated and I hereby represent that the Company and its subsidiaries have become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries in an aggregate amount not in excess of $1,000,000; and

(4) The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (4) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of _____________, ____ pursuant to subsection 6.1(iv) of the Credit Agreement.

SUNRISE MEDICAL, INC.

By:__________________________

Name:__________________________

Title:__________________________

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ____________, _______, and pertains to the period from ___________, _______ to ___________, ________. Subsection references herein relate to subsections of the Credit Agreement.

A. Indebtedness
1. Other unsecured senior Indebtedness permitted under subsection 7.1(vii):	$________________
2. Maximum unsecured senior Indebtedness permitted under subsection 7.1(vii):	$25,000,000
3. Subordinated Indebtedness incurred during Fiscal Quarter	$________________
a. At time of incurrence:

1. Ratio of incurred Consolidated Total Indebtedness to Consolidated EBITDA for prior four Fiscal Quarter period:	___:1.00
2. Ratio of consolidated total senior debt to Consolidated EBITDA for prior four Fiscal Quarter period (3.a.1 not to exceed 3.a.2 by greater than one multiple):	___:1.00
b. Acquisition Subordinated Debt in each individual or related transactions incurred during Fiscal Quarter:	$________________
c. Maximum Acquisition Subordinated Debt permitted in individual or related transactions under subsection 1.1:	$3,000,000
d. Aggregate permitted Acquisition Subordinated Debt under subsection 1.1:	$________________
e. Maximum aggregate permitted Acquisition Subordinated Debt:	$10,000,000
4. Aggregate other Indebtedness:	$________________
5. Maximum aggregate other Indebtedness permitted under subsection 7.1(ix):	$10,000,000
6. Aggregate Indebtedness created under permitted overdraft lines with commercial banks:	$________________
7. Maximum aggregate Indebtedness created under permitted overdraft lines with commercial banks under subsection 7.1(x):	$10,000,000
8. Aggregate Indebtedness of Foreign Subsidiaries to Domestic Subsidiaries:	$________________
9. Maximum aggregate Indebtedness of Foreign Subsidiaries to Domestic Subsidiaries permitted under subsection 7.1(xi):	$10,000,000

B. Liens
1. Other Liens permitted under subsection 7.2A(vii):	$________________
6. Maximum other Liens permitted under subsection 7.2A(vii)::	$5,000,000

C. Investments
1. Aggregate Investments made after the Closing Date in Foreign Subsidiaries by Domestic Subsidiaries:	$_______________
2. Maximum aggregate Investments after the Closing Date in Foreign Subsidiaries by Domestic Subsidiaries permitted under subsection 7.3(viii)::	$10,000,000
3. Aggregate fair market value of other Investments in Fiscal Year-to-date as permitted under subsection 7.3(ix):	$_______________
4. Maximum aggregate fair market value of other Investments in Fiscal Year as permitted under subsection 7.3(ix):	$10,000,000
D. Contingent Obligations
1. Aggregate liability of other Contingent Obligations permitted under subsection 7.4(x):	$_______________
2. Maximum aggregate liability of other Contingent Obligations permitted under subsection 7.4(x):	$10,000,000
E. Minimum Consolidated Adjusted EBITDA (for the four-Fiscal Quarter period ending __________, _______)	$______________
1. Consolidated Net Income:
2. Consolidated Interest Expense:	$______________
3. Provisions for taxes based on income:	$______________
4. Total depreciation expense:	$______________
5. Total amortization expense:	$______________
6. Other permitted non-cash items deducted in the calculation of Consolidated Net Income:	$_______________
7. Other permitted non-cash items added in the calculation of Consolidated Net Income:	$_______________
8. Consolidated EBITDA (1+2+3+4+5+6-7):	$_______________
9. Income attributable to interest earned on Cash and Cash Equivalents held by Company and its Subsidiaries:	$_______________
10. To extent deducted in determining Consolidated Net Income for such period, rental expense attributable to the permitted sale and leaseback of Facilities:	$_______________
11. To extent deducted in determining Consolidated Net Income for such period but not in excess of an aggregate $1,500,000 for all periods, expenses attributable to any unconsummated sale,
merger or transfer of Project Alpha or Project Beta:	$_______________

12. To extent deducted in determining Consolidated Net Income for such period, fees, expenses and charges related to acquisitions and mergers of Company and its Subsidiaries incurred not later than one year after the Closing Date:

$_______________
13. To extent deducted in determining Consolidated Net Income for such period, any Restructuring Charges (not to exceed maximum permitted Restructuring Charges as calculated below):	$_______________

a. Maximum Annual Restructuring Charges:

1. FY 2001: $27,000,000

2. FY 2002: $44,000,000 minus the amount of Restructuring Charges included in Consolidated Adjusted EBITDA for FY 2001

3. FY 2003 and thereafter: $57,7000,000 minus the amount of Restructuring Charges included in Consolidated Adjusted EBITDA for all prior Fiscal Years ending on or about June 30, 2001 and thereafter

$_______________
14. Consolidated Adjusted EBITDA (8+9+10+11+12+13):	$_______________
15. Reduction upon Asset Sale under subsection 7.6 (Officer's Certificate attached):	$_______________
16. Minimum Consolidated Adjusted EBITDA permitted under subsection 7.6:	$_______________
17. Reduced Minimum Consolidated Adjusted EBITDA permitted under subsection 7.6 (16-15).	$_______________

F. Fundamental Changes; Assets Sales
1. Aggregate fair market value of Asset Sales of assets located in the United States permitted under subsection 7.7(v):	$_______________
2. Maximum aggregate fair market value of Asset Sales of assets located in the United States permitted under subsection 7.7(v):	$5,000,000
3. Aggregate fair market value of Asset Sales of assets located outside the United States permitted under subsection 7.7(v):	$_______________
4. Maximum aggregate fair market value of Asset Sales of assets located outside the United States permitted under subsection 7.7(v):	$5,000,000
5. Aggregate fair market value of Asset Sales in connection with permitted sale and leaseback transactions:	$_______________
6. Maximum aggregate fair market value of Asset Sales in connection with permitted sale and leaseback transactions under subsection 7.7(viii):	$30,000,000

G. Consolidated Adjusted Capital Expenditures
1. Consolidated Capital Expenditures for Fiscal Year-to-date:	$______________
2. Deductible Restructuring Capital Expenditures for Fiscal Year-to-date (not to exceed maximum permitted deductible Restructuring Capital Expenditures as calculated below):	$______________

a. Maximum annual deductible Restructuring Capital Expenditures:

1. FY 2001: $5,400,000

2. FY 2002: $16,600,000 minus the amount of Restructuring Capital Expenditures deducted from Consolidated Capital Expenditures for FY 2001

3. FY 2003: $17,400,000 minus the amount of Restructuring Capital Expenditures deducted from Consolidated Capital Expenditures for FY 2001 and FY 2002

4. FY 2004: $17,400,000 minus the amount of Restructuring Capital Expenditures deducted from Consolidated Capital Expenditures for FY 2001, FY 2002 and FY 2003

$_______________
3. Consolidated Adjusted Capital Expenditures (1-2):	$_______________
4. Maximum Consolidated Adjusted Capital Expenditures permitted under subsection 7.8 (as calculated from the table below):	$_______________

a. Maximum annual Consolidated Adjusted Capital Expenditures:

1. FY 2001: $19,500,000

2. FY 2002: $19,700,000 plus the excess, if any, of $19,500,000 over the Consolidated Adjusted Capital Expenditures for FY 2001

3. FY 2003: $19,900,000 plus the excess, if any, of $19,700,000 over the Consolidated Adjusted Capital Expenditures for FY 2002

4. FY 2004: $20,100,000 plus the excess, if any, of $19,900,000 over the Consolidated Adjusted Capital Expenditures for FY 2003

H. Restricted Junior Payments
1. Aggregate amount of stock and stock option repurchases and poison pill payments made since Closing Date under subsection 7.5(ii):	$_______________
2. Maximum aggregate amount of stock and stock option repurchases and poison pill payments made since Closing Date permitted under subsection 7.5(ii):	$2,000,000

I. Litigation (attach schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Company or any of its Subsidiaries equal to or greater than $1,000,000 as required by subsection 6.1(ix)).

EXHIBIT VII

FORM OF SUBORDINATION PROVISIONS

_________________, 20__

FOR VALUE RECEIVED, Sunrise Medical, Inc., a Delaware corporation (the "Maker"), having its principal place of business at 2382 Faraday Avenue, Suite 200, Carlsbad, California 92008, hereby promises to pay ____________________, the principal sum of ______________________________ (_______________), which principal shall be due in five equal payments of ______________________________ (_______________) each on __________, ____, ____, ____, ____ and ____. The outstanding principal amount shall bear interest at the rate of _____% per annum, with interest payable quarterly until this note is fully paid. [The note shall be guaranteed by the general credit of Sunrise Medical, Inc. ("Guarantor"), the 100% shareholder of ______________________________.]

This Note may be prepaid at the option of the Maker in whole at any time or in part from time to time without notice or penalty. Each such prepayment shall be applied to accrued but unpaid interest and then to the next installment(s) of principal becoming due.

This Note is issued pursuant to a ____________________ Purchase Agreement, dated _______________ (the "Agreement"), between Sunrise Medical, Inc. and the vendors of ____________________. This Note is subject to provisions of the Agreement, including, without limitation, adjustment of, and offset to the principal amount pursuant to the Agreement.

If an Event of Default (as hereinafter defined) shall occur, then, at the option of the holder hereof, and subject to the subordination provisions below, this Note shall upon presentment become immediately due and payable.

An "Event of Default" shall be deemed to have occurred hereunder if (a) the Maker shall fail to make any payment under this Note in full when due and such failure shall not be cured within twenty (20) days following receipt of written notice thereof; or (b) any proceeding shall be commenced by the Maker, as debtor, under any bankruptcy, reorganization, insolvency, readjustment of debt, arrangement, receivership or liquidation law or statute, and such proceeding is not dismissed within 60 days or is not timely controverted in good faith and on reasonable grounds by the Maker or an order of relief is granted in such proceedings.

The indebtedness represented by this Note (including the interest thereon) shall be subordinate and junior in right of payment, to the extent set forth herein, to the prior payment in full of all indebtedness (including, without limitation, all interest accrued thereon and all fees and expenses accrued or incurred in relation thereto) of the Maker or the Guarantor, whether presently existing or hereafter incurred, and any extensions, renewals or modifications thereof, for money borrowed from or guaranteed to any banks, trust companies, insurance companies or other lending institutions (the "Senior Indebtedness").

The indebtedness represented by this Note (including the interest thereon) shall be equal in priority with all other Acquisition Indebtedness (as hereinafter defined) including, without limitation, all interest incurred in relation thereto of the Maker or the Guarantor. "Acquisition Indebtedness" shall mean all indebtedness of the Maker or the Guarantor incurred in full or partial payment for the assets or stock associated with business acquired by the Maker or the Guarantor heretofore except Senior Indebtedness arising as a result of each acquisition.

No payment shall be made hereunder if an event which would, or which with the giving of notice or passage of time would, permit any Senior Indebtedness to be accelerated and to became immediately due at the option of the holder thereof shall have occurred and be continuing or would occur and exist by virtue of ouch payment, and such event shall not have been waived or consented to by the holders of such Senior Indebtedness.

In the event an Event of Default occurs hereunder, or any voluntary liquidation, dissolution or other winding up of the Maker or Guarantor shall occur, all Senior Indebtedness must first be paid in full before any payment or distribution of any character shall be made in respect of this Note, and all payments and distributions which would otherwise (but for the terms hereof) be payable or deliverable in respect of this Note shall be paid or delivered directly to the holder of Senior Indebtedness at the time outstanding, in accordance with the priorities of payment thereof, until all such Senior Indebtedness shall have been paid in full. If any payment or distribution shall be received by any holder of this Note in contravention of any of the terms hereof and before all Senior Indebtedness shall be paid in full, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of the Senior Indebtedness at the time outstanding for application to the payment of all Senior Indebtedness remaining unpaid, in accordance with the priorities of payment thereof, to the extent necessary to pay all Senior Indebtedness in full.

No act or failure to act on the part of the Maker, and no default or breach of any agreement of the maker, whether or not herein set forth, shall in any way prevent or limit the holder of any Senior Indebtedness from enforcing fully the subordination herein provided for, irrespective of any knowledge or notice which such holder hereof may at any time have.

So long as any Senior Indebtedness shall be outstanding, the Maker shall not, without the prior written consent of the holders thereof, alter or amend any of the terms of this Note in any manner which might adversely affect the holder of Senior Indebtedness. Nothing in this note shall impair or qualify, as between the Maker and holder hereof, (i) the obligation of the Maker to pay the holder hereof the principal of and interest on this Note when and as due as set forth elsewhere herein, or (ii) the rights of the holder hereof upon an Event of Default, all subject to the rights of the holders of Senior Indebtedness as provided herein.

The Maker hereby waives all rights to offset against its obligations hereunder and claims which it may now or hereafter have against the payee or subsequent holder hereof, except for claims arising under the Agreement or any agreement or instruments entered into pursuant thereto.

If any action should be commenced to collect this Note or any portion thereof, such sum as the Court may deed reasonable shall be added hereto as attorneys' fees. The prevailing party shall be entitled to recover its reasonable attorneys' fees and costs of suit.

In the event that any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise enforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

This Note shall be governed by and construed in accordance with the laws of ____________________ without regard to principles of conflict of laws, and may not be amended, modified or cancelled orally.

SUNRISE MEDICAL, INC.

By:

Name:

Title:

EXHIBIT VIII

FORM OF BORROWING BASE CERTIFICATE

____________, ____

Reference is made to the Credit Agreement dated as September 8____, 2000 (as it may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement") by and among Sunrise Medical, Inc., a Delaware corporation ("Company"), the Lenders listed on the signature pages thereof, and Bankers Trust Company, as Agent. Terms defined in the Credit Agreement and undefined herein are used herein as defined therein.

Pursuant to subsection [4.1F][6.1(xviii)] of the Credit Agreement, the undersigned, solely in his or her capacity as the Chief Financial Officer of Company, hereby certifies that attached hereto as Annex 1 is a true and accurate calculation of the Borrowing Base as of __________, _____ determined in accordance with the requirements of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of ____________, ____.

SUNRISE MEDICAL, INC.

By:__________________________

Name:__________________________

Title:__________________________

ANNEX 1 TO

____________________

BORROWING BASE CERTIFICATE

Borrowing Base Certificate #: _______________ As of Date: _______________

Total
I. RECEIVABLES
A. Total Accounts Receivable (Note: parenthetical references are to clauses in the definition of "Eligible Accounts Receivable")
_____
Less:

Promissory Notes
_____
Chargebacks
_____
Sales to Affiliate, including without limitation intra/intercompany receivables and employee/salesperson receivables(a)
_____
Payment Terms more than 120 days(b)
_____
Unpaid (i) more than 60 days on payment terms of 90 days or less, or (ii) more than 30 days on payment terms of 120 days(c)
_____
50% or more from Account Debtor Past Due(d)
_____
Creditor or subject to a claim or setoff, to extent of same(e)
_____
Insolvency Event Accounts(f)
_____
Non-US Dollar/Foreign Accounts, unless letter of credit to Agent(g)
_____
Bill/Hold; Sale/Return; Approval; Guarantied Sale; Consignment(h)
_____
Uncertain Collection(i)
_____
Medicare/Medicaid; Account Debtor is U.S. Government(j)
_____
Goods not Shipped, Delivered, Accepted (valid sale)(k)
_____
Account not comply legal requirements(l)
_____
Account subject to Security Deposit, Progress Payment or Advance(m)
_____
Account not subject to first priority Lien for Agent or not comply with Loan Documents(n)
_____
Accounts exceed 10% of A/R of Loan Parties, to extent of such excess, unless letter of credit to Agent(o)
_____
Other Ineligibility Imposed by Agent
_____
B. Total Ineligible Accounts	_____
C. Gross Eligible Accounts (I.A. - I.B.)	_____
D. Less:
Returns, credit memo reserves, discounts (other than secondary cash discounts), deductions, claims, credits, sales taxes, etc.
_____
E. Net Eligible Accounts (I.C. - I.D.)	_____

II. INVENTORY
A. Total Inventory (Note: parenthetical references are to clauses in the definition of "Eligible Inventory")
_____
Less:
Inventory not owned solely by Loan Party or invalid title(a)	_____
Inventory not located in the U.S.(b)	_____
Consignments; Inventory not located on property of Loan Party and not subject to Collateral Access Agreement(c)	_____
Inventory not subject to first priority Lien for Agent(d)	_____
Inventory returned by third party or in transit(e)	_____
Inventory not first-quality goods or slow moving(f)	_____
Unreconciled/reconciled Items(g)	_____
Sample Inventory and Promotional Materials and Literature(h)	_____
Other Ineligibility imposed by Agent	_____
B. Total Ineligible Inventory
_____
C. Eligible Inventory (II.A. - II.B.)
_____
D. Less:

freight, duty, brokerage charges and all reserves
_____
E. Net Eligible Inventory (II.C. - II.D.)
_____

III. BORROWING BASE
A. 1. Net Eligible Accounts (I.E.)	_____
2. Multiplied by Advance Rate of 75%
0.75
3. Total Accounts Availability (III.A.1. x 0.75)
_____
B. 1. Net Eligible Inventory (II.E)	_____
2. Multiplied by Advance Rate of 50%
0.50
3. Inventory Availability (III.B.1 x 0.50)
_____
4. Utilization Limitation (III.H x 0.30)
_____
5. Total Inventory Availability (lesser of III.B.3 and III.B.4)
_____
C. Qualifying Certificate of Deposit	_____
D. Total Borrowing Base Availability (III.A.3. + III.B.5. + III.C.)	_____
1. Less:

    Reserve Established by Agent
_____
E. Net Borrowing Base (III.D. - III.D.1.)
_____
F. Loans Outstanding
_____
G. Letter of Credit Obligations
_____
H. Hedge Exposure
_____
I. TOTAL UTILIZATION (III.F. + III.G. +III.H.)
_____
J. NET AVAILABILITY FOR COMPANY (III.E. minus III.I.)
_____

EXHIBIT IX

FORM OF OPINION OF LATHAM & WATKINS

[DRAFT]

September 8, 2000

Bankers Trust Company, as Administrative Agent
130 Liberty Street
New York, New York 10006

and

The Lenders Listed on Schedule A Hereto

Re: Credit Agreement, dated as of September 8, 2000, and entered into by and among Sunrise Medical, Inc., a Delaware corporation, the financial institutions listed therein, and Bankers Trust Company, as agent

Ladies and Gentlemen:

We have acted as counsel to Sunrise Medical, Inc., a Delaware corporation ("Borrower"), Sunrise Medical HHG, Inc., a California corporation ("HHG"), Dynavox Systems Inc., a Pennsylvania corporation ("Dynavox"), and Sunrise Medical CCG Inc., a Wisconsin corporation ("CCG", and together with, HHG and Dynavox, "Guarantors" and together with Borrower, collectively, the "Loan Parties" and individually, a "Loan Party") in connection with that certain Credit Agreement dated as of September 8, 2000 (the "Credit Agreement") and entered into by and among Borrower, the financial institutions listed on the signatures pages thereof (collectively, "Lenders", and individually, a "Lender"), and Bankers Trust Company ("Bankers"), as agent for the Lenders (in such capacity, "Agent"). This opinion is rendered to you pursuant to Section 4.1G of the Credit Agreement. Capitalized terms defined in the Credit Agreement, used herein and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below, except where a statement is qualified as to knowledge or awareness, in which case we have made no or limited inquiry as specified below. We have examined, among other things, the following:

(a) the Credit Agreement;

(b) that certain Revolving Note, dated September 8_, 2000, in the original principal amount of $___________________ made by Borrower payable to Bankers (the "Note");

(c) that certain Subsidiary Guaranty, entered into as of September 8_, 2000 (the "Subsidiary Guaranty"), by Guarantors in favor of Bankers, as agent for and representative of (in such capacity, "Collateral Agent") the Lenders and the Interest Rate Exchangers (as defined therein);

(d) that certain Security Agreement, dated as of September 8_, 2000 (the "Security Agreement"), entered into by and among Borrower, the Subsidiaries of Borrower signatory thereto and Collateral Agent;

(e) that certain Lockbox Agreement, dated as of September 8_, 2000 (the "Lockbox Agreement"), entered into by and among Borrower, Agent and ________________________;

(f) [photocopies of the UCC-1 financing statements naming [insert names of Loan Parties filing California financing statements] as debtor and [Collateral Agent] as secured party, together with all schedules and exhibits to such financing statements, to be filed in the Office of the Secretary of State of the State of California (the "California Financing Statements");]

(g) [photocopies of the UCC-1 financing statements naming [insert names of Loan Parties filing Delaware financing statements] as debtor and [Collateral Agent] as secured party, together with all schedules and exhibits to such financing statements, to be filed in the Office of the Secretary of State of the State of Delaware (the "Delaware Financing Statements");]

(h) [photocopies of the UCC-1 financing statements naming [insert names of Loan Parties filing Pennsylvania financing statements] as debtor and [Collateral Agent] as secured party, together with all schedules and exhibits to such financing statements, to be filed in the Office of the Secretary of Commonwealth of the Commonwealth of Pennsylvania (the "Pennsylvania Financing Statements");]

(i) [photocopies of the UCC-1 financing statements naming [insert names of Loan Parties filing Wisconsin financing statements] as debtor and [Collateral Agent] as secured party, together with all schedules and exhibits to such financing statements, to be filed in the Office of the Secretary of State of the State of Wisconsin (the "Wisconsin Financing Statements", and together with the California Financing Statements, the Delaware Financing Statements and the Pennsylvania Financing Statements, the "Financing Statements");]

(j) the Certificate of Incorporation and Bylaws of Borrower (the "Borrower Governing Documents");

(k) the Articles of Incorporation and Bylaws of HHG (the "HHG Governing Documents", and together with the Borrower Governing Documents, the "Governing Documents");

(l) the indenture(s), note(s), loan agreement(s), mortgage(s), deed(s) of trust, security agreement(s), and other written agreement(s) and instrument(s) creating, evidencing or securing indebtedness of the Loan Parties for borrowed money, identified to us by an officer of Borrower as material to the Loan Parties and identified on Schedule B hereto (collectively, the "Material Agreements"); and

(m) the court and administrative orders, writs, judgments and decrees specifically directed to the Loan Parties, identified to us by an officer of Borrower as material to the Loan Parties and identified on Schedule C hereto (the "Court Orders").

The documents described in subsections (a)-(e) above are referred to herein collectively as the "Loan Documents". As used in this opinion, the "California UCC" shall mean the Uniform Commercial Code as now in effect in the State of California.

In our examination, we have assumed the genuineness of all signatures (other than those of officers of the Loan Parties on the Loan Documents), the legal capacity of all natural persons executing documents, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. In addition, we have assumed that the parties to the Loan Documents have not entered into any agreements of which we are unaware which modify the terms of the Loan Documents and have not otherwise expressly or by implication waived any requirement of, or agreed to any modification of, the Loan Documents.

We have been furnished with and have relied upon certificates of officers of the Loan Parties with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

We are opining herein as to the effect on the subject transactions only of the federal laws of the United States, the internal laws of the State of California and the General Corporation Law of the State of Delaware (the "DGCL") except with respect to our opinions set forth in  paragraph 7 (i) as they relate to the Delaware Financing Statements and the Delaware UCC (as defined below), we are opining as to the effect of the subject transaction only of the Delaware UCC; (ii) as they relate to the Pennsylvania Financing Statements and the Pennsylvania UCC (as defined below), we are opining as to the effect of the subject transaction only of the Pennsylvania UCC; and (iii)  as they relate to the Wisconsin Financing Statements and the Wisconsin UCC (as defined below), we are opining as to the effect of the subject transaction only of the Wisconsin UCC. Except as described in the previous sentence, we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws or as to any matters of municipal law or the laws of any local agencies within any state or any federal or state laws which are applicable to the parties thereto or the subject transactions solely because of the nature or extent of their business.

With your permission, we have based our opinions set forth in paragraph 7 with respect to (i) the Delaware Financing Statements solely upon our review of Sections 9-103, 9-104, 9-105, 9-106, 9110, 9203, 9302, 9303, 9304, 9306, 9401, 9402, 9403 and 9406 of the Uniform Commercial Code as in effect on the date hereof in the State of Delaware as set forth in the CCH Secured Transactions Guide, copies of which are attached hereto as Exhibit A, incorporated herein by reference and referred to herein as the "Delaware UCC"; (ii) the Pennsylvania Financing Statements solely upon our review of Sections 9-103, 9-104, 9-105, 9-106, 9110, 9203, 9302, 9303, 9304, 9306, 9401, 9402, 9403 and 9406 of the Uniform Commercial Code as in effect on the date hereof in the Commonwealth of Pennsylvania as set forth in the CCH Secured Transactions Guide, copies of which are attached hereto as Exhibit B, incorporated herein by reference and referred to herein as the "Pennsylvania UCC"; and (iii) the Wisconsin Financing Statements solely upon our review of Sections 9-103, 9-104, 9-105, 9-106, 9110, 9203, 9302, 9303, 9304, 9306, 9401, 9402, 9403 and 9406 of the Uniform Commercial Code as in effect on the date hereof in the State of Wisconsin as set forth in the CCH Secured Transactions Guide, copies of which are attached hereto as Exhibit C, incorporated herein by reference and referred to herein as the "Wisconsin UCC". We have assumed that (i) the provisions of the Delaware UCC are in effect on the date hereof in the State of Delaware and have not been modified in any respect by any other statute, regulation or decision with respect to the laws of the State of Delaware; (ii) the provisions of the Pennsylvania UCC are in effect on the date hereof in the Commonwealth of Pennsylvania and have not been modified in any respect by any other statute, regulation or decision with respect to the laws of the Commonwealth of Pennsylvania; and (iii) the provisions of the Wisconsin UCC are in effect on the date hereof in the State of Wisconsin and have not been modified in any respect by any other statute, regulation or decision with respect to the laws of the State of Wisconsin. We call to your attention that we are not licensed to practice law in any of the State of Delaware, the Commonwealth of Pennsylvania or the State of Wisconsin, nor do we profess any expertise with respect to the laws thereof (other than the DGCL).

Our opinions set forth in paragraph 4 below are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to borrowers and guarantors in secured loan transactions. Whenever a statement herein is qualified by "to the best of our knowledge" or a similar phrase, such qualification is intended to indicate that those attorneys in this firm who have rendered legal services in connection with the Credit Agreement do not have current actual knowledge of the inaccuracy of such statement. However, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of any such statement, and no inference that we have any knowledge of any matters pertaining to such statement should be drawn from our representation of the Loan Parties.

Subject to the foregoing and the other matters set forth herein, and in reliance thereon, it is our opinion that, as of the date hereof:

1. Borrower has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority to conduct its business as now conducted and to enter into the Loan Documents to which it is a party and perform its obligations thereunder. HHG has been duly incorporated and is validly existing and in good standing under the laws of the State of California, with corporate power and authority to conduct its business as now conducted and to enter into the Loan Documents to which it is a party and perform its obligations thereunder.

2. The execution, delivery and performance by Borrower of the Loan Documents to which Borrower is a party and the execution and delivery of the Financing Statements executed by Borrower have been duly authorized by all necessary corporate action of Borrower and the Loan Documents to which Borrower is a party have been duly executed and delivered by Borrower. The execution, delivery and performance by HHG of the Loan Documents to which HHG is a party and the execution and delivery of the Financing Statements executed by HHG have been duly authorized by all necessary corporate action of HHG and the Loan Documents to which HHG is a party have been duly executed and delivered by HHG.

3. Each of the Loan Documents constitutes a legally valid and binding obligation of each Loan Party that is a party to such Loan Document, enforceable against each such Loan Party in accordance with its terms.

4. The execution and delivery of the Loan Documents and the Financing Statements by the Loan Parties, the issuance and payment of the Note pursuant to the Credit Agreement, and the performance of the obligations of the Loan Parties under the Loan Documents on the date hereof do not: (a) to the best of our knowledge violate any federal or California statute, rule or regulation applicable to any Loan Parties (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System) or the DGCL; (b) violate the provisions of the Governing Documents; (c) result in the breach of or a default under any of the Material Agreements or Court Orders, or result in the creation of a Lien (other than pursuant to the Loan Documents) upon or with respect to any of the properties of the Loan Parties under any Material Agreement; or (d) require any consents, approvals, authorizations, registrations, declarations or filings by the Loan Parties under any federal or California statute, rule or regulation applicable to any Loan Party or the DGCL except the filing of the Financing Statements. No opinion is expressed in clauses (a) and (d) of this paragraph 4 as to the application of Section 548 of the federal Bankruptcy Code and comparable provisions of state law or of any antifraud, trade regulation or securities laws.

5. To the best of our knowledge, there is no action, suit, proceeding or investigation pending or threatened against or affecting any of the Loan Parties or any of their properties or assets that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge any of the Loan Documents.

6. The provisions of the Security Agreement are effective to create valid security interests in favor of Collateral Agent in that portion of the collateral described in Section 1 of the Security Agreement which is subject to Division 9 of the California UCC (the "Collateral") as security for the payment, to the extent set forth therein, of all obligations of the Loan Parties to the Lenders under the Loan Documents.

7. The California Financing Statements are in appropriate form for filing in the Office of the Secretary of State of the State of California. Upon the proper filing of the California Financing Statements in the Office of the Secretary of State of the State of California, the security interest in favor of Collateral Agent in the Collateral described in the California Financing Statements will be perfected to the extent a security interest in such Collateral can be perfected by filing a financing statement in the State of California. The Delaware Financing Statements are in appropriate form for filing in the Office of the Secretary of State of the State of Delaware. Upon the proper filing of the Delaware Financing Statements in the Office of the Secretary of State of the State of Delaware, the security interest in favor of Collateral Agent in the Collateral described in the Delaware Financing Statements will be perfected to the extent a security interest in such Collateral can be perfected by filing a financing statement in the State of Delaware. The Pennsylvania Financing Statements are in appropriate form for filing in the Office of the Secretary of the Commonwealth of Pennsylvania. Upon the proper filing of the Pennsylvania Financing Statements in the Office of the Secretary of the Commonwealth of Pennsylvania, the security interest in favor of Collateral Agent in the Collateral described in the Pennsylvania Financing Statements will be perfected to the extent a security interest in such Collateral can be perfected by filing a financing statement in the Commonwealth of Pennsylvania. The Wisconsin Financing Statements are in appropriate form for filing in the Department of Financial Institutions of the State of Wisconsin. Upon the proper filing of the Wisconsin Financing Statements in the Department of Financial Institutions of the State of Wisconsin, the security interest in favor of Collateral Agent in the Collateral described in the Wisconsin Financing Statements will be perfected to the extent a security interest in such Collateral can be perfected by filing a financing statement in the State of Wisconsin.

8. It is not necessary in connection with the execution and delivery of the Notes under the circumstances contemplated by the Credit Agreement to register the Notes under the Securities Act of 1933, as amended.

9. None of the Loan Parties is an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

The opinions expressed in paragraphs 3 and 4 do not include any opinions with respect to the creation, validity, perfection or priority of any security interest or lien. The opinions expressed in paragraph 3 and the opinions expressed in paragraphs 6 and 7 as to the creation, validity and perfection of the security interests and liens referred to therein are further subject to the following limitations, qualifications and exceptions:

(a) such opinions are subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors, including, without limitation, the effect of Section 548 of the federal Bankruptcy Code and comparable provisions of state law;

(b) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law;

(c) certain rights, remedies and waivers contained in the Loan Documents may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Loan Documents invalid or unenforceable as a whole and there exists in the Loan Documents, or pursuant to applicable law legally adequate remedies for a practical realization of the principal benefits intended to be provided by the Loan Documents;

(d) we express no opinion as to the validity or enforceability of any provision of the Loan Documents that permit Agent or any Lender to increase the rate of interest or collect a late charge or prepayment premium in the event of a delinquency or default;

(e) the unenforceability under certain circumstances, under California or federal law or court decisions, of provisions expressly or by implication waiving broadly or vaguely stated rights, unknown future rights, defenses to obligations or rights granted by law, where such waivers are against public policy or prohibited by law;

(f) the unenforceability under certain circumstances of provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, that election of a particular remedy or remedies does not preclude recourse to one or more other remedies, that any right or remedy may be exercised without notice, or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy;

(g) the unenforceability under certain circumstances of provisions indemnifying a party against liability for its own wrongful or negligent acts or where such indemnification is contrary to public policy or prohibited by law;

(h) the effect of Section 1717 of the California Civil Code, which provides that, where a contract permits one party to the contract to recover attorneys' fees, the prevailing party in any action to enforce any provision of the contract shall be entitled to recover its reasonable attorneys' fees;

(i) the effect of California law, which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds as a matter of law to have been unconscionable at the time it was made or contrary to public policy;

(j) we express no opinion with respect to the enforceability of any forum selection clause by a federal court;

(k) the effect of Section 631(d) of the California Code of Civil Procedure, which provides that a court may, in its discretion upon just terms, allow a trial by jury although there may have been a waiver of trial by jury;

(l) the unenforceability under certain circumstances of contractual provisions respecting self-help or summary remedies without notice or opportunity for hearing or correction;

(m) the effect of the provisions of the UCC which require a secured party, in any disposition of personal property collateral, to act in good faith and in a commercially reasonable manner;

(n) we have assumed that the security interests in any portion of the Collateral constituting "inventory of a retail merchant" (within the meaning of Section 9102 of the California UCC) secure a debt as to which the secured party has made no restriction as to use of funds, other than those which are commercially reasonable and made in good faith, as contemplated by Section 9102(5)(b) of the California UCC;

(o) we express no opinion with respect to the perfection of any security interest in any portion of the Collateral which may be "fixtures" (as such term is used in the California UCC, the Delaware UCC, the Pennsylvania UCC or the Wisconsin UCC);

(p) the effect of California law and court decisions which provide that certain suretyship rights and defenses are available to a party that encumbers its property to secure the obligations of another; and

(q) we also advise you of California statutory provisions and case law to the effect that, in certain circumstances, a surety may be exonerated if the creditor materially alters the original obligation of the principal without the consent of the guarantor, elects remedies for default that impair the subrogation rights of the guarantor against the principal, or otherwise takes any action without notifying the guarantor that materially prejudices the guarantor. However, there is also authority to the effect that a guarantor may validly waive such rights if the waivers are expressly set forth in the guaranty. While we believe that a California court should hold that the explicit language contained in the Subsidiary Guaranty waiving such rights is enforceable, we express no opinion with respect to the effect of: (i) any modification to or amendment of the obligations of Borrower that materially increases such obligations; (ii) any election of remedies by Agent, Collateral Agent or any Lenders following the occurrence of an event of default under the Loan Documents; or (iii) any other action by Agent, Collateral Agent or any Lenders that materially prejudices the guarantor.

In rendering the opinions expressed in paragraph 4 insofar as they require interpretation of the Material Agreements (i) we have assumed with your permission that all courts of competent jurisdiction would enforce such agreements as written but would apply the internal laws of the State of California without giving effect to any choice of law provisions contained therein or any choice of law principles which would result in application of the internal laws of any other state, (ii) to the extent that any questions of legality or legal construction have arisen in connection with our review, we have applied the laws of the State of California in resolving such questions and (iii) we express no opinion with respect to the effect of any action or inaction required to be taken or not taken after the date hereof by the Loan Parties under the Loan Documents or the Material Agreements which may result in a breach or default under any Material Agreement. We advise you that certain of the Material Agreements may be governed by other laws, that such laws may vary substantially from the law assumed to govern for purposes of this opinion, and that this opinion may not be relied upon as to whether or not a breach or default would occur under the law actually governing such Material Agreements.

For purposes of our opinions expressed in paragraph 8, we have assumed with your permission, without independent investigation, that each Lender is a commercial lender or a financial institution which makes loans in the ordinary course of its business and that it is receiving the Notes to be received by it and will make each Loan under the Credit Agreement to be made by it for its own account in the ordinary course of its commercial banking or lending business and not with a view to or for sale in connection with any distribution of such Notes.

Our opinions in paragraphs 6 and 7 are also subject to the following assumptions, exceptions, limitations and qualifications:

(i) we express no opinion as to the creation, validity or perfection of any security interest that is not governed by, or that is excluded from coverage by, Division 9 of the California UCC, Article 9 of the Delaware UCC, Article 9 of the Pennsylvania UCC or Article 9 of the Wisconsin UCC and we express no opinion as to the priority of any security interest or lien;

(ii) we have assumed that the Loan Parties have "rights" in the Collateral, as contemplated by Section 9203 of the California UCC, Section 9-203 of the Delaware UCC, Section 9-203 of the Pennsylvania UCC and Section 9-203 of the Wisconsin UCC;

(iii) we call to your attention the fact that the perfection of a security interest in "proceeds" (as defined in the California UCC, Delaware UCC, the Pennsylvania UCC and the Wisconsin UCC) of collateral is governed and restricted by Section 9306 of the California UCC, Section 9-306 of the Delaware UCC, Section 9-306 of the Pennsylvania UCC and Section 9-306 of the Wisconsin UCC;

(iv) we call to your attention the fact that under the California UCC, the Delaware UCC, the Pennsylvania UCC and the Wisconsin UCC, with certain limited exceptions, the effectiveness of the Financing Statements will lapse five years after the date of filing thereof and your security interest will become unperfected, unless a continuation statement is filed within six months prior to the end of such five-year period. We also call to your attention the fact that perfection of security interests under the California UCC, the Delaware UCC, the Pennsylvania UCC and the Wisconsin UCC in any of the Collateral will be terminated as to any Collateral acquired by any Loan Party more than four (4) months after such Loan Party changes its name, identity or corporate structure to such an extent as to make the Financing Statements seriously misleading, unless a new appropriate financing statement or an appropriate amendment to such Financing Statements, indicating the new name, identity or corporate structure of such Loan Party is properly filed before the expiration of four (4) months after such change;

(v) we have assumed that none of the Collateral consists of consumer goods, crops growing or to be grown, timber to be cut, minerals or the like (including oil and gas) or accounts resulting from the sale of minerals or the like at the wellhead or the minehead;

(vi) we note that the law is not clear with respect to the specificity of description necessary to create a valid security interest in personal property. To ensure that a sufficient description has been provided, the personal property intended to be subject to the security interest should be identified by serial, account or other identification numbers or by some other method of specific identification. However, the more general description of the personal property used in the Security Agreement and in the Financing Statements to be filed in connection therewith is consistent with that commonly used by major lenders in California and, although the matter is not free from doubt, in our opinion should be held by courts in California to be sufficient to create a security interest in the personal property described therein; however, we express no opinion as to whether the phrase "all personal property" or similarly general phrases would be held to describe any particular item or items of collateral; and

(vii) we have assumed for purposes of this opinion that each of the Lenders is a national bank, a bank organized under the laws of a State of the United States, or a entity which is otherwise exempt from the restrictions of the usury laws of the State of California.

To the extent that the obligations of the Loan Parties may be dependent upon such matters, we assume for purposes of this opinion that: (i) all parties to the Loan Documents other than Borrower and HHG are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization; (ii) all parties to the Loan Documents other than Borrower and HHG have the requisite organizational power and authority to execute and deliver the Loan Documents and to perform their respective obligations under the Loan Documents to which they are a party; (iii) the Loan Documents to which such parties other than Borrower and HHG are a party have been duly authorized, executed and delivered by such parties; (iv) the Loan Documents to which parties other than the Loan Parties are a party constitute the legally valid and binding obligations of such parties, enforceable against them in accordance with their terms; and (iv) all parties to the Loan Documents other than the Loan Parties have complied with any applicable requirement to file returns and pay taxes under the Franchise Tax Law of the State of California.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. At your request, we hereby consent to reliance hereon by any future participants or assigns of your interest in the Credit Agreement which are financial institutions as expressly permitted by Section 10.1 of the Credit Agreement; provided that this opinion speaks only as of the date hereof and to its addressee and that we have no responsibility or obligation to update this opinion, to consider its applicability or correctness to other than its addressee, or to take into account changes in law, facts or any other development of which we may later become aware.

Very truly yours,

SCHEDULE A

List of Lenders

Bankers Trust Company

Name	Notice Address for each Subsidiary Grantor
Sunrise Medical HHG Inc.	Attn Treasurer 2382 Faraday Avenue, Suite 200 Carlsbad, CA 92008
Sunrise Medical CCG Inc.	Attn Treasurer 2382 Faraday Avenue, Suite 200 Carlsbad, CA 92008
DynaVox Systems Inc.	Attn Treasurer 2382 Faraday Avenue, Suite 200 Carlsbad, CA 92008
Sunrise Marin Holdings Inc.	Attn Treasurer 2382 Faraday Avenue, Suite 200 Carlsbad, CA 92008
SunMed Finance Inc.	Attn Treasurer 2382 Faraday Avenue, Suite 200 Carlsbad, CA 92008

SCHEDULE B

List of Material Agreements

SCHEDULE C

List of Material Court Orders

EXHIBIT A

Delaware UCC Provisions

EXHIBIT B

Pennsylvania UCC Provisions

EXHIBIT C

Wisconsin UCC Provisions

EXHIBIT X

FORM OF OPINION OF O'MELVENY & MYERS LLP

September 8, 2000

Bankers Trust Company
One Bankers Trust Plaza
130 Liberty Street
New York, New York 10006

and

The Lenders Party to the Credit
Agreement Referenced Below

Re: Loans to Sunrise Medical, Inc.

Ladies and Gentlemen:

We have acted as counsel to Bankers Trust Company, as Agent (in such capacity, "Agent"), in connection with the preparation and delivery of a Credit Agreement dated as of September 8_____, 2000 (the "Credit Agreement") among Sunrise Medical, Inc., a Delaware corporation ("Company"), the financial institutions listed therein as lenders, and Agent and in connection with the preparation and delivery of certain related documents.

We have participated in various conferences with representatives of Company and Agent and conferences and telephone calls with Latham & Watkins, counsel to Company ("Latham & Watkins"), and with your representatives, during which the Credit Agreement and related matters have been discussed, and we have also participated in the meeting held on the date hereof (the "Closing") incident to the funding of the initial loans made under the Credit Agreement. We have reviewed the forms of the Credit Agreement and the exhibits thereto, including the forms of the promissory notes annexed thereto (the "Notes"), and the opinion of Latham & Watkins (the "Opinion") and the officers' certificates and other documents delivered at the Closing. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals or copies and the due authority of all persons executing the same, and we have relied as to factual matters on the documents that we have reviewed.

Although we have not independently considered all of the matters covered by the Opinion to the extent necessary to enable us to express the conclusions therein stated, we believe that the Credit Agreement and the exhibits thereto are in substantially acceptable legal form and that the Opinion and the officers' certificates and other documents delivered in connection with the execution and delivery of, and as conditions to the making of the initial loans under, the Credit Agreement and the Notes are substantially responsive to the requirements of the Credit Agreement.

Respectfully submitted,

EXHIBIT XI

FORM OF ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this "Agreement") is entered into by and between the parties designated as Assignor ("Assignor") and Assignee ("Assignee") above the signatures of such parties on the Schedule of Terms attached hereto and hereby made an integral part hereof (the "Schedule of Terms") and relates to that certain Credit Agreement described in the Schedule of Terms (said Credit Agreement, as amended, supplemented or otherwise modified to the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement", the terms defined therein and not otherwise defined herein being used herein as therein defined).

IN CONSIDERATION of the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

SECTION Assignment and Assumption.

Effective upon the Settlement Date specified in Item 4 of the Schedule of Terms (the "Settlement Date"), Assignor hereby sells and assigns to Assignee, without recourse, representation or warranty (except as expressly set forth herein), and Assignee hereby purchases and assumes from Assignor, that percentage interest in all of Assignor's rights and obligations as a Lender arising under the Credit Agreement and the other Loan Documents with respect to Assignor's Commitments and outstanding Loans, if any, which represents, as of the Settlement Date, the percentage interest specified in Item 3 of the Schedule of Terms of all rights and obligations of Lenders arising under the Credit Agreement and the other Loan Documents with respect to the Commitments and any outstanding Loans (the "Assigned Share"). Without limiting the generality of the foregoing, the parties hereto hereby expressly acknowledge and agree that any assignment of all or any portion of Assignor's rights and obligations relating to Assignor's Revolving Loan Commitment shall include (i) in the event Assignor is an Issuing Lender with respect to any outstanding Letters of Credit (any such Letters of Credit being "Assignor Letters of Credit"), the sale to Assignee of a participation in the Assignor Letters of Credit and any drawings thereunder as contemplated by subsection 3.1C of the Credit Agreement and (ii) the sale to Assignee of a ratable portion of any participations previously purchased by Assignor pursuant to said subsection 3.1C with respect to any Letters of Credit other than the Assignor Letters of Credit.

In consideration of the assignment described above, Assignee hereby agrees to pay to Assignor, on the Settlement Date, the principal amount of any outstanding Loans included within the Assigned Share, such payment to be made by wire transfer of immediately available funds in accordance with the applicable payment instructions set forth in Item 5 of the Schedule of Terms.

Assignor hereby represents and warrants that Item 3 of the Schedule of Terms correctly sets forth the amount of the Commitments and the Pro Rata Share corresponding to the Assigned Share.

Assignee hereby agrees that, as of the date hereof, the Company will not be obligated to make any additional payments to Assignee pursuant to the terms of subsection 2.7B(ii) of the Credit Agreement with respect to payments made to Assignee under the Credit Agreement and the other Loan Documents.

Assignor and Assignee hereby agree that, upon giving effect to the assignment and assumption described above, (i) Assignee shall be a party to the Credit Agreement and shall have all of the rights and obligations under the Loan Documents, and shall be deemed to have made all of the covenants and agreements contained in the Loan Documents, arising out of or otherwise related to the Assigned Share, and (ii) Assignor shall be absolutely released from any of such obligations, covenants and agreements assumed or made by Assignee in respect of the Assigned Share. Assignee hereby acknowledges and agrees that the agreement set forth in this Section 1(e) is expressly made for the benefit of Company, Agent, Assignor and the other Lenders and their respective successors and permitted assigns.

Assignor and Assignee hereby acknowledge and confirm their understanding and intent that (i) this Agreement shall effect the assignment by Assignor and the assumption by Assignee of Assignor's rights and obligations with respect to the Assigned Share, (ii) any other assignments by Assignor of a portion of its rights and obligations with respect to the Commitments and any outstanding Loans shall have no effect on the Commitments, the Pro Rata Share corresponding to the Assigned Share as set forth in Item 3 of the Schedule of Terms or on the interest of Assignee in any outstanding Revolving Loans corresponding thereto, and (iii) from and after the Settlement Date, Agent shall make all payments under the Credit Agreement in respect of the Assigned Share (including all payments of principal and accrued but unpaid interest, commitment fees and letter of credit fees with respect thereto) (A) in the case of any such interest and fees that shall have accrued prior to the Settlement Date, to Assignor, and (B) in all other cases, to Assignee; provided that Assignor and Assignee shall make payments directly to each other to the extent necessary to effect any appropriate adjustments in any amounts distributed to Assignor and/or Assignee by Agent under the Loan Documents in respect of the Assigned Share in the event that, for any reason whatsoever, the payment of consideration contemplated by Section 1(b) occurs on a date other than the Settlement Date.

SECTION Certain Representations, Warranties and Agreements.

Assignor represents and warrants that it is the legal and beneficial owner of the Assigned Share, free and clear of any adverse claim.

Assignor shall not be responsible to Assignee for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of any of the Loan Documents or for any representations, warranties, recitals or statements made therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Assignor to Assignee or by or on behalf of Company or any of its Subsidiaries to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Assignor be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.

Assignee represents and warrants that it is an Eligible Assignee; that it has experience and expertise in the making of loans such as the Loans; that it has acquired the Assigned Share for its own account in the ordinary course of its business and without a view to distribution of the Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of subsection 10.1 of the Credit Agreement, the disposition of the Assigned Share or any interests therein shall at all times remain within its exclusive control); and that it has received, reviewed and approved a copy of the Credit Agreement (including all Exhibits and Schedules thereto).

Assignee represents and warrants that it has received from Assignor such financial information regarding Company and its Subsidiaries as is available to Assignor and as Assignee has requested, that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the assignment evidenced by this Agreement, and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Assignor shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Assignee or to provide Assignee with any other credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or at any time or times thereafter, and Assignor shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Assignee.

Each party to this Agreement represents and warrants to the other party hereto that it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.

SECTION Miscellaneous.

Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Agreement.

Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the notice address of each of Assignor and Assignee shall be as set forth on the Schedule of Terms or, as to either such party, such other address as shall be designated by such party in a written notice delivered to the other such party. In addition, the notice address of Assignee set forth on the Schedule of Terms shall serve as the initial notice address of Assignee for purposes of subsection 10.8 of the Credit Agreement.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

This Agreement shall become effective upon the date (the "Effective Date") upon which all of the following conditions are satisfied: (i) the execution of a counterpart hereof by each of Assignor and Assignee, (ii) the receipt by Agent of the processing and recordation fee referred to in subsection 10.1B(i) of the Credit Agreement, (iii) in the event Assignee is a Non-US Lender (as defined in subsection 2.7B(iii)(a) of the Credit Agreement), the delivery by Assignee to Agent of such forms, certificates or other evidence with respect to United States federal income tax withholding matters as Assignee may be required to deliver to Agent pursuant to said subsection 2.7B(iii)(a), (iv) the execution of a counterpart hereof by Agent as evidence of its acceptance hereof in accordance with subsection 10.1B(ii) of the Credit Agreement, (v) to the extent required by subsection 10.1B(ii) of the Credit Agreement, the execution of a counterpart hereof by Company as evidence of acceptance hereof in accordance with such subsection, (vi) the receipt by Agent of originals or telefacsimiles of the counterparts described above and authorization of delivery thereof, and (vii) the recordation by Agent in the Register of the pertinent information regarding the assignment effected hereby in accordance with subsection 10.1B(ii) of the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, such execution being made as of the Effective Date.

SCHEDULE OF TERMS

1. Company: Sunrise Medical, Inc.

2. Name and Date of Credit Agreement: Credit Agreement dated as of September 8, 2000 by and among Sunrise Medical, Inc., the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent.

3. Amounts:

Re: Revolving Loans
(a) Aggregate Commitments of all Lenders:
$58,000,000
(b) Assigned Share/Pro Rata Share:
_____%
(c) Amount of Assigned Share of Commitments:
$________

4. Settlement Date: ____________, ____

5. Payment Instructions:

ASSIGNOR:
ASSIGNEE:

Attention: __________________ Reference: _________________	Attention: __________________ Reference: _________________

6. Notice Addresses:

ASSIGNOR:
ASSIGNEE:

7. Signatures:

[NAME OF ASSIGNOR], as Assignor as Assignee By: Title:	[NAME OF ASSIGNEE], as Assignor as Assignee By: Title:

Accepted in accordance with subsection

10.1B(ii) of the Credit Agreement

BANKERS TRUST COMPANY,
as Agent

By: _______________________
      Title:

[If Required]

SUNRISE MEDICAL, INC.

By: _______________________
      Title:

EXHIBIT XII

FORM OF BLOCKED ACCOUNT AGREEMENT

This BLOCKED ACCOUNT AGREEMENT ("Agreement") is entered into as of _______________, _____ and entered into by and between [Guarantor Subsidiary/Company] ("Pledgor"), and BANKERS TRUST COMPANY, as agent for and representative of (in such capacity herein called "Agent") the financial institutions ("Lenders") party to the Credit Agreement (as hereinafter defined), and _______________, as the account bank ("Bank").

PRELIMINARY STATEMENTS

A. Agent and certain financial institutions acting as Lenders ("Lenders") have entered into that certain Credit Agreement, dated as of September 8__, 2000 (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement") with [Pledgor/Sunrise Medical, Inc.], wherein Pledgor has granted the Lenders a security interest in its present and future accounts receivable, and all proceeds thereof and Pledgor has agreed that all collections and proceeds of such accounts receivable shall be remitted in kind to the Agent;

B. Pledgor has granted to Agent a security interest in the Account (as defined below) and in the funds deposited in the Account;

C. Pledgor has agreed to maintain deposit account number _______________ in its name (the "Account") in which Pledgor shall deposit cash, checks, drafts or other orders for payment of money; and

D. Pledgor, Agent and Bank are entering into this Agreement to provide for the disposition of net proceeds of cash, checks, drafts and other orders for the payment of money deposited by Pledgor into the Account.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, Pledgor, Agent and Bank agree as follows:

1. Pledgor hereby authorizes Bank and Bank hereby agrees:

(a) to charge the Account for all returned checks associated with this Agreement and to charge the Account for service charges and other fees, charges and expenses associated with this Agreement;

(b) to follow its usual procedures in the event the Account or any check, draft or other order for payment of money should be or become the subject of any writ, levy, order or other similar judicial or regulatory order or process;

(c) to supply any necessary endorsements and to deposit any and all monies and instruments received by Bank in the Account when received, whether in the form of checks, wire transfers or otherwise; and

(d) to transfer pursuant to Agent's instructions any collected and available balances in the Account each Business Day by wire transfer to the following account:

Bank Name:
Location:
[ABA Routing No.: ]
Credit Account No.:

Agent will give Bank sufficient advance written notice of any change in the instructions, subject to Pledgor's prior consent (which consent shall not be unreasonably withheld and shall not be required if a Cash Management Triggering Event or an Event of Default has occurred and is continuing), for Bank to act upon such changes. Funds are not available if, in the reasonable determination of Bank, they are subject to a hold, dispute or legal process preventing their withdrawal. "Business Day" means each Monday through Friday, excluding Bank holidays.

2. (a) If the balances in the Account are not sufficient to pay Bank for any returned check, draft or other order for the payment of money, Bank can make a demand for such deficiency upon Agent in writing, no later than 30 days after the date of the returned item and Agent, on behalf of itself and Lenders, agrees to promptly reimburse Bank for the amount of the deficiency. If Agent makes any payments pursuant to this Section 2(a), Pledgor will promptly reimburse Agent for such payment.

(b) Pledgor agrees to pay Bank on demand (i) the amount for any fees or charges due Bank under this Agreement, and (ii) all expenses for the maintenance of the Account, and Bank agrees that except as provided in Section 1(a) such fees, charges or expenses under this Section 2(b) are the responsibility of Pledgor and will not deduct such amounts from funds in the Account or seek payment from Agent.

(c) Bank agrees it shall not offset against the Account, except as permitted under this Agreement, until it has been advised in writing by Pledgor and Agent that all of Pledgor's obligations, which are secured by the Account and all funds deposited in the Account, are paid in full. Agent shall notify Bank promptly in writing upon payment in full of Pledgor's obligations and this Agreement shall automatically terminate upon receipt of such notice. Bank further agrees that the Account and the funds deposited in such Account shall not be subject to any banker's lien, deductions or any other right in favor of any person (including Bank) other than Agent, except as expressly provided for herein with respect to Bank.

3. Termination of this Agreement shall be as follows:

(a) Bank may terminate this Agreement upon 60 days' prior written notice to Pledgor and Agent. If an Event of Default has occurred and is continuing, Agent may terminate this Agreement at any time which termination shall be effective upon receipt of written notice by the Bank and by Pledgor. Pledgor may not terminate this Agreement except with the written consent of Agent and upon 60 days' prior written notice to Bank and Agent.

(b) Notwithstanding subsection 3(a), Bank may terminate this Agreement at any time by written notice to Pledgor and Agent if (i) either Pledgor or Agent breaches any of the terms of this Agreement or any other agreement with Bank; (ii) either Pledgor or Agent terminates its business, fails generally or admits in writing its inability to pay its debts as they become due; any bankruptcy, reorganization, arrangement, insolvency, dissolution or similar proceeding is instituted with respect to either Pledgor or Agent; either Pledgor or Agent makes any assignment for the benefit of creditors or enters into any composition with creditors or takes any action in furtherance of any of the foregoing; or (iii) any material adverse change occurs in either Pledgor's or Agent's financial condition, results of operations or ability to perform its obligations under this Agreement. Pledgor and Agent shall each promptly give written notice to Bank of the occurrence of any of the foregoing events as it applies to it.

4. (a) Bank will not be liable to Pledgor or Agent for any expense, claim, loss, damage or cost ("Damages") arising out of or relating to its performance under this Agreement other than those Damages which result directly from its acts or omissions constituting negligence or intentional misconduct, subject to the limits in the next succeeding sentence. Bank's liability is limited to direct money Damages actually incurred in an amount not exceeding the compensation for the service in which such acts or omissions occurred.

(b) In no event will Bank be liable for any special, indirect, exemplary or consequential damages, including but not limited to lost profits.

(c) Bank will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of Bank, if (i) such failure or delay is caused by circumstances beyond Bank's reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or act, negligence or default of Pledgor or Agent or (ii) such failure or delay resulted from Bank's reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.

5. Pledgor hereby agrees to indemnify Bank against, and hold it harmless from, any and all liabilities, claims, reasonable costs, reasonable expenses and damages of any nature (including but not limited to reasonable allocated costs of staff counsel, other reasonable attorneys' fees and any reasonable fees and expenses incurred in enforcing this Agreement) in any way arising out of or relating to disputes or legal actions concerning this Agreement or the Account. This section does not apply to any cost or damage attributable to the gross negligence or intentional misconduct of Bank. Pledgor's obligations under this section shall survive termination of this Agreement.

6. Pledgor and Agent each represent and warrant to Bank that (i) this Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligation; (ii) the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereunder will not (A) constitute or result in a breach of its certificate or articles of incorporation, by-laws or partnership agreement, as applicable, or the provisions of any material contract to which it is a party or by which it is bound or (B) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; and (iii) all approvals and authorizations required to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained.

7. Pledgor represents and warrants that it has not assigned or granted a security interest in the Account or any funds now or hereafter deposited in the Account, except to Agent.

8. Pledgor agrees that:

(a) Subject to the terms of this Agreement, Agent shall have exclusive interest in and control of the Account, and, if a Cash Management Triggering Event or an Event of Default has occurred and is continuing, all items and funds received by and held in the Account shall be the sole and exclusive property of Agent for the benefit of itself and the Lenders;

(b) Except for transfer in accordance with Section 1(1) it cannot, and will not, withdraw any monies from the Account until such time as Agent advises Bank in writing that Agent no longer claims any interest in the Account and the monies deposited and to be deposited in the Account; and

(c) Except to the extent permitted under the Credit Agreement, it will not permit the Account to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, nature or description, other than Agent's security interest referred to herein.

9. Agent acknowledges and agrees that Bank has the right to charge the Account from time to time, as set forth in this Agreement and the Account agreement, as said agreements are amended from time to time, and that Agent has no right to the sums so withdrawn by Bank.

10. In addition to the original statement which will be provided to Pledgor, Bank will provide Agent with a duplicate statement and such other account information reasonably requested by Agent. Pledgor authorizes Bank to provide any account information reasonably requested by Agent.

11. Pledgor agrees to pay to Bank, upon receipt of Bank's invoice, all reasonable costs, reasonable expenses and reasonable attorneys' fees (including reasonable allocated costs for in-house legal services) incurred by Bank in connection with the preparation of this Agreement, the administration (including any amendments), and enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such reasonable costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce Bank's rights hereunder in a case arising under Title 11, United States Code.

12. Notwithstanding any of the other provisions in this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code filed by or against Pledgor, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Pledgor, Bank may act as Bank deems necessary to comply with all applicable provisions of governing statutes and neither Pledgor nor Agent shall assert any claim against Bank for so doing.

13. This Agreement may be amended only by a writing signed by Pledgor, Agent and Bank; except that Bank's charges are subject to change by Bank upon 30 days' prior written notice to Pledgor and Agent.

14. This Agreement may be executed in counterparts; all such counterparts shall constitute but one and the same agreement.

15. Any written notice or other written communication to be given to each party under this Agreement shall be addressed to the person at the address set forth on the signature page of this Agreement or to such other person or address as a party may specify in writing. Except as otherwise expressly provided herein, any such notice shall be effective upon receipt.

16. This Agreement supersedes all prior understandings, writings, proposals, representations and communications, oral or written, of any party relating to the subject matter hereof.

17. Neither Pledgor nor Agent may assign any of its rights under this Agreement without the prior written consent of Bank.

18. This Agreement shall be interpreted in accordance with the laws of _______________, without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

SUNRISE MEDICAL, INC. By:_________________________________ Name: Title:	Address for notices: _________________________________ _________________________________ _________________________________ Attention:__________________________
BANKERS TRUST COMPANY, as Agent By:_________________________________ Name: Title:	Address for notices: _________________________________ _________________________________ _________________________________ Attention:__________________________
[BANK] By:_________________________________ Name: Title: By:_________________________________ Name: Title:	Address for notices: _________________________________ _________________________________ _________________________________ Attention:__________________________

EXHIBIT XIII

FORM OF COLLATERAL ACCESS AGREEMENT

RECORDING REQUESTED BY: O'Melveny & Myers LLP AND WHEN RECORDED MAIL TO: O'Melveny & Myers LLP 400 South Hope St., 15th Floor Los Angeles, CA 90071 Attn: Brian T. May, Esq. Re: Sunrise Medical, Inc.

Space above this line for recorder's use only

REAL PROPERTY HOLDER'S WAIVER AND CONSENT AGREEMENT

This REAL PROPERTY HOLDER'S WAIVER AND CONSENT AGREEMENT (this "Agreement") is dated as of _______________, 2000 and entered into by _________________________, a ____________________ ("Real Property Holder"), to and for the benefit of BANKERS TRUST COMPANY, located at One Bankers Trust Plaza, 130 Liberty Street, New York, New York 10006 ("Agent"), as agent for the financial institutions ("Lenders") which are or may hereafter become parties to the Credit Agreement (as hereinafter defined).

R E C I T A L S

A. [Name of Subsidiary] ("Company"), has possession of and occupies all or a portion of the property described on Exhibit A annexed hereto (the "Premises").

B. Company's interest in the Premises arises under the lease agreement (the "Lease") more particularly described on Exhibit B annexed hereto, pursuant to which Real Property Holder has rights, upon the terms and conditions set forth therein, to take possession of, and otherwise assert control over, the Premises.

C. Agent and Lenders have entered into that certain Credit Agreement dated as of _____________, 2000 (said Credit Agreement, as amended, supplemented or otherwise modified from time to time, being the "Credit Agreement") with Sunrise Medical, Inc., a Delaware corporation ("Borrower"). In connection with the Credit Agreement, Company and other subsidiaries of Borrower (together with Company, the "Subsidiary Guarantors") have executed that certain Subsidiary Guaranty dated as of ______________, 2000 (said Subsidiary Guaranty, as amended, supplemented or otherwise modified from time to time, being the "Subsidiary Guaranty"), and Borrower and the Subsidiary Guarantors have executed a security agreement and other collateral documents in relation to the Credit Agreement and the Subsidiary Guaranty.

D. The extensions of credit made by Lenders to Company under the Credit Agreement will be secured, in part, by all raw materials, work-in-process and finished goods inventory of Borrower and the Subsidiary Guarantors (including all inventory of Company now or hereafter located on the Premises (the "Inventory" or the "Collateral")).

E. Agent has requested that Real Property Holder execute this Agreement as a condition to the extension of credit to Borrower under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Real Property Holder hereby represents and warrants to, and covenants and agrees with, Agent as follows:

1. Real Property Holder hereby (a) waives and releases unto Agent and its successors and assigns any and all rights granted by or under any present or future laws to levy or distraint for rent or any other charges which may be due to Real Property Holder against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral, and (b) agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a) of this paragraph 1), shall be second and subordinate to the rights of Agent in respect thereof. Real Property Holder acknowledges that the Collateral is and will remain personal property and not fixtures even though it may be affixed to or placed on the Premises.

2. Real Property Holder certifies that (a) Real Property Holder is the landlord under the Lease, (b) the Lease is in full force and effect and has not been amended, modified, or supplemented except as set forth on Exhibit B annexed hereto, (c) there is no defense, offset, claim or counterclaim by or in favor of Real Property Holder against Company under the Lease or against the obligations of Real Property Holder under the Lease, (d) no notice of default has been given under or in connection with the Lease which has not been cured, and Real Property Holder has no knowledge of the occurrence of any other default under or in connection with the Lease, and (e) except as disclosed to Agent, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.

3. Real Property Holder consents to the installation or placement of the Collateral on the Premises, and Real Property Holder grants to Agent a license to enter upon and into the Premises to do any or all of the following with respect to the Collateral: assemble, have appraised, display, remove, maintain, prepare for sale or lease, repair, transfer, or sell (at public or private sale). In entering upon or into the Premises, Agent hereby agrees to indemnify, defend and hold Real Property Holder harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Real Property Holder caused solely by Agent's entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral. Such costs shall include any damage to the Premises made by Agent in severing and/or removing the Collateral therefrom.

4. Real Property Holder agrees that it will not prevent Agent or its designee from entering upon the Premises at all reasonable times to inspect or remove the Collateral. In the event that Real Property Holder has the right to, and desires to, obtain possession of the Premises (either through expiration of the Lease or termination thereof due to the default of Company thereunder), Real Property Holder will deliver notice (the "Real Property Holder's Notice") to Agent to that effect. Within the 45 day period after Agent receives the Real Property Holder's Notice, Agent shall have the right, but not the obligation, to cause the Collateral to be removed from the Premises. During such 45 day period, Real Property Holder will not remove the Collateral from the Premises nor interfere with Agent's actions in removing the Collateral from the Premises or Agent's actions in otherwise enforcing its security interest in the Collateral. Notwithstanding anything to the contrary in this paragraph, Agent shall at no time have any obligation to remove the Collateral from the Premises.

5. Real Property Holder shall send to Agent a copy of any notice of default under the Lease sent by Real Property Holder to Company. In addition, Real Property Holder shall send to Agent a copy of any notice received by Real Property Holder of a breach or default under any other lease, mortgage, deed of trust, security agreement or other instrument to which Real Property Holder is a party which may affect Company's rights in, or possession of, the Premises.

6. All notices to Agent under this Agreement shall be in writing and sent to Agent at its address set forth on the signature page hereof by telefacsimile, by United States mail, or by overnight delivery service.

7. The provisions of this Agreement shall continue in effect until Real Property Holder shall have received Agent's written certification that all amounts advanced under the Credit Agreement have been paid in full.

8. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of ___________, without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first set forth above.

[NAME OF REAL PROPERTY HOLDER]

By: ________________________________
Name:
Title:

By its acceptance hereof, as of the day and year first set forth above, Agent agrees to be bound by the provisions hereof.

BANKERS TRUST COMPANY,
as Agent

By: ______________________________
Name:
Title:

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES

EXHIBIT B

DESCRIPTION OF LEASE

EXHIBIT XIV

FORM OF LOCK BOX AGREEMENT

This LOCK BOX AGREEMENT (this "Agreement"), dated as of _______________, 2000, is entered into by and among [Subsidiary Guarantor/Company] ("Company"), BANKERS TRUST COMPANY, as agent ("Agent"), and ______________ ("Bank").

PRELIMINARY STATEMENTS

A. Agent and certain financial institutions acting as Lenders ("Lenders") have entered into that certain Credit Agreement, dated as of September 8_, 2000 (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the "Credit Agreement") with [Company/Sunrise Medical, Inc.], wherein the Company has granted the Lenders a security interest in its present and future accounts receivable, and all proceeds thereof and Company has agreed that all collections and proceeds of such accounts receivable shall be remitted in kind to the Agent;

B. In order to provide for a more efficient and faster collection and deposit of said collection and proceeds the Agent and Company desire to use the lock box service of Bank; and

C. Bank is willing to provide said service for Company and the Agent commencing as of September 8_, 2000.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Post Office Box. The Bank will rent P.O. Box                        (the "Lock Box") of the post office located at                                             in the name of Company. Customers of Company have been, or will be, instructed to mail their remittances to the Lock Box.

2. Access to Mail. The Bank will have exclusive and unrestricted access to the Lock Box and will have complete and exclusive authority to receive, pick up and open all regular, registered, certified or insured mail addressed to the Lock Box. If an Event of Default has occurred and is continuing, on written demand of the Agent, Bank shall cease its processing of said mail, and shall release same, in kind, to the Agent, without the prior consent of Company, and the Agent shall thereafter process said mail promptly in accordance with this Agreement. Bank shall not inquire into the Agent's right to make such a demand under any agreement among the Agent, the Lenders and Company, and shall be forever released of all obligations with respect to said remittances upon release to the Agent. If an Event of Default has occurred and is continuing, Company shall have no control whatsoever over any mail, checks, money orders, collections or other forms of remittances received in the Lock Box. Appropriate instructions have been, or will be, given by the Bank to the post office where the Lock Box is maintained, and such instructions shall not be revoked without the prior written consent of the Agent. Any instruction given to the Bank by Company without the prior or concurrent written agreement of the Agent shall be void and of no force or effect. All mail addressed to the Lock Box will be picked up by the Bank according to its regular collection schedule.

3. Remittance Collection. On the day received the Bank will open all mail addressed to the Lock Box and remove and inspect the enclosures. All checks, money orders and other forms or orders for the payment of money and other collection remittances (hereinafter collectively referred to as "checks") shall be processed by the Bank as follows:

(1) Missing Date. All undated checks will be dated by the Bank as of the postmark date and processed as hereafter provided.

(2) Postdated. Checks postdated up to three days from the date of receipt shall be processed on the date indicated on the check. Bank shall not deposit checks postdated more than three days, but shall notify the Agent by telephone of such checks and follow the Agent's instructions for disposition of such checks.

(3) Stale Date. Checks dated six months or more prior to the date of collection will not be deposited and shall be sent to Company, with a copy to the Agent.

(4) Different Amount. Where written and numeric amounts differ, a check will be processed by the Bank only if the correct amount can be determined from the accompanying documents, otherwise the check will not be deposited and shall be sent to Company, with a copy to the Agent.

(5) Signature Missing. Checks which do not bear the drawer's signature and do not indicate the drawer's identity will not be deposited but shall be sent to Company, with a copy to the Agent. If, as determined by the Bank, the drawer can be identified from the face of the check, the Bank will deposit and process the check by affixing a stamped impression requesting the drawer bank to contact the drawer for authority to pay.

(6) Alterations and Restrictions. Checks with alterations and checks bearing restrictive notations such as "Payment in Full" will not be deposited, and the Bank shall notify the Agent of such checks by telephone on the day of receipt and will deposit, hold or forward such checks to Company, with a copy to the Agent, with accompanying written matter, if any, as requested by the Agent.

(7) Foreign Banks and Currency. Checks drawn in foreign currency will be processed in accordance with the Bank's normal procedure for such checks and the Agent will be notified by advice of any such checks on the date received by the Bank.

(8) Other Items. Any items which the Agent has specifically instructed the Bank in writing not to process will not be deposited and shall be sent to the Company, with a copy to the Agent.

Notwithstanding anything to the contrary contained in this Agreement, Bank shall have no obligation to perform services on a basis any different than it performs lockbox services in the normal course of business, except with respect to receiving instructions from the Agent rather than Company if an Event of Default has occurred and is continuing.

4. Processing Acceptable Checks. All checks, except those not acceptable for deposit under the terms of this Agreement, shall be deposited on the day of receipt by the Bank to Account No.                      (the "Lender Account"), which if an Event of Default has occurred and is continuing is an account owned and controlled exclusively by the Agent, and all such checks shall be endorsed as follows:

credited to account number                 ; absence of endorsement hereby supplied and guarantied by [insert name of Bank];

Until a Notice of Redirection substantially in the form of Exhibit A hereto (a "Notice") is delivered by Agent to Bank, all available balances in the Lender Account will be transferred on a daily basis via the automated clearing house system or wire transfer with the following instructions:

________________
_______________
[ABA No. ______________]
Account No. _____________
Account Name: ____________ as Agent for ___________
Ref.: _____________
Attn: ________________

Upon the delivery of a Notice by Agent to Bank, Bank shall transfer such funds only as provided in such Notice.

All remittance advices, envelopes, and written matter (except as expressly provided herein) received in the Lock Box together with photocopies of all checks shall be sent to Company and, if requested by the Agent, copies of same shall be sent to the Agent. Bank shall mail both a deposit advice for all deposits to the Lender Account, on a daily basis, and a statement of account, on a monthly basis, to both the Agent and Company and, if no deposit is made on a bank business day, a deposit advice, correctly dated, will be sent to the Agent and Company with the notation "No Deposit' appearing thereon. In addition, Bank shall indicate by telephone to the Agent on each Bank business day by 2:30 P.M. New York City time the amount of each day's deposit total.

5. Returned Checks. Checks deposited in the Lender Account which are returned unpaid because of "Insufficient Funds," "Uncollected Funds," etc. will be redeposited by the Bank only once, except that if a returned check exceeds $1,000, the Bank shall not redeposit such check but shall telephone the Agent for further instructions on the day such check is received. If redeposit is not warranted for reasons such as "account closed" or "payment stopped" or if a check is returned a second time, the Bank will charge the Lender Account and send a debit advice with the item to Company with copies of same to Agent.

6. Remittance Received by Company. Remittances which are sent directly to or received by Company shall be forwarded to the Lock Box on the day received.

7. Record Maintenance. All deposit checks will be microfilmed (on front and back) by the Bank and retained for three years by the Bank prior to destruction. Photocopies of filmed items will be provided to the Agent or Company on request, within the five-year period.

8. Bank Charges. All charges of Bank for services rendered pursuant to this Agreement shall be billed to and paid directly by Company. Said charges shall not be charged against remittances nor shall they be debited to the Lender Account.

9. No Offset. Bank hereby agrees that it will treat all remittances received in the Lock Box in accordance with the terms of this Agreement and it will not offset or assert any claim against the Lock Box or the Lender Account or divert such remittances on account of any obligations owed to the Bank by Company or by the party making the remittance, except as provided in paragraph 5 hereof.

10. Bank Liability. In acting under this Agreement Bank shall not be liable to the Agent, the Lenders or Company for any error of judgment, or for any act done or step taken or omitted by it in good faith, except for gross negligence or willful misconduct.

11. Term. This Agreement shall continue in full force and effect until termination by the Bank on 60 days' prior written notice to all other parties. If an Event of Default has occurred and is continuing, the Agent may terminate this Agreement, which termination shall be effective on receipt of written notice by Bank and in the event of such termination, the Agent shall at its option, have the sole right to remove mail from the Lock Box. Company shall have no right to terminate this Agreement without the prior written consent of Agent.

12. Modification. This Agreement may only be modified by a writing signed by all of the parties hereto.

13. Addresses.

(1) All notices, including phone notice, daily deposit advices, monthly statements of account and copies of all checks and the documents which are to be given or sent to the Agent shall be sent to the following address, and, where applicable, given at the following phone number:

Bankers Trust Company
________________________________________
________________________________________
________________________________________
Attn: ____________________________________
Fax: ____________________________________

(2) All notices to Bank shall be sent to:
________________________________________
________________________________________
________________________________________
Attn: ____________________________________
Fax: ____________________________________

(3) All notices and items which are to be sent to Company shall be sent to:

Sunrise Medical, Inc.
________________________________________
________________________________________
Attn: ____________________________________
Fax: ____________________________________

14. Agent Agreement. The Agent agrees that it will indemnify and hold Bank harmless from any and all loss, liability, reasonable expense or damage that Bank may incur in processing lockbox items in accordance with this Agreement, including, without limitation, any loss that Bank experiences as a result of returned items to the extent the balances in the Lender Account referenced in paragraph 5 are insufficient to cover such losses or in the event the balances in such Lender Account are insufficient to cover Bank charges referenced in paragraph 8.

15. Limitation on Liability. The Agent and Company acknowledge that the Bank undertakes to perform only such duties as are expressly set forth in this Agreement and those which are normally undertaken by Bank in connection with lockbox processing. Notwithstanding any other provision of this Agreement, it is agreed by the parties that Bank shall not be liable for any action taken by Bank or any of its directors, officers, agents or employees in accordance with this Agreement, except for Bank's or such natural person's gross negligence or willful misconduct. In no event shall Bank be liable for losses or delays resulting from force majeure, computer malfunction, interruption of communication facilities, labor difficulties or other causes beyond its reasonable control or for any indirect, special or consequential damages.

16. Governing Law. This Agreement shall be governed in accordance with the laws of California, without giving effect to the conflict of law principles thereof.

17. Effectiveness. This Agreement shall become effective upon its receipt by the Agent, properly executed by all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

BANKERS TRUST COMPANY,
as Agent

By:_______________________________
Name:
Title:

[NAME OF BANK]

By:_______________________________
Name:
Title:

SUNRISE MEDICAL, INC., as Company

By:_______________________________
Name:
Title:

EXHIBIT A

[Form of] Notice of Redirection

[Bank]
______________________________________
______________________________________
______________________________________

Attn:

Re: _________________ Account for
Account No.

Ladies and Gentlemen:

Reference is made to that certain Lock Box Agreement, dated as of _______________, 2000 (the "Agreement") among you, us, as Agent, and Sunrise Medical, Inc. pursuant to which we, for our benefit and for the benefit of the Lenders (as defined in the Agreement), were after the occurrence of an Event of Default given exclusive interest and control of the Account. This notice is given in accordance with the terms of the Agreement.

We hereby certify that an Event of Default has occurred and, effective immediately and continuing until we shall authorize you in writing to do otherwise, we hereby direct you to transfer on a daily basis all funds deposited into the Account with the instructions attached hereto.

Very truly yours,

BANKERS TRUST COMPANY, as Agent

By:____________________________________
Name: _____________________________
Title: ______________________________

[attach instructions]

EXHIBIT XV

FORM OF SECURITY AGREEMENT

This SECURITY AGREEMENT (this "Agreement") is dated as of September 8__, 2000 and entered into by and among SUNRISE MEDICAL, INC., a Delaware corporation ("Company"), each of THE UNDERSIGNED DIRECT AND INDIRECT SUBSIDIARIES of Company (each of such undersigned Subsidiaries being a "Subsidiary Grantor" and collectively "Subsidiary Grantors") and each ADDITIONAL GRANTOR that may become a party hereto after the date hereof in accordance with Section 18 hereof (each of the Company, each Subsidiary Grantor, and each Additional Grantor being a "Grantor" and collectively the "Grantors") and BANKERS TRUST COMPANY, as agent for and representative of (in such capacity herein called "Secured Party") the financial institutions ("Lenders") party to the Credit Agreement referred to below and any Exchangers (as hereinafter defined).

PRELIMINARY STATEMENTS

A.  Pursuant to the Credit Agreement dated as of September 8__, 2000 (said Credit Agreement, as amended, to the date hereof, and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the "Credit Agreement"; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Company, the financial institutions listed therein as Lenders, and Bankers Trust Company, as Agent (in such capacity, "Agent"), Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company.

B.  Company may from time to time enter, or may from time to time have entered, into one or more Interest Rate Agreements and/or one or more Currency Agreements (collectively, the "Hedge Agreements") with one or more Persons that are Lenders or Affiliates of Lenders at the time such Hedge Agreements are entered into (in such capacity, collectively, "Exchangers") in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company under the Hedge Agreements, including without limitation any obligation of Company to make payments thereunder in the event of early termination thereof, together with all obligations of Company under the Credit Agreement and the other Loan Documents, be secured hereunder.

C.  Subsidiary Grantors have executed and delivered that certain Subsidiary Guaranty dated the date hereof (said Subsidiary Guaranty, as amended, to the date hereof, and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the "Subsidiary Guaranty") in favor of Secured Party for the benefit of Lenders and any Exchangers, pursuant to which each Subsidiary Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and all obligations of Company under the Hedge Agreements, including without limitation the obligation of Company to make payments thereunder in the event of early termination thereof.

D.  It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Grantors listed on the signature pages hereof shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and to induce Exchangers to enter into the Hedge Agreements, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Grantor hereby agrees with Secured Party as follows:

Section 1. Grant of Security.

Each Grantor hereby assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of such Grantor's right, title and interest in and to the following, in each case whether now or hereafter existing, whether tangible or intangible, or in which such Grantor now has or hereafter acquires an interest and wherever the same may be located (the "Collateral"):

(a) all inventory in all of its forms, including but not limited to (i) all goods held by such Grantor for sale or lease or to be furnished under contracts of service or so leased or furnished, (ii) all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in such Grantor's business, (iii) all goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind, and (iv) all goods which are returned to or repossessed by such Grantor and all accessions thereto and products thereof (collectively the "Inventory") and all negotiable and non-negotiable documents of title (including without limitation warehouse receipts, dock receipts and bills of lading) issued by any Person covering any Inventory (any such negotiable document of title being a "Negotiable Document of Title");

(b) all accounts, contract rights, chattel paper, documents, instruments, general intangibles and other rights and obligations of any kind owned by or owing to such Grantor and all rights in, to and under all security agreements, leases and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, documents, instruments, general intangibles or other obligations (any and all such accounts, contract rights, chattel paper, documents, instruments, general intangibles and other obligations being the "Accounts", and any and all such security agreements, leases and other contracts being the "Related Contracts");

(c) all deposit accounts ("Deposit Accounts") including the restricted deposit account established and maintained by Secured Party pursuant to Section 9(a) (the "Collateral Account"), the account established and maintained by Secured Party pursuant to Section 9(b) (the "Overadvance Deposit Account") and the accounts described on Schedule 1(c), together with (i) all amounts on deposit from time to time in such deposit accounts and (ii) all interest, cash, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

(d) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(e) all proceeds, products, rents and profits of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral. For purposes of this Agreement, the term "proceeds" includes whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

Section 2. Security for Obligations.

This Agreement secures, and the Collateral assigned by each Grantor is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including without limitation the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), of all Secured Obligations of such Grantor. "Secured Obligations" means:

(a) with respect to Company, all obligations and liabilities of every nature of Company now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and any Hedge Agreement, and

(b) with respect to each Subsidiary Grantor and Additional Grantor, all obligations and liabilities of every nature of such Grantors now or hereafter existing under or arising out of or in connection with the Guaranty;

in each case together with all extensions or renewals thereof, whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Company or any other Grantor, would accrue on such obligations, whether or not a claim is allowed against Company or such Grantor for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party or any Lender or Exchanger as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Grantors now or hereafter existing under this Agreement.

Section 3. Grantors Remain Liable.

Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Representations and Warranties.

Each Grantor represents and warrants as follows:

(a) Ownership of Collateral. Except as expressly permitted by the Credit Agreement and for the security interest created by this Agreement, such Grantor owns the Collateral owned by such Grantor free and clear of any Lien. Except as expressly permitted by the Credit Agreement and such as may have been filed in favor of Secured Party relating to this Agreement, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

(b) Locations of Equipment and Inventory. All of the Inventory is, as of the date hereof, or in the case of each Additional Grantor, the date of the applicable counterpart entered into pursuant to Section 18 (each, a "Counterpart"), located at the places specified in Schedule 4(b), except for Inventory which, in the ordinary course of business, is in transit either (i) from a supplier to a Grantor, (ii) between the locations specified in Schedule 4(b), or (ii) to customers of a Grantor.

(c) Negotiable Documents of Title. No Negotiable Documents of Title are outstanding with respect to any of the Inventory.

(d) Office Locations. The chief place of business, the chief executive office and the office where such Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts are, as of the date hereof, and, except as set forth on Schedule 4(d), have been for the four month period preceding the date hereof, or, in the case of an Additional Grantor, the date of the applicable Counterpart, located at the locations set forth on Schedule 4(d);

(e) Names. No Grantor (or predecessor by merger or otherwise of such Grantor) has, within the four month period preceding the date hereof, or, in the case of an Additional Grantor, the date of the applicable Counterpart, had a different name from the name of such Grantor listed or the signature pages hereof, except the names listed in Schedule 4(e) annexed hereto.

(f) Delivery of Certain Collateral. All certificates or instruments (excluding checks) evidencing, comprising or representing the Collateral have been delivered to Secured Party duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank.

(g) Perfection. The security interests in the Collateral granted to Secured Party for the ratable benefit of the Lenders and Exchangers hereunder constitute valid security interests in the Collateral, securing the payment of the Secured Obligations. Upon the filing of UCC financing statements naming each Grantor as "debtor", naming Secured Party as "secured party" and describing the Collateral in the filing offices with respect to such Grantor set forth on Schedule 4(g), the security interests in the Collateral granted to Secured Party for the ratable benefit of the Lenders and Exchangers will, to the extent a security interest in the Collateral may be perfected by filing UCC financing statements, constitute perfected security interests therein prior to all other Liens (except for Permitted Encumbrances), and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly made or taken.

Section 5. Further Assurances.

(a) Generally. Each Grantor agrees that from time to time, at the expense of Grantors, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor will: (i) at the request of Secured Party, mark conspicuously each item of chattel paper included in the Accounts, each Related Contract and, at the request of Secured Party, each of its records pertaining to the Collateral, with a legend, in form and substance satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby, (ii) at the request of Secured Party, deliver and pledge to Secured Party hereunder all promissory notes and other instruments (including checks) and all original counterparts of chattel paper constituting Collateral, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Secured Party, (iii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iv) furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail, (v) at any reasonable time, upon request by Secured Party, exhibit the Collateral to and allow inspection of the Collateral by Secured Party, or persons designated by Secured Party, (vi) at Secured Party's reasonable request, appear in and defend any action or proceeding that may affect such Grantor's title to or Secured Party's security interest in all or any part of the Collateral, and (vii) use commercially reasonable efforts to obtain any necessary consents of third parties to the assignment and perfection of a security interest to Secured Party with respect to any Collateral. Each Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of any Grantor. Each Grantor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by such Grantor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.

Section 6. Certain Covenants of Grantors.

Each Grantor shall:

(a) not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

(b) notify Secured Party of any change in such Grantor's name, identity or corporate structure within 15 days of such change;

(c) give Secured Party 30 days' prior written notice of any change in such Grantor's chief place of business, chief executive office or residence or the office where such Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts;

(d) if Secured Party gives value to enable such Grantor to acquire rights in or the use of any Collateral, use such value for such purposes; and

(e) except as expressly permitted by the Credit Agreement, pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all material claims (including claims for labor, services, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith; provided that such Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against such Grantor or any of the Collateral as a result of the failure to make such payment.

Section 7. Special Covenants With Respect to Inventory.

Each Grantor shall:

(a) keep the Inventory owned by such Grantor at the places therefor specified on Schedule 4(b) or, upon 30 days' prior written notice to Secuz, at its own expense, maintain insurance with respect to the Inventory in accordance with the terms of the Credit Agreement.

Section 8. Special Covenants with respect to Accounts and Related Contracts.

(a) Each Grantor shall keep its chief place of business and chief executive office and the office where it keeps its records concerning the Accounts and Related Contracts, and all originals of all chattel paper that evidence Accounts, at the locations therefor set forth on Schedule 4(d) or, upon 30 days' prior written notice to Secured Party, at such other location in a jurisdiction where all action that may be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Secured Party to exercise and enforce its rights and remedies hereunder, with respect to such Accounts and Related Contracts shall have been taken. Each Grantor will hold and preserve such records and chattel paper and will permit representatives of Secured Party at any time during normal business hours to inspect and make abstracts from such records and chattel paper, and each Grantor agrees to render to Secured Party, at Grantor's cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Promptly upon the request of Secured Party, each Grantor shall deliver to Secured Party complete and correct copies of each Related Contract.

(b) Each Grantor shall, for not less than three (3) years from the date on which each Account of such Grantor arose, maintain (i) complete records of such Account, including records of all payments received, credits granted and merchandise returned, and (ii) all documentation relating thereto.

(c) Except as otherwise provided in this subsection (c), each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor under the Accounts and Related Contracts. In connection with such collections, each Grantor may take (and, upon the occurrence and during the continuance of an Event of Default at Secured Party's direction, shall take) such action as such Grantor or Secured Party may deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; provided however, that Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the account debtors or obligors under any Accounts of the assignment of such Accounts to Secured Party and to direct such account debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to Secured Party, to notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Secured Party and, upon such notification and at the expense of Grantors, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by such Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Accounts and the Related Contracts shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 14, and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

Section 9. Collateral and Overadvance Deposit Accounts.

(a) Collateral Account. Secured Party is hereby authorized to establish and maintain at its office at 130 Liberty Street, New York, New York 10006 as a blocked account in the name of Company and under the sole dominion and control of Secured Party, a restricted deposit account designated as "Sunrise Medical, Inc. Collateral Account". All amounts at any time held in the Collateral Account shall be beneficially owned by Grantors but shall be held in the name of Secured Party hereunder, for the benefit of Lenders, as collateral security for the Secured Obligations upon the terms and conditions set forth herein. Grantors shall have no right to withdraw, transfer or, except as expressly set forth herein, otherwise receive any funds deposited into the Collateral Account. Anything contained herein to the contrary notwithstanding, the Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect. All deposits of funds in the Collateral Account shall be made by wire transfer (or, if applicable, by intra-bank transfer from another account of a Grantor) of immediately available funds, in each case addressed in accordance with instructions of Secured Party. Each Grantor shall, promptly after initiating a transfer of funds to the Collateral Account, give notice to Secured Party by telefacsimile of the date, amount and method of delivery of such deposit. Cash held by Secured Party in the Collateral Account shall not be invested by Secured Party but instead shall be maintained as a cash deposit in the Collateral Account pending application thereof as elsewhere provided in this Agreement. To the extent permitted under Regulation Q of the Board of Governors of the Federal Reserve System, any cash held in the Collateral Account shall bear interest at the standard rate paid by Secured Party to its customers for deposits of like amounts and terms. Subject to Secured Party's rights hereunder, any interest earned on deposits of cash in the Collateral Account shall be deposited directly in, and held in the Collateral Account.

(b) Overadvance Deposit Account. Secured Party is hereby authorized to establish and maintain at its office at 130 Liberty Street, New York, New York 10006 as a blocked account in the name of Company and under the sole dominion and control of Secured Party, a restricted deposit account designated as "Sunrise Medical, Inc. Overadvance Deposit Account". All amounts at any time held in the Overadvance Deposit Account shall be beneficially owned by Grantors but shall be held in the name of Secured Party hereunder, for the benefit of Lenders, as collateral security for the Secured Obligations upon the terms and conditions set forth herein. Grantors shall have no right to withdraw, transfer or, except as expressly set forth herein, otherwise receive any funds deposited into the Overadvance Deposit Account. Anything contained herein to the contrary notwithstanding, the Overadvance Deposit Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect. All deposits of funds in the Overadvance Deposit Account shall be made by wire transfer (or, if applicable, by intra-bank transfer from another account of a Grantor) of immediately available funds, in each case addressed in accordance with instructions of Secured Party. Each Grantor shall, promptly after initiating a transfer of funds to the Overadvance Deposit Account, give notice to Secured Party by telefacsimile of the date, amount and method of delivery of such deposit. Cash held by Secured Party in the Overadvance Deposit Account shall not be invested by Secured Party but instead shall be maintained as a cash deposit in the Overadvance Deposit Account pending application thereof as elsewhere provided in this Agreement. To the extent permitted under Regulation Q of the Board of Governors of the Federal Reserve System, any cash held in the Overadvance Deposit Account shall bear interest at the standard rate paid by Secured Party to its customers for deposits of like amounts and terms. Subject to Secured Party's rights hereunder, any interest earned on deposits of cash in the Overadvance Deposit Account shall be deposited directly in, and held in the Overadvance Deposit Account.

Section 10. Secured Party Appointed Attorney-in-Fact.

Each Grantor hereby irrevocably appoints Secured Party as such Grantor's attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, Secured Party or otherwise, from time to time in Secured Party's discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

(a) upon the occurrence and during the continuance of an Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to Secured Party pursuant to Section 7;

(b) upon the occurrence and during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of an Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clauses (a) and (b) above;

(d) upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Party with respect to any of the Collateral;

(e) to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of such Grantor to Secured Party, due and payable immediately without demand; provided, however, that Secured Party shall not pay or discharge any tax or Lien if such tax or Lien is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim;

(f) upon the occurrence and during the continuance of an Event of Default, to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

(g) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and Grantors' expense, at any time or from time to time, all acts and things that Secured Party reasonably deems necessary to protect, preserve or realize upon the Collateral and Secured Party's security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Section 11. Secured Party May Perform.

If any Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantors under Section 15(b).

Section 12. Standard of Care.

The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

Section 13. Remedies.

(a) Generally. If any Event of Default (as defined in the Credit Agreement) or the occurrence of an Early Termination Date (as defined in a Master Agreement in the form prepared by the International Swap and Derivatives Association, Inc. or a similar event under any similar swap agreement) under any Hedge Agreement (either such occurrence being an "Event of Default" for purposes of this Agreement) shall have occurred and be continuing, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place to be designated by Secured Party that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party deems appropriate, (iv) take possession of any Grantor's premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of such Grantor's equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, (v) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party's offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable and (vi) exercise dominion and control over and refuse to permit further withdrawals from any Deposit Account maintained with Secured Party or any Lender constituting a part of the Collateral. Secured Party or any Lender or Exchanger may be the purchaser of any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Lenders and Exchangers (but not any Lender or Exchanger in its individual capacity unless Requisite Obligees (as defined in Section 17(a)) shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree; provided that such sale was conducted in a commercially reasonable manner. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be jointly and severally liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to Secured Party, that Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and each Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.

(b) Collateral Account. If an Event of Default has occurred and is continuing and, in accordance with Section 8 of the Credit Agreement, Company is required to pay to Secured Party an amount (the "Aggregate Available Amount") equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding under the Credit Agreement, Company shall deliver funds in such an amount for deposit in the Collateral Account. If for any reason the aggregate amount delivered by Company for deposit in the Collateral Account as aforesaid is less than the Aggregate Available Amount, the aggregate amount so delivered by Company shall be apportioned among all outstanding Letters of Credit for purposes of this Section in accordance with the ratio of the maximum amount available for drawing under each such Letter of Credit (as to such Letter of Credit, the "Maximum Available Amount") to the Aggregate Available Amount. Upon any drawing under any outstanding Letter of Credit in respect of which Company has deposited in the Collateral Account any amounts described above, Secured Party shall apply such amounts to reimburse the Issuing Lender for the amount of such drawing. In the event of cancellation or expiration of any Letter of Credit in respect of which Company has deposited in the Collateral Account any amounts described above, or in the event of any reduction in the Maximum Available Amount under such Letter of Credit, Secured Party shall apply the amount then on deposit in the Collateral Account in respect of such Letter of Credit (less, in the case of such a reduction, the Maximum Available Amount under such Letter of Credit immediately after such reduction) first, to the payment of any amounts payable to Secured Party pursuant to Section 14 hereof, second, to the extent of any excess, to the cash collateralization pursuant to the terms of this Agreement of any outstanding Letters of Credit in respect of which Company has failed to pay all or a portion of the amounts described above (such cash collateralization to be apportioned among all such Letters of Credit in the manner described above), third, to the extent of any further excess, to the payment of any other outstanding Secured Obligations in such order as Secured Party shall elect, and fourth, to the extent of any further excess, to the payment to whomsoever shall be lawfully entitled to receive such funds.

Section 14. Application of Proceeds.

Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as provided in subsection 2.4C of the Credit Agreement.

Section 15. Indemnity and Expenses.

(a) Grantors jointly and severally agree to indemnify Secured Party, each Lender and each Exchanger from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including without limitation enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party's or such Lender's or Exchanger's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(b) Grantors jointly and severally agree to pay to Secured Party upon demand the amount of any and all reasonable costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

(c) The obligations of Grantors in this Section 15 shall survive the termination of this Agreement and the discharge of Grantors' other obligations under this Agreement, the Hedge Agreements, the Credit Agreement and the other Loan Documents.

Section 16. Continuing Security Interest; Transfer of Loans; Termination and Release.

(a) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full of the Secured Obligations (other than Secured Obligations which, after the occurrence of all of the foregoing actions, are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Hedge Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the termination, expiration or cancellation of all Hedge Agreements), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, (ii) be binding upon Grantors and their respective successors and assigns, and (iii) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), (A) but subject to the provisions of subsection 10.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise, and (B) any Exchanger may assign or otherwise transfer any Hedge Agreement to which it is a party to any other Person in accordance with the terms of such Hedge Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Exchangers herein or otherwise.

(b) Upon the payment in full of all Secured Obligations (other than Secured Obligations which, after the occurrence of all of the foregoing actions, are contingent and unliquidated and not due and owing on such date and which pursuant to the provisions of the Credit Agreement, Hedge Agreements, Letters of Credit or the Loan Documents survive the termination of the Credit Agreement, the repayment of the Secured Obligations, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the termination, expiration or cancellation of all Hedge Agreements), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantors. Upon any such termination Secured Party will, at Grantors' expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination. In addition, upon any sale, transfer or other disposition of any Collateral by a Grantor in accordance with the Credit Agreement, the security interest herein with respect to the Collateral so sold, transferred or otherwise disposed of shall automatically, without any further action by any Grantor or Secured Party, be released. In addition, if such Grantor desires to obtain evidence of such release from Secured Party, such Grantor shall deliver an Officers' Certificate (x) stating that the Collateral subject to such disposition is being or has been sold, transferred or otherwise disposed of in compliance with the terms of the Credit Agreement and (y) specifying the Collateral that is being or has been sold, transferred or otherwise disposed of in the proposed transaction. Upon the receipt of such Officers' Certificate, Secured Party shall, at such Grantor's expense, so long as Secured Party has no reason to believe that the Officers' Certificate delivered by such Grantor with respect to such sale is not true and correct, execute and deliver such evidence of releases of its security interest in such Collateral which is to be or has been so sold, transferred or disposed of, as may be reasonably requested by such Grantor.

Section 17. Secured Party as Agent.

(a) Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits hereof, Exchangers. Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including without limitation the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that Secured Party shall exercise, or refrain from exercising, any remedies provided for in Section 13 in accordance with the instructions of (i) Requisite Lenders, or (ii) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, (A) the holders of a majority of the aggregate notional amount under all Hedge Agreements (including Hedge Agreements that have been terminated) or (B) if all Hedge Agreements have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreements (Requisite Lenders or, if applicable, such holders being referred to herein as "Requisite Obligees"). In furtherance of the foregoing provisions of this Section 17(a), each Exchanger, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Exchanger that all rights and remedies hereunder may be exercised solely by Secured Party for the benefit of Lenders and Exchangers in accordance with the terms of this Section 17(a).

(b) Secured Party shall at all times be the same Person that is Agent under the Credit Agreement. Written notice of resignation by Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; and appointment of a successor Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement. Upon the acceptance of any appointment as Agent under subsection 9.5 of the Credit Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Secured Party under this Agreement, and the retiring Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring Secured Party shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

(c) Secured Party shall not be deemed to have any duty whatsoever with respect to any Exchanger until it shall have received written notice in form and substance satisfactory to Secured Party from a Grantor or the Exchanger as to the existence and terms of the applicable Hedge Agreement.

Section 18. Additional Grantors.

The initial Subsidiary Grantors hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries of Company may become parties hereto as additional Grantors (each an "Additional Grantor"), by executing a Counterpart substantially in the form of Exhibit I annexed hereto. Upon delivery of any such Counterpart to Secured Party, notice of which is hereby waived by Grantors, each such Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Administrative Agent not to cause any Subsidiary of Company to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

Section 19. Amendments; Etc.

No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Grantors; provided that this Agreement may be modified by the execution of a Counterpart by an Additional Grantor in accordance with Section 18 and Grantors hereby waive any requirement of notice of or consent to any such amendment. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 20. Notices.

Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Secured Party shall not be effective until received; provided further that, if Secured Party changes its address to be used for purposes of this Section 20, and if Company does not have any actual knowledge of such address change, then, so long as Company continues to not have actual knowledge of such address change, the preceding proviso shall not be applicable and the effectiveness of notices to Secured Party shall be determined in accordance with the first sentence of this Section 20 without regard to the preceding proviso. For the purposes hereof, the address of each party hereto shall be as provided in subsection 10.8 of the Credit Agreement or as set forth under such party's name on the signature pages hereof or such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

Section 21. Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 22. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 23. Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 24. Governing Law; Terms; Rules of Construction.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF CALIFORNIA. Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of California are used herein as therein defined. The rules of construction set forth in subsection 1.3 of the Credit Agreement shall be applicable to this Agreement mutatis mutandis.

Section 25. Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 20; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT SECURED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 25 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER CALIFORNIA LAW.

Section 26. Waiver of Jury Trial.

GRANTORS AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each Grantor and Secured Party acknowledge that this waiver is a material inducement for Grantors and Secured Party to enter into a business relationship, that Grantors and Secured Party have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Each Grantor and Secured Party further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 26 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 27. Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

IN WITNESS WHEREOF, Grantors and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SUNRISE MEDICAL, INC.

By:_____________________________
Name:
Title:

Each of the entities listed on Schedule A annexed hereto

By: _________________________________
on behalf of each of the entities listed on
Schedule A annexed hereto

Name:
Title:

BANKERS TRUST COMPANY,
as Secured Party

By: ______________________________
Name:
Title:

Schedule A

Name	Notice Address for each Subsidiary Grantor
Sunrise Medical HHG Inc.	Attn Treasurer 2382 Faraday Avenue, Suite 200 Carlsbad, CA 92008
Sunrise Medical CCG Inc.	Attn Treasurer 2382 Faraday Avenue, Suite 200 Carlsbad, CA 92008
DynaVox Systems Inc.	Attn Treasurer 2382 Faraday Avenue, Suite 200 Carlsbad, CA 92008
Sunrise Marin Holdings Inc.	Attn Treasurer 2382 Faraday Avenue, Suite 200 Carlsbad, CA 92008
SunMed Finance Inc.	Attn Treasurer 2382 Faraday Avenue, Suite 200 Carlsbad, CA 92008

Name of Grantor	Locations of Inventory
Sunrise Medical HHG Inc. (Continued)	2060 Luna Rd., Suite 300, Carrollton, TX 75006
1550 Distribution Dr., Lithia Springs, GA 30057
1140 Windham Parkway, Romeoville, IL 60446
3371 E. Central Avenue, Fresno, CA 93725

Sunrise Medical CCG Inc.	5001 Joerns Drive, Stevens Point, WI 54481

DynaVox Systems Inc.	2100 Wharton Street, Suite 400, Pittsburgh, PA 15203

Sunrise Marin Holdings Inc.	2382 Faraday Avenue, Suite 200 Carlsbad, CA 92008

SunMed Finance Inc.	7477 E. Dry Creek Pkwy, Longmont, CO 80503

SCHEDULE 1(c)

TO SECURITY AGREEMENT

Deposit Accounts
Division	Bank Name	Department	Address	City-State	Account Mngr.	Account Name	Account Number	Account Type
CCG	Bank of America	Global Client Services	333 South Beaudry Avenue, Unit 5583	Los Angeles, CA 90017-1466	Yolanda Hernandez	Sunrise Medical, CCG, Inc.	1235106555	Payroll Account
CCG	Bank of America	Global Client Services	333 South Beaudry Avenue, Unit 5583	Los Angeles, CA 90017-1466	Yolanda Hernandez	Sunrise Medical, CCG, Inc.	7765-3-60344	Accounts Payable
CCG	Royal Bank of Canada		200 Bay Street	Toronto, ON M5J 2J5 Canada		Sunrise Medical, CCG, Inc.	101-065-1	Deposit Account
Corporate	Bank of America	Global Client Services	333 South Beaudry Avenue, Unit 5583	Los Angeles, CA 90017-1466	Yolanda Hernandez	Sunrise Medical, Inc. - Payroll Account	1455 3 02232	Payroll Account
Corporate	Bank of America	Global Client Services	333 South Beaudry Avenue, Unit 5583	Los Angeles, CA 90017-1466	Yolanda Hernandez	Sunrise Medical,, Inc.	77 654-60339	Controlled Disbursement Account (Main Account)
Corporate	Bank of America	Global Client Services	333 South Beaudry Avenue, Unit 5583	Los Angeles, CA 90017-1466	Yolanda Hernandez	Sunrise Medical, Inc. Money Market Account	12571-53582	COR Account
Corporate	Bank of America	Global Client Services	333 South Beaudry Avenue, Unit 5583	Los Angeles, CA 90017-1466	Yolanda Hernandez	Sunrise Medical, PS/Savings Plan	12336-27071	PS/Savings Plan
Corporate	Salomon, Smith Barney		333 South Grand Avenue, Ste. 5200	Los Angeles, CA 90071	Harlan Spinner	Sunrise Medical, Inc.	2041821618106	Money Market - Mutual Funds
Corporate	Salomon, Smith Barney		334 South Grand Avenue, Ste. 5200	Los Angeles, CA 90072	Harlan Spinner	Sunrise Medical, Inc. Market Securities Account	2041821519274	Securities Account
DynaVox	PNC Bank	Norwin Hills Office	8735 Norwin Avenue	North Huntingdon, PA 15642-2744	Debra Lakatosh	DynaVox Systems Inc.	10-0469-6679	Deposit Account
DynaVox	PNC Bank	Norwin Hills Office	8735 Norwin Avenue	North Huntingdon, PA 15642-2744	Debra Lakatosh	DynaVox Systems Inc.	0001818330
DynaVox	PNC Bank	Norwin Hills Office	8735 Norwin Avenue	North Huntingdon, PA 15642-2744	Debra Lakatosh	DynaVox Systems Inc. - Payroll Account	1009268067	Payroll Account
HHG	Bank of America	Global Client Services	333 South Beaudry Avenue, Unit 5583	Los Angeles, CA 90017-1466	Yolanda Hernandez	Sunrise Medical, HHG, Inc.	1233-1-30656	Payroll Account
HHG	Bank of America	Global Client Services	333 South Beaudry Avenue, Unit 5583	Los Angeles, CA 90017-1466	Yolanda Hernandez	Sunrise Medical, HHG, Inc.	8765-4-63172	A/P
HHG/Mobility	Bank of America	Global Client Services	333 South Beaudry Avenue, Unit 5583	Los Angeles, CA 90017-1466	Yolanda Hernandez	Sunrise Medical, HHG, Inc-Quickie - British Pounds account	10140003	SafeWire Funds Transfer Service
HHG/Mobility	Bank of America	Global Client Services	333 South Beaudry Avenue, Unit 5583	Los Angeles, CA 90017-1466	Yolanda Hernandez	Sunrise Medical, HHG, Inc-Mobility Products	81884-04764	Wires, VA ACH's - rqst'd VA to use another acct - need to verify before closing
HHG/PC	Bank of America	Global Client Services	333 South Beaudry Avenue, Unit 5583	Los Angeles, CA 90017-1466	Yolanda Hernandez	Sunrise Medical, HHG, Inc-PCP Division	8188204765	Business Deposit Account
HHG/Respiratory	Bank of America	Global Client Services	333 South Beaudry Avenue, Unit 5583	Los Angeles, CA 90017-1466	Yolanda Hernandez	Sunrise Medical, HHG, Inc-Respiratory Products Development	12335-26492	P/R
HHG/Respiratory	Bank of America	Global Client Services	333 South Beaudry Avenue, Unit 5583	Los Angeles, CA 90017-1466	Yolanda Hernandez	Sunrise Medical, HHG, Inc-Respiratory Products Development	8188-0-04766	A/P
SunMed Finance	Bank of America	Global Client Services	333 South Beaudry Avenue, Unit 5583	Los Angeles, CA 90017-1466	Yolanda Hernandez	SunMed Finance Inc.	7765-5-60348
SunMed Finance	Wells Fargo Bank		6800 Van Nuys Blvd	Van Nuys, CA 91405	Cecilia Alvarado	SunMed Finance Inc.	0288-751019

Imprest (i.e. petty cash) accounts
CCG	Point Plus Credit Union		3101 Hoover Road,	Stevens Point, WI 54481-0660	Sunrise Medical Corp	12257	Petty Cash
HHG/Mobility	First Merit		105 Court Street	Elria, OH 44035	Sunrise Medical, HHG, Inc-Mobility Products (Formerly Quickie)	0001-14045-0	General-Checking wires
HHG/Mobility	Union Bank of California	Fashion Fair Office	565 East Shaw Avenue	Fresno, CA 93710	Sunrise Medical, HHG, Inc-Sunrise Mobility Petty Cash Account	12919705	Analyzed Business Checking Summary-Petty Cash
HHG	First Security Bank			Belgrade, MT	Sunrise Medical, HHG, Inc.	164905

SCHEDULE 4(b)
TO
SECURITY AGREEMENT

Locations of Inventory
Name of Grantor	Locations of Inventory
Sunrise Medical HHG Inc.	7477 E. Dry Creek Pkwy, Longmont, CO 80503
2842 Business Park Ave., Fresno, CA 93727
100 DeVilbiss Drive, Somerset, PA. 15501
1032 N. 4th St., Baldwyn, Mississippi 38824
732 Cruiser Lane, Belgrade, MT 59714
33554 Pin Oak Parkway, Avon Lake, OH 44012
2815 Oregon St. Oshkosh, WI 54902
1401 Slate Hill Rd., Camp Hill, PA 17011
665 Independence Ave, Suite A Mechanicsburg, PA 17055
2060 Luna Rd., Suite 300, Carrollton, TX 75006
1550 Distribution Dr., Lithia Springs, GA 30057
1140 Windham Parkway, Romeoville, IL 60446
3371 E. Central Avenue, Fresno, CA 93725
Sunrise Medical CCG Inc.	5001 Joerns Drive, Stevens Point, WI 54481
DynaVox Systems Inc.	2100 Wharton Street, Suite 400, Pittsburgh, PA 15203
Sunrise Marin Holdings Inc.	2382 Faraday Avenue, Suite 200 Carlsbad, CA 92008
SunMed Finance Inc.	7477 E. Dry Creek Pkwy, Longmont, CO 80503

SCHEDULE 4(d)
TO
SECURITY AGREEMENT

Office Locations
Name of Grantor	Office Locations
Sunrise Medical HHG Inc.	7477 E. Dry Creek Pky, Longmont, CO 80503
Sunrise Medical CCG Inc.	5001 Joerns Drive, Stevens Point, WI 54481
DynaVox Systems Inc.	2100 Wharton Street, Suite 400, Pittsburgh, PA 15203
Sunrise Marin Holdings Inc.	2382 Faraday Avenue, Suite 200, Carlsbad, CA 92008
SunMed Finance Inc.	7477 E. Dry Creek Pkwy, Longmont, CO 80503

SCHEDULE 4(e)
TO
SECURITY AGREEMENT

Other Names

Other Names (Within the past 5 years only)

Name of Grantor	Other Names
Sunrise Medical HHG Inc.	Quickie Designs Inc. Jay Medical Ltd. Guardian Products Inc. DeVilbiss Healthcare Inc. Mechanical Application Designs, Inc. HHE Healthcare Consulting, LLC
Sunrise Medical CCG Inc.	Sunrise Habitat Inc. Joerns Healthcare Inc.
DynaVox Systems Inc.	Sentient Systems Technology, Inc.
Sunrise Marin Holdings Inc.
SunMed Finance Inc.

SCHEDULE 4(g)
TO
SECURITY AGREEMENT

Filing Offices
Grantor	Filing Offices
Sunrise Medical, Inc.	California Secretary of State
Delaware Secretary of State
Sunrise Medical HHG Inc.	California Secretary of State
Colorado Secretary of State
Georgia Superior Court Clerks' Cooperative Authority
Illinois Secretary of State
Mississippi Secretary of State Office of the Chancery Clerk in Lee County Office of the Chancery Clerk in Prentiss County
Montana Secretary of State
Ohio Secretary of State Office of the County Recorder in Lorain County
Pennsylvania * Department of State
South Carolina Secretary of State
Texas Secretary of State
Wisconsin Department of Financial Institutions
Sunrise Medical, CCG Inc.	California Secretary of State
Wisconsin Department of Financial Institutions
DynaVox Systems Inc.	California Secretary of State
Pennsylvania Department of State Office of the Prothonotary in Allegheny County
Sunrise Marin Holdings Inc.	California Secretary of State
SunMed Finance Inc.	California Secretary of State
Colorado Secretary of State
Delaware Secretary of State

PA is a dual filing state, but a county filing is required only when the debtor has a place of business in only one county.

EXHIBIT I TO
SECURITY AGREEMENT

FORM OF COUNTERPART

This COUNTERPART (this "Counterpart"), dated _______, is delivered pursuant to Section 18 of the Security Agreement referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Security Agreement, dated as of _______________, _____ (as it may be from time to time amended, modified or supplemented, the "Security Agreement"; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among ____________________, the other Grantors named therein, and Bankers Trust Company, as Secured Party. The undersigned by executing and delivering this Counterpart hereby becomes a Grantor under the Security Agreement in accordance with Section 18 thereof and agrees to be bound by all of the terms thereof. Without limiting the generality of the foregoing, the undersigned hereby:

(i)  authorizes the Secured Party to add the information set forth on the Schedules to this Agreement to the correlative Schedules attached to the Security Agreement;

(ii)  agrees that all Collateral of the undersigned, including the items of property described on the Schedules hereto, shall become part of the Collateral and shall secure all Secured Obligations; and

(iii)  makes the representations and warranties set forth in the Security Agreement, as amended hereby, to the extent relating to the undersigned.

[NAME OF ADDITIONAL GRANTOR]

By: ___________________________
Name:
Title:

____________________
1The Schedules to the Counterpart should include copies of all Schedules that identify collateral to be granted by the Additional Grantor.

SCHEDULE 1.1

RESTRUCTURING CHARGES

Restructuring Charges

	Planned P&L Expenses	Cumulative P&L Expenses
Fiscal 2001	$22,443,000	$22,443,000
Fiscal 2002	14,246,000	36,689,000
Fiscal 2003	19,699,000	56,388,000
Fiscal 2004	1,389,000	57,777,000
Total	$57,777,000

Restructuring Capital Expenditures

	Planned Capex	Cumulative Capex
Fiscal 2001	$4,500,000	$4,500,000
Fiscal 2002	9,300,000	13,800,000
Fiscal 2003	3,600,000	17,400,000
Fiscal 2004	0	17,400,000
Total	$17,400,000

All the above Restructuring Charges and Restructuring Capital Expenditures are consistent with the detailed plans provided to the Agent.

SCHEDULE 4.1C

CORPORATE, CAPITAL AND OWNERSHIP STRUCTURE

Capital Structure
	unaudited June 2, 2000	% of total
Total debt, per GAAP	$156,136,000	37%
Preferred stock	0	0%
Shareholders equity, per GAAP	261,655,000	63%

Total Capitalization	$417,791,000	100%

Corporate and ownership structure

The corporate ownership structure is annotated on the subsidiary organizational charts in Schedule 5.1

SCHEDULE 5.1

SUBSIDIARIES OF COMPANY

Domestic

International

SCHEDULE 5.5

REAL PROPERTY ASSETS

Owned Properties
Address	Country

1032 N. 4th St., Baldwyn, Mississippi 38824	USA
100 DeVilbiss Drive, Somerset, PA. 15501	USA
732 Cruiser Lane, Belgrade, MT 59714	USA
D-69254 Malsch/HD	Germany
Queensway, Stem Lane, New Milton, Hampshire	England
Sunrise Business Park, High Street, Wollaston, West Midlands, DY8 4PS	England
Z.I. La Planche 37210 Rochecorbon	France
Poligono Bakiola, 41, 48498 Arrankudiaga, Vizcaya (Main Address)	Spain

Leased Properties
Address	Country
5001 Joerns Drive, Stevens Point, WI 54481	USA
2842 Business Park Ave., Fresno, CA 93727	USA
2382 Faraday Ave, Suite 200 Carlsbad, CA 92008	USA
4175 Guardian St., Simi Valley, CA 93062	USA
33554 Pin Oak Parkway, Avon Lake, OH 44012	USA
2815 Oregon St. Oshkosh, WI 54902	USA
7477 E Drycreek Pky, Longmont, CO 80503	USA
3833 Redwood Hwy, San Rafael, CA 94912	USA
1401 Slate Hill Rd., Camp Hill, PA 17011	USA
665 Independence Ave, Suite A Mechanicsburg, PA 17055	USA
2060 Luna Rd., Suite 300, Carrollton, TX 75006	USA
1550 Distribution Dr., Lithia Springs, GA 30057	USA
1140 Windham Parkway, Romeoville, IL 60446	USA
2100 Wharton St., Ste 400, Pittsburgh, PA	USA
400 Arbor Lake Dr., Suite B850, Columbia, SC	USA
3371 E. Central Avenue, Fresno, CA 93725	USA
2233 Faraday Ave, Suite H&I, Carlsbad, CA 92008	USA
65 W. Easy St, #106, Simi Valley CA 93065	USA
811 S. Sherman St., Longmont, CO 80501	USA
350 Merrydale Ave., San Rafael, CA 94912	USA
237 Romina Dr., Unit 3, Concord, Ontario L4K 4V3	Canada
9633 Clement St, LaSalle, Quebec H8R 4B4	Canada
Calle 1 Poniente, #20, Ciudad Industrial Nueva, Tijuana	Mexico
Privada Misiones #110 Parque Industrial Misiones, Tijuana, 22575	Mexico
Unit 7, 15 Carrington Rd, Castle Hill NSW 2154	Australia
Zone industrielle, Route de Meslay, 37210 Parcay-Meslay	France
14-16 rue du Parc, 91330 Yerres	France
Via Riva 20, Montale, 29100 Piacenza	Italy
Luckhalde 14, CH03074 Muri b., Bern	Switzerland
Pascalbaan 3, 3439 MO, Nieuwegein	The Netherlands
Rehabsenteret, 1450 Nesoddtangen	Norway
Datavagen 65, S-436 32 Askim	Sweden
Jarfella, Kavlinge (small sales offices)	Sweden
Various storage/warehouse facilities used by Sunrise UK.	UK
Unit 7B, Westlands Indsustrial Estates, Blackburn Road	UK
Poligono Bakiola 48498 Arrankudiaga , Vizcaya (6 units) Main address	Spain

SCHEDULE 5.6

LITIGATION

None.

SCHEDULE 5.11

CERTAIN EMPLOYEE BENEFIT PLANS

  The Company has paid pension benefits to former employees in the past. The Company is no longer providing these benefits to former or retired employees and all such pension plans have been annuitized as of the Closing Date.
  The Company is currently providing a medical plan for less than 75 retired employees.

SCHEDULE 5.13

ENVIRONMENTAL MATTERS

The property that we own in Somerset, Pennsylvania (see schedule 5.5) was put on an EPA clean-up list in 1999. We are working closely with the EPA to get off the list by the end of calendar year 2000. All testing that has been conducted indicates that the site is below the actionable levels established by the EPA.

SCHEDULE 7.1

CERTAIN EXISTING INDEBTEDNESS

SCHEDULE 7.2

CERTAIN EXISTING LIENS

Debt secured by liens	Collateral pledged

Barclays ECSC Loan	All real property of Sunrise Medical Ltd. located in Stourbridge, West Midlands, England.

German mortgage	All real property of Sunrise Medical Germany located in Malsch, Germany.

Various Capital Leases	Various assets being financed by such Capital Leases including vehicles, photocopiers and other fixed assets.

Note that a lien exists against domestic receivables to secure the $40 million term loan. This loan will be repaid and these liens terminated using the proceeds of the Obligations.

SCHEDULE 7.3

CERTAIN EXISTING INVESTMENTS

Type of Investment	Borrower/Issuer	Amount

Installment loans	Various customers of the Company	Less than $15 million
Installment notes	Bentley Forbes Group	$4,245,750
Deferred consideration	Fleet Business Credit Corporation	$922,000*

* Represents the net present value as of the date of the investment

SCHEDULE 7.4

CERTAIN CONTINGENT OBLIGATIONS

Type of Investment	Borrower/Issuer	Amount

Shared loss agreement	Copelco Capital, Inc.	Less than $2,000,000*
Shared loss agreement	VGM Financial Services	Less than $1,000,000*
Shared loss agreement	DLL Financial Services	Less than $1,000,000*

* The amount of contingent liabilities under shared loss agreements fluctuates with new fundings in the ordinary course of business.